Filed pursuant to Rule 424(b)(3)
Registration No. 333-146617

PROXY STATEMENT/PROSPECTUS FOR 29,521,502 SHARES OF COMMON STOCK
___________________________________

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The boards of directors of National Penn Bancshares, Inc. and KNBT Bancorp, Inc. have each unanimously approved a merger transaction in which National Penn will acquire KNBT. Pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2007, KNBT Bancorp, Inc., referred to as KNBT, will merge with and into National Penn Bancshares, Inc., referred to as National Penn, and Keystone Nazareth Bank & Trust Company, referred to as KNBT Bank, the wholly-owned subsidiary of KNBT, will subsequently merge with and into National Penn Bank, the wholly-owned subsidiary of National Penn.

In the merger, KNBT shareholders will receive for each share of KNBT common stock they own 1.03 shares of National Penn common stock on the effective date of the merger, which reflects the 3% stock dividend paid by National Penn on September 28, 2007.  KNBT shareholders will receive cash for any fractional shares that they would otherwise receive in the merger. National Penn shareholders will continue to own their existing National Penn common shares.  National Penn estimates that it will issue approximately 29,521,502 National Penn common shares in the merger.

National Penn common stock trades on the Nasdaq Global Select Market under the trading symbol “NPBC.”  On November 5, 2007, the closing sale price of National Penn common stock was $14.52.  KNBT common stock trades on the Nasdaq Global Market under the trading symbol “KNBT.”  On November 5, 2007, the closing sale price of KNBT common stock was $14.71.  These prices will fluctuate between now and the closing of the merger.

National Penn will hold a special meeting of its shareholders to vote on the adoption of the merger agreement on December 17, 2007, at 9:00 a.m. at the National Penn office located at 2201 Ridgewood Road, Wyomissing, Pennsylvania.  KNBT will hold a special meeting of its shareholders to vote on the adoption of the merger agreement on December 17, 2007, at 9:00 a.m. at the Best Western Lehigh Valley Hotel & Conference Center, 300 Gateway Drive, Bethlehem, Pennsylvania.  We cannot complete the merger unless the holders of a majority of the votes cast by National Penn’s shareholders approve the merger agreement and the holders of a majority of the votes cast by KNBT’s shareholders approve the merger agreement.

Each of the National Penn board of directors and the KNBT board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.  All shareholders of National Penn and KNBT are invited to attend their respective special meeting in person.  However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of National Penn Bancshares, Inc. to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus.  Any representation to the contrary is a criminal offense.

The shares of National Penn Bancshares, Inc. common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

Investing in National Penn Bancshares, Inc. common stock involves risks that are described in “Risk Factors” beginning on page 13.

This joint proxy statement/prospectus is dated November 6, 2007, and is first being mailed to shareholders of National Penn and KNBT on or about November 16, 2007.

HOW TO OBTAIN MORE INFORMATION

This document provides you with detailed information about the merger agreement and the merger that will be submitted for approval at each of the National Penn and the KNBT special meetings of shareholders.  We encourage you to read this entire document carefully. This document incorporates by reference important business and financial information about each of National Penn and KNBT that is not included in or delivered with this document.  This information is available for you to review at the SEC’s public reference room located at 100 F St. N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.  You also can obtain free copies of this information by writing or calling:

Sandra L. Spayd	Michele Linsky
Corporate Secretary	Corporate Secretary
National Penn Bancshares, Inc.	KNBT Bancorp, Inc.
Philadelphia and Reading Avenues	90 Highland Avenue
Boyertown, Pennsylvania 19512	Bethlehem, Pennsylvania 18017
Telephone: (610) 369-6202	Telephone: (610) 861-5000
E-mail: slspayd@natpennbank.com	E-mail: Michele.Linsky@knbt.com

In order to obtain timely delivery of the documents, you must request the information no later than December 3, 2007.

See “Where You Can Find More Information” at page 89 and “Incorporation of Certain Information by Reference” at page 90.

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of National Penn Bancshares, Inc. will be held at 9:00 a.m., local time, on December 17, 2007 at the National Penn office located at 2201 Ridgewood Road, Wyomissing, Pennsylvania for the following purposes:

•  To consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of September 6, 2007, by and between National Penn Bancshares, Inc. and KNBT Bancorp, Inc., pursuant to which KNBT will merge with and into National Penn in which each share of KNBT common stock outstanding immediately prior to the merger would be converted into 1.03 shares of National Penn common stock, subject to adjustment as provided for in the merger agreement, and as further set forth in the merger agreement.

•               To consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies.

•               To transact such other business as may properly come before the meeting.

National Penn’s board of directors has fixed the close of business on October 26, 2007 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

Your vote is important, regardless of the number of shares you own.  Whether or not you plan to attend the special meeting, National Penn’s board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.  This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.  The approval of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast at the National Penn meeting to approve the merger agreement.  If you abstain from voting or do not vote (either in person or by proxy), it will have no effect (assuming a quorum is present at the National Penn special meeting) in determining whether the merger agreement or merger will be adopted.  If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote in person at the special meeting.

By Order of the Board of Directors,
November 16, 2007

Sandra L. Spayd
Corporate Secretary

KNBT BANCORP INC.
90 Highland Avenue
Bethlehem, Pennsylvania 18017
(610) 861-5000
_________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 17, 2007
_________________

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of KNBT Bancorp, Inc. will be held on December 17, 2007, at the Best Western Lehigh Valley Hotel & Conference Center, 300 Gateway Drive, Bethlehem, Pennsylvania at 9:00 a.m., local time, for the following purposes:

1.           to consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of September 6, 2007,  between National Penn Bancshares, Inc. and KNBT Bancorp, Inc., as described in the accompanying materials;

2.           to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the KNBT special meeting to approve and adopt the merger agreement; and

3.           to transact such other business as may properly come before the KNBT special meeting or any adjournment or postponement of the special meeting.

Attached to this notice is a joint proxy statement/prospectus relating to the proposal to be considered at the special meeting, as well as a copy of the merger agreement and other important documents.

The board of directors has fixed the close of business on October 26, 2007 as the record date for the determination of KNBT shareholders entitled to notice of and to vote at the special meeting.  Only holders of KNBT common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

KNBT’s board of directors has determined that the merger agreement is in the best interests of KNBT and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Your vote is very important.  Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote by telephone or the Internet if these options are available to you.

By Order of the Board of Directors,

Michele A. Linsky
Corporate Secretary
Bethlehem, Pennsylvania
November 16, 2007

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY	3

SUMMARY SELECTED HISTORICAL FINANCIAL DATA	7

COMPARATIVE PER SHARE DATA	12

RISK FACTORS	13

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	15

THE NATIONAL PENN SPECIAL MEETING OF SHAREHOLDERS	17
When and Where the Special Meeting will be Held	17
What Will be Voted on at the Special Meeting	17
Shareholders Entitled to Vote	17
Number of Shares that Must be Represented for a Vote to be Taken	17
Vote Required; Effect of Broker Non-Votes and Abstentions	17
Voting Agreements	17
How to Vote Your Shares	18
Changing Your Vote	18
Solicitation of Proxies and Costs	19

THE KNBT SPECIAL MEETING OF SHAREHOLDERS	20
When and Where the Special Meeting will be Held	20
What Will be Voted on at the Special Meeting	20
Shareholders Entitled to Vote	20
Number of Shares that Must be Represented for a Vote to be Taken	20
Vote Required; Effect of Broker Non-Votes and Abstentions	20
Voting Agreements	20
How to Vote Your Shares	21
Changing Your Vote	21
Solicitation of Proxies and Costs	22

THE MERGER	23
Background of the Merger	23
National Penn’s Reasons for the Merger; Recommendation of the National Penn Board of Directors	25
Opinion of National Penn’s Financial Advisor	26
KNBT’s Reasons for the Merger; Recommendation of KNBT’s Board of Directors	35
Opinion of KNBT’s Financial Advisor	37
Consideration	46
Stock Options	47
National Penn Common Stock	48
The Merger Agreement	48
Effect of the Merger	48
Effective Date	48
Representations and Warranties	48
Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement	49

i

Conduct of Business Pending the Merger	50
Conditions to the Merger	53
Amendment & Waiver	54
Termination	54
Termination Fee	55
No Solicitation of Other Transactions	56
Nasdaq Listing	57
Expenses	57
Regulatory Approvals	57
Management and Operations After the Merger	58
Employment; Severance	59
Employee Benefits	59
Interests of Management and Others in the Merger	59
Share Ownership	59
Board Positions and Compensation	60
Indemnification and Insurance	60
Stock Options	61
Restricted Stock Awards	61
Continued Employment	61
Agreements and Benefits for KNBT Key Management Employees	61
Amendments to KNBT Employment Agreements	63
Scott V. Fainor and Sandra L. Bodnyk- First Amendment to Employment Agreements	63
Eugene T. Sobol Release- Consulting and Noncompetition Agreement	63
Accounting Treatment	63
Material United States Federal Income Tax Considerations	64
General	64
Federal Income Tax Consequences of the Merger to KNBT Shareholders	65
Backup Withholding	65
Federal Income Tax Consequences of the Merger to KNBT	65
Federal Income Tax Consequences of the Merger to KNBT and KNBT Shareholders if the Merger Did Not Qualify as a Reorganization	66
Other Tax Consequences	66
Transferability of National Penn Common Stock After the Merger	67

MARKET PRICE AND DIVIDEND INFORMATION	68

UNAUDITED PRO FORMA FINANCIAL INFORMATION	70

INFORMATION WITH RESPECT TO NATIONAL PENN	76

INFORMATION WITH RESPECT TO KNBT	76

DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES	77
Common Stock	77
Dividends	77
Voting Rights	77
Pre-Emptive Rights, Redemption	78
Liquidation Rights	78

ii

Preferred Stock	78
Shareholder Rights Plan	78
Anti-Takeover Charter and Pennsylvania Law Provisions	78

COMPARISON OF RIGHTS OF HOLDERS OF KNBT AND NATIONAL PENN COMMON STOCK	81
Directors	81
Nomination	81
Election	81
Qualification	82
Removal	82
Shareholder Meetings	82
Call	82
Notice	83
Quorum	83
Required Shareholder Vote	83
General	83
Fundamental Changes	84
Amendment of Articles of Incorporation	84
Amendment of Bylaws	85
Inspection Rights	86
Shareholder Rights Plan	86
Voluntary Dissolution	86
Dissenters’ Rights	87

ADJOURNMENT	88

EXPERTS	88

LEGAL MATTERS	88

OTHER BUSINESS	88

WHERE YOU CAN FIND MORE INFORMATION	89

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	90

SHAREHOLDER PROPOSALS AND NOMINATIONS	91
National Penn	91
KNBT	92

ANNEXES

A.	Agreement and Plan of Merger, dated as of September 6, 2007, between National Penn Bancshares, Inc. and KNBT Bancorp, Inc.	A1 - 48
B.	Form of Letter Agreements between National Penn Bancshares, Inc. and directors and certain officers of KNBT Bancorp, Inc.	B1 - 5
C.	Form of Letter Agreements between KNBT Bancorp, Inc. and directors and certain officers of National Penn Bancshares, Inc.	C1 - 3
D.	Opinion of Janney Montgomery Scott LLC	D1 - 3
E.	Opinion of Sandler O’Neill & Partners, L.P.	E1 - 4

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q-1:  What is the purpose of this document?

A: This document serves as both a proxy statement of KNBT and a proxy statement and a prospectus of National Penn.  As a proxy statement, you are receiving it because the National Penn board of directors is soliciting the proxy of National Penn shareholders for use at the National Penn special meeting of shareholders and the KNBT board of directors is soliciting the proxy of KNBT shareholders for use at the KNBT special meeting of shareholders. Each meeting is being called so that shareholders can consider and vote on the adoption of the Agreement and Plan of Merger, dated as of September 6, 2007, between KNBT and National Penn whereby KNBT will merge with and into National Penn.  As a prospectus, KNBT shareholders are receiving it because National Penn is offering to exchange shares of its common stock for shares of KNBT common stock in the merger.

Q-2:  What will KNBT shareholders receive in the merger?

A: KNBT shareholders will receive 1.03 shares of National Penn common stock for each share of KNBT common stock they own, which reflects the 3% stock dividend paid by National Penn on September 28, 2007.

Q-3:  How do KNBT shareholders receive National Penn common stock for their KNBT stock?

A: After the effective date of the merger, Mellon Investor Services LLC (“Mellon”), National Penn’s exchange agent, will mail each KNBT shareholder of record a letter of transmittal.  If you hold a stock certificate for shares of KNBT common stock you must carefully review and follow the instructions from Mellon for sending your stock certificate(s) to Mellon along with your completed letter of transmittal.  See “The Merger - Consideration” beginning on page 46.

Q-4:  What are the tax consequences of the merger to each KNBT shareholder?

A: In general, for United States federal income tax purposes, since KNBT shareholders will receive solely National Penn common stock for their shares (other than cash in lieu of fractional shares), they generally will not recognize any gain or loss for United States federal income tax purposes. This tax treatment may not apply to all KNBT shareholders.

Each of National Penn’s and KNBT’s obligations to complete the merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.  Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances.  See “The Merger - Material United States Federal Income Tax Considerations,” beginning at page 64.

Q-5:  Do either National Penn or KNBT shareholders have rights to dissent from the merger?

A: No.  Under Pennsylvania law, neither KNBT shareholders nor National Penn shareholders have the right to dissent from the adoption of the merger agreement, nor to receive a payment in cash for the value of their shares of common stock.

Q-6:  Are there regulatory or other conditions to the completion of the merger?

A: Yes.  The merger must be approved by the Comptroller of the Currency, the regulator of national banks, and National Penn must receive a waiver from the Federal Reserve Bank of Philadelphia, acting under its delegated authority from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  As of the date of this joint proxy statement/prospectus, appropriate applications have been or will be filed with these regulatory authorities.  Additionally, the adoption of the merger agreement must be approved by the affirmative vote of the holders of a majority of the votes cast at the National Penn special meeting and the KNBT special meeting by the affirmative vote of the holders of a majority of the votes cast at the KNBT special meeting.

In addition, the merger will only be completed if neither KNBT nor National Penn is in material breach of any of its representations, warranties or obligations under the merger agreement and if KNBT and National Penn each receive an opinion from their respective counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986.  Completion of the merger is also subject to certain other specified conditions.  See “The Merger - Conditions to the Merger,” beginning at page 53.

Q-7:  What do the board of directors of each of National Penn and KNBT recommend?

A: The National Penn board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement. The KNBT board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” approval of the adoption of the merger agreement.

Q-8:  What do I need to do now?

A: After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the proper special meeting.  You may also vote by telephone or Internet for the National Penn special meeting or the KNBT special meeting if these options are available to you.  In addition, you may attend the National Penn or the KNBT special meeting and vote in person (if you are a shareholder), whether or not you have signed and mailed your proxy card.  If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement.

Q-9:  Can I change my vote after I have mailed my signed proxy card?

A: Yes.  There are three ways for you to revoke your proxy and change your vote.  First, you may send a later-dated, signed proxy card before the National Penn or the KNBT special meeting in person (depending on which company you are a shareholder) or you may vote on a later date by telephone or Internet (only your last Internet or telephone proxy will be voted).  Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Corporate Secretary of National Penn or KNBT (depending on which company you are a shareholder) at any time prior to the vote on the merger.  Third, you may attend the special meeting and vote in person.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-10:  What happens if my stock certificates are held in “street name” by my broker, bank or other nominee?

A: Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote.  You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q-11:  When do you expect the merger to be completed?

A: We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of National Penn shareholders, the approval of KNBT shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the first quarter of 2008.  We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

SUMMARY

This summary highlights selected information from this document.  Because this is a summary, it does not contain all of the information that may be important to you.  You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote.  We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in these materials.

The Special Meetings

National Penn special meeting to be held December 17, 2007 (see page 17)

National Penn will hold a special meeting of shareholders on December 17, 2007, at 9:00 a.m., local time, at the National Penn office located at 2201 Ridgewood Road, Wyomissing, Pennsylvania.

KNBT special meeting to be held December 17, 2007 (see page 20)

KNBT will hold a special meeting of shareholders on December 17, 2007, at 9:00 a.m., local time, at the Best Western Lehigh Valley Hotel & Conference Center, 300 Gateway Drive, Bethlehem, Pennsylvania.

National Penn record date set at October 26, 2007; one vote per share of National Penn stock (see page 17)

If you owned shares of National Penn common stock at the close of business on October 26, 2007, you are entitled to notice of, and to vote at, the special meeting.  You will have one vote at the special meeting for each share of National Penn common stock you owned on October 26, 2007.  On October 26, 2007, there were 49,135,553 shares of National Penn common stock outstanding.

KNBT record date set at October 26, 2007; one vote per share of KNBT stock (see page 20)

If you owned shares of KNBT common stock at the close of business on October 26, 2007, you are entitled to notice of, and to vote at, the special meeting.  You will have one vote at the special meeting for each share of KNBT common stock you owned on October 26, 2007.  On October 26, 2007, there were 26,527,157 shares of KNBT common stock outstanding.

The Companies

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512
(610) 367-6001
www.nationalpennbancshares.com

National Penn Bancshares, Inc. is a $5.6 billion asset financial services company operating 82 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions.  The Peoples Bank of Oxford division also operates one community office in Cecil County, Maryland.

National Penn’s financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L.L.C.; National Penn Insurance Agency, Inc.; and National Penn Leasing Company.

National Penn common stock is traded on the Nasdaq Global Select Market under the symbol "NPBC."  Additional information about National Penn is available on the company's website at http://www.nationalpennbancshares.com.

Pursuant to an Agreement of Reorganization and Merger between National Penn and Christiana Bank & Trust Company, referred to as Christiana, dated as of June 25, 2007, National Penn will acquire Christiana by a merger of an interim, direct wholly owned subsidiary of National Penn with and into Christiana.  Christiana will become a wholly owned subsidiary of National Penn, retaining its name and its status as a Delaware chartered banking corporation.  The KNBT merger is not expected to be completed until after the Christiana merger is complete, and is not subject to or conditioned on the consummation of the Christiana merger.  Christiana, headquartered in Greenville, Delaware, is listed on the OTC Bulletin Board under the symbol “CBTD.”  As of June 30, 2007, Christiana had $184.9 million in assets, $162.4 million in deposits, $2.8 billion in trust assets under administration and 58 employees.  Christiana provides personal and commercial banking, as well as trust and asset management services from locations in Greenville and Wilmington, Delaware.

KNBT Bancorp, Inc.
90 Highland Avenue
Bethlehem, Pennsylvania 18017
(610) 861-5000
www.knbt.com

KNBT Bancorp, Inc. is a Pennsylvania corporation headquartered in Bethlehem, Pennsylvania. KNBT is the registered bank holding company for Keystone Nazareth Bank & Trust Company, a Pennsylvania-chartered savings bank. In addition to a diversified range of financial products offered principally through KNBT Bank, KNBT offers an array of investment, insurance and employee benefit services through its nonbank subsidiaries. KNBT Bank operates 56 full-service branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne and Schuylkill Counties, Pennsylvania. At September 30, 2007, KNBT had total assets of $2.9 billion, total deposits of $1.9 billion, $ 826.8 million of assets under management and total shareholders’ equity of $349.7 million.  As of September 30, 2007, KNBT had approximately 675 full time employees.  KNBT’s executive offices are located at 90 Highland Avenue, Bethlehem, Pennsylvania 18017 and its telephone number is (610) 861-5000.

KNBT common stock is traded on the Nasdaq Global Market under the symbol “KNBT.” Additional information about KNBT is available on the company's website at http://www.knbt.com.

The proposed merger (see page 23)

National Penn will acquire KNBT by a merger of KNBT with and into National Penn.  KNBT Bank, a direct wholly owned subsidiary of KNBT, will also merge with and into National Penn Bank, a direct wholly owned subsidiary of National Penn.  A copy of the merger agreement is attached to this document as Annex A.  Please read the merger agreement carefully, as it is the legal document that governs the merger.

KNBT shareholders will receive shares of National Penn common stock (see page 46)

Each KNBT shareholder will receive 1.03 shares of National Penn common stock for each share of KNBT common stock owned on the effective date of the merger. This exchange ratio reflects the 3% stock dividend paid on September 28, 2007.

National Penn has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 26)

In connection with the merger, the board of directors of National Penn received the written opinion from National Penn’s financial advisor, Janney Montgomery Scott LLC, referred to as Janney, as to the fairness, from a financial point of view, of the merger.  The full text of the opinion of Janney, dated as of September 6, 2007, is included in this document as Annex D.  We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Janney.  The opinion of Janney is directed to National Penn’s board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter relating to the proposed transaction.  Janney will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

KNBT has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 37)

In connection with the merger, the board of directors of KNBT received the written opinion from KNBT’s financial advisor, Sandler O’Neill & Partners, L.P., referred to as Sandler O’Neill, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of KNBT common stock.  The full text of the opinion of Sandler O’Neill, dated as of September 6, 2007, is included in this document as Annex E.  We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill.  The opinion of Sandler O’Neill is directed to KNBT’s board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be received in the merger, or any other matter relating to the proposed transaction.  Sandler O’Neill will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Approval of a majority of votes cast by National Penn shareholders entitled to vote at the special meeting is required for approval of the adoption of the merger agreement (see page 17)

The approval of the adoption of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by shareholders of National Penn common stock at the special meeting.  The approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by shareholders of National Penn common stock.  Each holder of shares of National Penn common stock outstanding on the record date will be entitled to one vote for each share held of record.  Assuming a quorum under Pennsylvania law is present, abstentions and broker non-votes do not count as votes cast and thus will have no effect on whether the merger agreement is adopted.

Approval of a majority of votes cast by KNBT shareholders entitled to vote at the special meeting is required for approval of the adoption of the merger agreement (see page 20)

The approval of the adoption of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by shareholders of KNBT common stock at the special meeting.  The approval of the proposal to adjourn the meeting, if necessary, to solicit additional proxies will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast by shareholders of KNBT common stock.  Each holder of shares of KNBT common stock outstanding on the record date will be entitled to one vote for each share held of record.  Assuming a quorum under Pennsylvania law is present, abstentions and broker non-votes do not count as votes cast and thus will have no effect on whether the merger agreement is adopted.

National Penn and KNBT directors and certain executive officers have agreed to vote in favor of the merger (see pages 17 and 20, respectively)

On October 26, 2007, the directors and certain executive officers of National Penn had sole or shared voting power over 1,221,334 shares, or 2.49%, of the outstanding shares of National Penn common stock and 2,699,546 shares, or approximately 5.49%, of the fully diluted shares of National Penn common stock.  These directors and officers of National Penn have agreed with KNBT to vote these shares of National Penn common stock in favor of approving the adoption of the merger agreement.

As of October 26, 2007, the directors and certain executive officers of KNBT had sole or shared voting power over 1,403,483 shares, or 5.29%, of the outstanding shares of KNBT common stock and 2,738,259 shares, or approximately 9.55%, of the fully diluted shares of KNBT common stock.  These directors and officers of KNBT have agreed with National Penn to vote these shares of KNBT common stock in favor of approving the adoption of the merger agreement.

On the record date, National Penn’s directors and executive officers, and their immediate family members and entities they control, do not own any shares of KNBT common stock, other than one executive officer of National Penn who holds 1,000 shares of KNBT common stock.  National Penn does not hold any shares of KNBT common stock indirectly through one of its subsidiaries and holds no shares of KNBT common stock other than shares held in a fiduciary capacity for others, if any.

On the record date, KNBT’s directors and executive officers, and their immediate family members and entities they control, do not own any shares of National Penn common stock, other than one executive officer of KNBT who holds 121 shares of National Penn common stock.  KNBT does not hold any shares of National Penn common stock indirectly through one of its subsidiaries and holds no shares of National Penn common stock other than shares held in a fiduciary capacity for others, if any.

National Penn and KNBT directors and management may have interests in the merger that differ from your interests (see page 59)

The directors and executive officers of each of National Penn and KNBT may be deemed to have interests in the merger as directors and employees that are different from or in addition to yours as a National Penn or KNBT shareholder.  These interests include, among others, provisions in the merger agreement regarding National Penn and the National Penn Bank boards and new KNBT regional board positions, as well as amended employment agreements for two KNBT executive officers, a release, consulting and noncompetition agreement for one KNBT executive officer, indemnification, insurance, substitute stock options, accelerated vesting of restricted stock awards and eligibility to participate in various National Penn employee benefit plans.

Each of National Penn’s and KNBT’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement.

We may amend or terminate the merger agreement (see pages 54 and 55)

The parties may amend the merger agreement by written agreement.  The parties may do so to a certain extent without shareholder approval, even if the shareholders have already approved the merger agreement.

The merger agreement may be terminated at any time before the merger is completed by mutual consent of the parties.  Each party may unilaterally terminate the agreement in specified circumstances.  These include a failure to complete the merger by June 30, 2008, unless the terminating party’s breach is the reason the merger has not been completed.

The KNBT board of directors may also terminate the merger agreement if it concludes that it must accept an alternative acquisition proposal in order to comply with its fiduciary duties, which termination will result in a payment of $20,000,000 to National Penn.  See “The Merger - Termination Fee” beginning on page 55.

Rights of National Penn shareholders differ from those of KNBT shareholders (see page 81)

When the merger is completed, KNBT shareholders will receive National Penn common stock as consideration in the merger will automatically become National Penn shareholders.  The rights of National Penn shareholders differ from the rights of KNBT shareholders in important ways.  Many of these differences relate to provisions in National Penn’s articles of incorporation and bylaws that differ from those of KNBT’s articles of incorporation and bylaws.  Some of these provisions are intended to make a takeover of National Penn harder if National Penn’s board of directors does not approve it.

Comparative market value per share

The table below shows the last sale price of National Penn common stock, KNBT common stock and the equivalent price per share of KNBT common stock on September 6, 2007 (the last full trading day prior to announcement of the execution of the merger agreement) and on November 5, 2007 (the last full trading day prior to the date of these materials).  This exchange ratio is subject to adjustment based upon the occurrence of certain events as more fully described in “The Merger - Consideration” beginning on page 46.

	September 6, 2007	November 5, 2007
National Penn	$17.31 (1)	$14.52
KNBT	$14.37	$14.71
Equivalent Price Per Share of KNBT Common Stock	$17.83	$14.96

(1) As adjusted to reflect a 3% stock dividend paid on September 28, 2007.

Because the exchange ratio is subject to adjustment in limited circumstances, including if National Penn declares any additional stock dividends or effects a stock split or reverse stock split, and the market price of National Penn common stock will fluctuate prior to the merger, the pro forma equivalent price per share of KNBT common stock will also fluctuate prior to the merger.  You will not know the final equivalent price per share of KNBT common stock when you vote on the merger.  This information relates to the value of shares of KNBT common stock that will be converted into shares of National Penn common stock in the merger.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

We are providing the following information to help you analyze the financial aspects of the merger.  We derived this information from National Penn’s and KNBT’s audited financial statements for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002.  We derived the following selected unaudited historical data for the nine months ended September 30, 2007 and 2006 from National Penn’s and KNBT’s unaudited interim consolidated financials.  The interim information includes, in the opinion of National Penn and KNBT management, all adjustments (consisting of normal, recurring adjustments) necessary for fair presentation of such information.  This information is only a summary, and you should read it in conjunction with National Penn’s and KNBT’s historical financial statements and the related notes contained in the annual and quarterly reports and other documents that National Penn and KNBT have filed with the Securities and Exchange Commission, referred to as the SEC, and incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information” beginning on page 89.  You should not rely on the historical information as being indicative of results expected for any future interim period.

National Penn

(Dollars in thousands, except per share data)						As of and for the Nine Months Ended
						September 30,
	As of and for the Year Ended December 31,					(unaudited)
	2006	2005	2004	2003	2002	2007	2006
BALANCE SHEET DATA (1)
Total assets (2)	$5,452,288	$4,603,389	$4,481,094	$3,514,457	$2,860,084	$5,763,931	$5,347,548
Total deposits	3,825,633	3,309,046	3,143,193	2,435,296	1,925,964	3,927,823	3,772,102
Loans and leases, net (3)	3,573,631	2,993,744	2,816,849	2,221,434	1,744,829	3,730,507	3,535,919
Total investmentsecurities (2)	1,261,882	1,091,714	1,189,803	934,375	650,930	1,420,413	1,199,932
Total shareholders'equity (2)	542,869	447,668	430,426	319,696	224,182	554,322	528,104
STATEMENT OF INCOME (1), (4)
Total interest income	$302,185	$242,586	$198,775	$165,648	$163,178	$248,971	$222,809
Total interest expense	148,826	93,937	60,493	51,099	61,098	133,462	106,814
Net interest income	153,359	148,649	138,282	114,549	102,080	115,509	115,995
Provision for loan andlease losses	2,541	3,200	4,800	9,371	13,585	4,032	1,701
Net interest incomeafter provision
for loan and leaselosses	150,818	145,449	133,482	105,178	88,495	111,477	114,294
Other income	66,867	57,016	46,774	41,285	36,550	52,742	47,466
Other expenses (2)	133,331	125,064	119,229	104,344	83,126	101,929	98,488
Income beforeincome taxes (2)	84,354	77,401	61,027	42,119	41,919	62,290	63,272
Income taxes	20,245	18,921	14,243	8,238	8,303	13,766	15,534
Net income fromcontinuing operations (2)	64,109	58,480	46,784	33,881	33,616	48,524	47,738
Net income fromdiscontinued operations	-	-	-	8,621	2,060	-	-
Net income (2)	$64,109	$58,480	$46,784	$42,502	$35,676	$48,524	$47,738
Cash dividends paid	$31,039	$27,973	$25,199	$21,234	$17,664	$24,180	$23,038
Dividend payout ratio (2)	48.42%	47.83%	53.86%	49.96%	49.51%	49.83%	48.26%
Return on averageassets (2)	1.24%	1.29%	1.04%	1.21%	1.25%	1.17%	1.25%
Return on averageshareholders' equity (2)	12.64%	13.39%	12.93%	15.88%	17.09%	11.94%	12.78%
Return on averagetangible equity* (2)	27.06%	25.49%	23.53%	21.30%	18.99%	24.72%	27.34%
PER SHARE DATA (5)
Basic earnings (2)
Income from continuing operations	$1.31	$1.27	$1.08	$0.86	$0.93	$0.98	$0.98
Discontinued operations	-	-	-	0.22	0.06	-	-
Net Income	$1.31	$1.27	$1.08	$1.08	$0.99	$0.98	$0.98
Diluted earnings (2)
Income from continuing operations	$1.29	$1.25	$1.06	$0.84	$0.92	$0.97	$0.96
Discontinued operations	-	-	-	0.21	0.05	-	-
Net Income	$1.29	$1.25	$1.06	$1.05	$0.97	$0.97	$0.96
Book value per share (2)	$10.99	$9.73	$9.41	$7.94	$6.22	$11.28	$10.74
Dividends paid in cash	$0.629	$0.608	$0.585	$0.538	$0.488	$0.488	$0.467
Dividends paid instock	3%	5- for- 4 split	5- for-4 split	5%	5%	3%	3%

(1)	Balances have been restated for the sale in 2003 of Panasia Bank, N.A. which is being presented as discontinued operations.
(2)	Reflects the adoption of FAS 123(R) under the modified retrospective method.
(3)	Includes loans held for sale.

(4)
Results of operations are included for the Nittany Bank acquisition for the period January 26, 2006 through December 31, 2006, the People's Bank of Oxford acquisition for the period July 1, 2004 through December 31, 2004, the HomeTowne Heritage Bank acquisition for the period December 12, 2003 through December 31, 2003 and the FirstService Bank acquisition for the period February 25, 2003 through December 31, 2003.

(5)	Restated to reflect 3% stock dividends paid in September 2007 and 2006, 5-for-4 stock splits paid in 2005 and 2004, and 5% stock dividendspaid in 2003 and 2002.

* Reconciliation Table for Non-GAAP Financial Measure - Return on Average Tangible Equity:

Return on average shareholders' equity	12.64%	13.39%	12.93%	15.88%	17.09%	11.94%	12.78%
Effect of goodwill and intangibles	14.42%	12.10%	10.60%	5.42%	1.90%	12.78%	14.56%
Return on average tangible equity	27.06%	25.49%	23.53%	21.30%	18.99%	24.72%	27.34%

Non-GAAP Financial Measure - Return on Average Tangible Equity

Return on average tangible equity is supplemental financial information determined by a method other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  National Penn’s management uses this non-GAAP measure in its analysis of National Penn’s performance.  Annualized net income return on average tangible equity excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity.  Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution.  Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.  This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

KNBT
	As of and for the Year Ended December 31,					As of and for the Nine Months Ended September 30, (unaudited)
(Dollars in thousands, except per share data)	2006	2005	2004	2003(1)	2002	2007	2006
Consolidated Summary of Income
Interest income	$148,421	$132,150	$97,291	$59,063	$59,479	$112,570	$110,702
Interest expense	75,557	58,619	33,446	21,061	26,416	60,472	55,470
Net interest income	72,864	73,531	63,845	38,002	33,063	52,098	55,232
Provision for loan losses	3,329	2,780	4,308	2,951	111	1,458	2,315
Total non-interest income	42,071	26,426	15,434	9,048	8,814	26,148	29,702
Total non-interest expense (2)	77,904	67,195	52,699	55,119	24,568	59,034	58,117
Income (loss) before income taxes (benefit)	33,702	29,982	22,272	(11,020)	17,198	17,754	24,502
Income taxes (benefit)	10,099	9,156	4,666	(5,264)	5,188	6,153	7,205
Net income (loss) (2)	$23,603	$20,826	$17,606	$(5,756)	$12,010	$11,601	$17,297

Net income per share – diluted (3)	$0.87	$0.71	$0.60	N/M	N/M	$0.44	$0.63
Net income per share - basic (3)	$0.87	$0.72	$0.61	N/M	N/M	$0.45	$0.63
Cash dividends declared per share (3)	$0.31	$0.24	$0.15	-	-	$0.28	$0.23
Consolidated Balance Sheet Data
Total assets	$2,898,827	$3,081,810	$2,419,198	$1,941,973	$1,015,906	$2,873,476	$2,926,763
Investment securities available-for-sale	858,854	1,119,273	1,057,109	734,087	294,150	646,121	878,486
Investment securities held to maturity	33,532	47,368	56,586	-	-	28,710	34,741
Loans receivable, net	1,603,122	1,465,764	1,002,741	882,166	555,526	1,800,896	1,574,022
Mortgage loans held-for-sale	1,994	556	718	4,677	23,796	900	2,264
Deposits	1,907,547	1,852,251	1,323,053	1,289,410	771,825	1,922,600	1,886,636
Securities sold under agreements to repurchase	45,296	76,932	22,643	24,550	8,904	188,363	46,513
FHLB advances	519,161	705,125	660,674	207,153	113,500	367,025	568,861
Subordinated debentures	38,406	38,872	15,464	15,000	-	15,464	38,525
Shareholders' equity/retained earnings	356,026	376,552	377,354	389,080	111,049	349,704	349,715
Book value per share	13.52	13.19	13.33	13.20	n/a	13.81	13.29
Full service offices	57	58	41	41	19	56	57
Selected Consolidated Ratios
Net income (loss) to:
Average total assets	0.79%	0.73%	0.81%	(0.46)%	1.25%	0.54%	0.77%
Average equity	6.63%	5.37%	4.57%	(3.58)%	11.46%	4.34%	6.46%
Net interest margin	2.84%	2.96%	3.40%	3.49%	3.66%	2.79%	2.86%
Efficiency ratio (4)	65.94%	64.66%	63.39%	117.15%	58.67%	73.50%	66.43%
Equity to assets (5)	12.28%	12.22%	15.62%	20.05%	10.93%	12.17%	11.95%
Tier 1 capital to average assets (leverage) (5)	9.77%	9.84%	14.66%	19.39%	10.78%	8.79%	9.35%
Tier 1 risk-based capital ratio (5)	13.96%	16.07%	24.88%	32.51%	18.19%	11.84%	13.68%
Total risk-based capital ratio (5)	14.83%	16.95%	25.64%	33.24%	18.19%	12.73%	14.54%

(1)
On October 31, 2003, KNBT completed the mutual-to-stock conversion of Keystone Nazareth Bank & Trust Company (formerly Keystone Savings Bank) and the related subscription stock offering and the acquisition of First Colonial Group, Inc.

(2)
Included in the non-interest expenses for the year ended December 31, 2003 are a  $16.2 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group, Inc.

(3)	Per share data is not included for 2003 because no shares were issued prior to November 2003.
(4)
The calculation of the efficiency ratio for 2003 includes the effect of the $16.2 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group, Inc.

(5)	Ratios for 2007-2003 are for KNBT. Ratios for 2002 are for Keystone Nazareth Bank & Trust Company (formerly Keystone Savings Bank).

Selected Consolidated Unaudited Pro Forma Financial Information

The following table shows information about National Penn’s financial condition and results of operations, including per share data, after giving effect to the merger with KNBT.  This information is called pro forma financial information in this document.  The table sets for the information as if the mergers had become effective on September 30, 2007 with respect to balance sheet data, and on January 1, 2007 and on January 1, 2006, respectively, with respect to income statements for the periods ended September 30, 2007 and December 31, 2006, respectively.  This pro forma financial information assumes that the mergers are each accounted for using the purchase method of accounting and represent a current estimate based on available information of the combined companies’ results of operations.  The pro forma financial information includes adjustments to record the assets and liabilities of KNBT at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. This historical per share information for National Penn and the exchange ratio have been adjusted for the 3% stock dividend paid by National Penn on September 28, 2007.

The unaudited pro forma financial information does not include the financial information of Christiana because inclusion of that financial information would not be materially significant to the financial information presented.

This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of National Penn and KNBT and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this document.  See “Unaudited Pro Forma Financial Information” beginning on page 70 and “Where You Can Find More Information” beginning on page 89.  The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors, that may result as a consequence of the mergers and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

(Dollars in thousands, except per share data)	As of and for the Nine Months Ended	As of and for the Year Ended
	September 30, 2007	December 31, 2006
INCOME STATEMENT DATA

Total interest income	$365,093	$455,246
Net interest income	166,721	225,030
Net interest income after provision for loan and lease losses	161,231	219,160
Noninterest income	78,890	108,938
Net income	$59,282	$86,505
Earnings per share:
Basic	$0.78	$1.13
Diluted	$0.77	$1.11
Dividends per share	$0.40	$0.52

BALANCE SHEET DATA

Total assets	$8,718,460
Total deposits	5,844,643
Loans and leases, net (1)	5,508,777
Total investment securities	2,118,529

(1) Includes loans held for sale

COMPARATIVE PER SHARE DATA

We have summarized the per share information for National Penn and KNBT on a historical pro forma combined and equivalent pro forma basis. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents National Penn and KNBT have filed with the SEC.  See “Where You Can Find More Information” beginning on page 89.

The following table reflects the merger of National Penn and KNBT as if the merger had taken place as of the beginning of the earliest period presented using the purchase method of accounting.

The per share data is not necessarily indicative of the operating results that National Penn would have achieved had it completed the mergers as of the beginning of the periods presented and should not be considered as representative of future operations.

	As of and for the Year Ended	As of and for the Nine Months Ended
	December 31, 2006	September 30, 2007
Earnings Per Common Share (2)

Basic
National Penn historical	$1.31	$0.98
KNBT historical	$0.87	$0.45
Pro forma combined	$1.13	$0.78
Equivalent pro forma for one share
of KNBT common stock (1)	$1.16	$0.80

Diluted
National Penn historical	$1.29	$0.97
KNBT historical	$0.87	$0.44
Pro forma combined	$1.11	$0.77
Equivalent pro forma for one share
of KNBT common stock (1)	$1.14	$0.79

Cash Dividends Declared Per Common Share(2)
National Penn historical	$0.63	$0.49
KNBT historical	$0.31	$0.28
Pro forma combined	$0.51	$0.40
Equivalent pro forma for one share
of KNBT common stock (1)	$0.53	$0.41

Book Value Per Common Share(2)
National Penn historical	$10.99	$11.28
KNBT historical	$13.52	$13.81
Pro forma combined	$13.05	$13.10
Equivalent pro forma for one share
of KNBT common stock (1)	$13.44	$13.49

(1)
National Penn - KNBT pro forma amounts are calculated using an exchange ratio of 1:1.03. We calculated the KNBT equivalent information by multiplying the pro forma combined per share amounts by an exchange ratio of 1:1.03.

(2)	National Penn information is adjusted to reflect a 3% stock dividend paid on September 28, 2007.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, National Penn and KNBT shareholders should carefully consider the matters described below to determine whether to approve the adoption of the merger agreement and thereby approve the merger.

Risks related to the merger

The value of the shares of National Penn common stock that KNBT shareholders receive upon the consummation of the merger may be less than the value of shares of National Penn or KNBT common stock as of the date the merger agreement was entered into or the date of the special meetings.

The exchange ratio in the merger agreement is fixed and will not be adjusted in the event of any change in the stock prices of National Penn or KNBT prior to the merger.  There also may be a period of time between the date when shareholders of each of National Penn and KNBT vote on the merger agreement and the date when the merger is completed.  The relative prices of National Penn and KNBT common stock may vary between the date of this joint proxy statement/prospectus, the dates of the special meetings, and the date of completion of the merger. The market price of National Penn and KNBT common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations.  Many of these factors are beyond the control of National Penn or KNBT, and are not necessarily related to a change in the financial performance or condition of National Penn or KNBT.  As National Penn and KNBT market share prices fluctuate, based on numerous factors, the value of the shares of National Penn common stock that a KNBT shareholder will receive will correspondingly fluctuate.  In addition, it is impossible to predict accurately the market price of National Penn common stock after completion of the merger.  Accordingly, the prices of National Penn and KNBT common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of National Penn common stock after the merger is completed.

The merger will result in reduced ownership and control by KNBT shareholders.

Assuming that no holders of options to purchase KNBT common stock exercise their options prior to the merger, KNBT shareholders will own approximately 35% of the outstanding shares of National Penn common stock following the merger.  As a result, KNBT shareholders will have less control over the affairs of National Penn after the merger than they had with respect to KNBT prior to the merger.

The merger agreement limits KNBT’s ability to pursue alternatives to the merger with National Penn.

The merger agreement contains terms and conditions that make it more difficult for KNBT to engage in a business combination with a party other than National Penn. Subject to limited exceptions, KNBT is required to convene a special meeting and KNBT’s board of directors is required to recommend approval of the merger agreement.  If the KNBT board of directors determines to accept an acquisition proposal from a competing third party and terminate the merger agreement consistent with its terms, KNBT would be obligated to pay a $20,000,000 termination fee to National Penn. The obligations of KNBT and the termination fee might discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by National Penn.  Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed to acquire KNBT.

If the merger does not occur by June 30, 2008, National Penn and KNBT may choose not to proceed with the merger.

Either National Penn or KNBT may terminate the merger agreement if the merger has not been completed by June 30, 2008, unless failure to complete the merger is caused by National Penn’s or KNBT’s breach of the merger agreement.  Completion of the merger is subject to various conditions including shareholder approval, compliance with the merger agreement, and various regulatory compliance requirements.  Some conditions to completion of the merger may still exist following the dates of the special meetings to approve the merger agreement.  We cannot assure you that all conditions to the merger will have been satisfied by June 30, 2008 to enable the merger to proceed.

Failure to complete the merger in certain circumstances could require KNBT to pay a Termination Fee.

If the merger should fail to occur in certain circumstances that relate to a possible combination of KNBT with another acquirer, KNBT could be obligated to pay National Penn $20,000,000 as a termination fee.  See “The Merger - Termination Fee,” beginning at page 55.

Directors and officers of KNBT have interests in the merger that differ from the interests of other shareholders.

When considering the recommendation of KNBT’s board of directors, you should be aware that some executive officers and directors of KNBT have interests in the merger that are somewhat different from your interests.  For example, certain executive officers have entered into agreements that provide benefits or will receive benefits upon completion of the merger.  In addition, five of KNBT’s directors will become directors of National Penn upon completion of the merger.  These agreements may create potential conflicts of interest.  These and certain other additional interests of KNBT’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it as a shareholder.  See “The Merger-Interests of Management and Others in the Merger” beginning on page 59.

National Penn may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, National Penn’s ability to realize anticipated cost savings and revenue enhancements and to combine the businesses of National Penn and KNBT in a manner that permits growth opportunities to occur and that does not materially disrupt the existing customer relationships of National Penn and KNBT and their subsidiaries or result in decreased revenues resulting from any loss of customers.  If National Penn is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

National Penn and KNBT have operated and, until the completion of the merger, will continue to operate, independently.  It is possible that the integration process, including possible relocation of systems, personnel, business units or operations, could result in the loss of key employees, the disruption of National Penn’s or KNBT’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect National Penn’s and KNBT’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The market price of shares of National Penn’s common stock may be affected by factors which are different from those affecting shares of KNBT common stock.

Some of National Penn’s current businesses and markets differ from those of KNBT and, accordingly, the results of operations of National Penn after the merger may be affected by factors different from those currently affecting the results of operations of KNBT.  For a discussion of the businesses of National Penn and KNBT and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 89.

National Penn’s pending acquisition of Christiana Bank & Trust Company could adversely affect the successful integration of National Penn’s and KNBT’s businesses.

National Penn has entered an Agreement of Reorganization and Merger with Christiana Bank & Trust Company, a Delaware chartered banking corporation with approximately $184.9 million in assets as of June 30, 2007, providing for Christiana to be become a wholly owned subsidiary of National Penn.  Comparable to all of National Penn’s prior mergers and acquisitions, the Christiana transaction is an incremental or “fill-in” acquisition, while National Penn considers the KNBT transaction to be a “strategic merger” intended to result in a more formidable competitor than either National Penn or KNBT could have become on a stand-alone basis.

The timing of the Christiana merger, and the need to plan for the successful integration of National Penn and Christiana, could divert National Penn management’s attention from the effort to integrate the businesses of National Penn and KNBT and impair the success of this integration effort.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This document, including information incorporated by reference in this document, contains forward-looking information about National Penn, KNBT and the combined operations of National Penn and KNBT after the merger that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies and their subsidiaries. National Penn and KNBT caution readers not to place undue reliance on these statements.

National Penn’s and KNBT’s businesses and operations, as well as their combined business and operations following the merger, are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, their actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:

•  A continued flat or inverted interest rate yield curve may increase funding costs and reduce interest margins, and may adversely affect business volumes.

•               Competitive pressures may increase significantly and have an adverse effect on National Penn’s and KNBT’s product pricing, including loan pricing, adversely affecting National Penn’s and KNBT’s interest margins.  Competitors with substantially greater resources may enter product market, geographic or other niches served by National Penn and/or KNBT prior to or following the merger.  Customers may substitute competitors’ products and services for National Penn’s and KNBT’s products and services, due to price advantage, technological advantages, or otherwise.

•  The merger between National Penn and KNBT may fail to occur or the synergies and cost savings expected to result from that merger may not be fully realized or realized as quickly as expected; revenues and loan growth may be lower than expected; and loan losses, deposit attrition, operating costs, customer and key employee losses, and business disruption may be greater than expected.

•               After the merger, National Penn and KNBT may be unable to differentiate themselves from their competitors by a higher level of customer service, as intended by National Penn’s business strategy and other marketing initiatives.

•               Expansion of National Penn’s and KNBT’s products and services offerings may take longer, and may meet with more effective competitive resistance from others already offering such products and services, than expected.

•               New product development by new and existing competitors may be more effective, and take place more quickly, than expected.

•               Geographic expansion may be more difficult, take longer, and present more operational and management risks and challenges, than expected.

•               Business development in newly entered geographic areas, including those entered by the merger, may be more difficult, and take longer, than expected.

•               National Penn and KNBT may be less effective than expected in cross-selling their various products and services and in utilizing alternative delivery systems such as the Internet.

•               Projected business increases following the merger, new product development, geographic expansion, and productivity and investment initiatives may be lower than expected, and recovery of associated costs may take longer than expected.

•               National Penn and KNBT may be unable to retain key executives and other key personnel due to intense competition for such persons or otherwise.

•               Growth and profitability of National Penn’s and KNBT’s non-interest income or fee income may be less than expected.

•               General economic or business conditions, either nationally or in the regions in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, or a decision to reevaluate staffing levels or to divest one or more lines of business.

•               Costs, difficulties or delays related to the integration of businesses or systems of National Penn and KNBT may be greater than expected.

•               Technological changes, including systems conversions and integration, may be more difficult to make or more expensive than expected or present unanticipated operational issues.

•               Maintaining information security, and dealing with any breach of information security, may be more difficult and expensive than expected and may present operational or reputational risks.

•               Legislation or regulatory changes, including without limitation, changes in laws or regulations on competition, industry consolidation, development of competing financial products and services, changes in accounting rules, practices and interpretations by regulatory authorities, changes in or additional customer privacy and data protection requirements, and intensified regulatory scrutiny of National Penn and the financial services industry in general, may adversely affect the combined company’s costs and business.

•               Market volatility may continue or increase in the securities markets.

•  In the current environment of increased investor activism, including hedge fund investment policies and practices, shareholder concerns or actions due to stock price changes of financial services companies, including National Penn and KNBT, may require increased management/board attention, efforts and commitments, deferring or decreasing the focus on business development and operations.

•               A downward movement in real estate values could adversely affect National Penn’s and KNBT’s asset quality and earnings.

•               Repurchase obligations with respect to real estate mortgages sold in the secondary market could adversely affect National Penn’s earnings.

•  There may be unanticipated regulatory rulings or developments.

•               Changes in consumer spending and savings habits could adversely affect National Penn’s and KNBT’s business.

•               Negative publicity with respect to any National Penn and/or KNBT product or service, whether legally justified or not, could adversely affect the combined company’s reputation and business.

•               Various domestic or international military or terrorist activities or conflicts may have a negative impact on National Penn’s and KNBT’s businesses.

•               The merger may not result in the anticipated revenue enhancements, cost savings, business development and growth, and other benefits.

•               National Penn and KNBT may be unable to successfully manage the foregoing and other risks and to achieve their current short-term and long-term business plans and objectives.

•  National Penn’s coordination of two mergers occurring at approximately the same time may distract the attention of National Penn’s management.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  National Penn and KNBT caution readers not to place undue reliance on such statements.  The foregoing review of important factors should be read in conjunction with the “Risk Factors” section beginning on page 13, and the other cautionary statements and risk factors included in National Penn’s and KNBT’s annual and quarterly reports filed with the SEC.  Neither National Penn nor KNBT makes any commitment to publicly release any revision to any forward-looking statements to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

THE NATIONAL PENN SPECIAL MEETING OF SHAREHOLDERS

When and Where the Special Meeting Will be Held

National Penn will hold a special meeting of its shareholders at the National Penn office located at 2201 Ridgewood Road, Wyomissing, Pennsylvania, Pennsylvania, at 9:00 a.m., local time, on December 17, 2007.

What Will be Voted on at the Special Meeting

At the special meeting, National Penn shareholders will:

•               Consider and vote upon a proposal to approve the adoption of the merger agreement;

•               Consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies; and

•               Transact such other business as may properly come before the meeting.

Shareholders Entitled to Vote

National Penn has set October 26, 2007 as the record date to determine which National Penn shareholders will be entitled to vote at the special meeting.  Only National Penn shareholders at the close of business on this record date will be entitled to receive notice of, and to vote at, the special meeting.  As of the record date, there were 49,135,553 shares of National Penn common stock outstanding and entitled to be voted at the special meeting, held by approximately 4,903 shareholders of record.  Each holder of shares of National Penn common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum, a majority of the total outstanding shares of National Penn common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•               Shares of National Penn common stock held by persons attending the National Penn special meeting, whether or not they are voting, and

•               Shares of National Penn common stock for which National Penn has received proxies, including proxies with respect to which holders of those shares have abstained from voting or not directed a vote.

Vote Required; Effect of Broker Non-Votes and Abstentions

Approval of the adoption of the merger agreement and the adjournment proposal each requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote at the special meeting.  Abstentions and broker non-votes do not count as votes cast and will have no effect on whether the merger agreement is adopted.

Voting Agreements

The directors and certain executive officers of National Penn have agreed with KNBT to vote all their respective shares of National Penn common stock for which they have voting power in favor of approving the adoption of the merger agreement.  On October 26, 2007, the directors and certain executive officers of National Penn had sole or shared voting power over 1,221,334 shares, or approximately 2.49%, of the outstanding shares of National Penn common stock and 2,699,546 shares, or approximately 5.49%, of the fully diluted shares of National Penn common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements.  However, the directors and executive officers of National Penn may be deemed to have interests in the merger as directors and certain executive officers that are different from or in addition to those of other National Penn shareholders.  See “The Merger - Interests of Management and Others in the Merger” beginning on page 59.  KNBT required that such agreements be executed as a condition to KNBT’s entering into the merger agreement.

How to Vote Your Shares

The National Penn board of directors is soliciting proxies from the National Penn shareholders.  This will give National Penn shareholders an opportunity to vote at the National Penn special meeting.  When a National Penn shareholder delivers a valid proxy, the shares represented by that proxy will be voted by the proxy holder in accordance with the shareholder’s instructions.  If a National Penn shareholder does not vote either by proxy, by telephone or Internet voting, or by attending the National Penn special meeting and voting in person, it will have no effect on the determination of whether the adoption of the merger agreement is approved.  If a National Penn shareholder votes by proxy but make no specification on the shareholders proxy card that the shareholder has otherwise properly executed the proxy, the proxy holder will vote the shares “FOR” approval of the adoption of the merger agreement.

Shareholders of record may vote by mail, by telephone, via the Internet or by attending the National Penn special meeting and voting in person.  National Penn’s telephone and Internet voting procedures are designed to authenticate shareholders.  The telephone and Internet voting facilities for record holders will close at 9 a.m., local time, on December 17, 2007.

•               Voting by Telephone:  You can vote your shares by telephone by calling the toll-free telephone number on your proxy card.  Telephone voting is available 24 hours a day.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  If you vote by telephone, you do not need to return your proxy card.

•               Voting via the Internet:  You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site.  Internet voting is available 24 hours a day.  As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.  If you vote via the Internet, you do not need to return your proxy card.

•               Voting by Mail:  If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

Participants in the National Penn Bancshares Inc. Capital Accumulation Plan (the “Plan”) will receive an additional voting instruction card for the common stock owned through this plan.  This voting instruction card will serve as your voting instructions for the trustee of the Plan, and the common stock will be voted as you instruct.  If no instructions are given, the shares will be voted by the trustee in accordance with the terms of the Plan and applicable law.  The deadline for voting your shares pursuant to the Plan is midnight, local time, on December 12, 2007. Please be sure to vote all proxy and/or voting instruction cards you receive.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Changing Your Vote

Any National Penn shareholder may revoke a proxy at any time before or at the special meeting in one or more of the following ways:

•               Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to the Secretary of National Penn;

•               Submitting a later-dated proxy prior to the vote at the special meeting; or

•               Voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•               Attending the special meeting and voting in person.

A National Penn shareholder should send any written notice of revocation or subsequent proxy to National Penn Bancshares, Inc., Attention: Sandra L. Spayd, or hand deliver the notice of revocation or subsequent proxy to Sandra L. Spayd before the taking of the vote at the special meeting.  Attendance at the special meeting will not, by itself, constitute a revocation of a proxy.

Solicitation of Proxies and Costs

National Penn will pay the costs of soliciting proxies from its shareholders.  In addition to solicitation by mail, directors, officers and employees acting on behalf of National Penn may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication.  National Penn will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.  National Penn will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and National Penn will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.  National Penn has also engaged Mellon, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $7,500 plus per item and out-of-pocket expenses.

THE KNBT SPECIAL MEETING OF SHAREHOLDERS

When and Where the Special Meeting Will be Held

KNBT will hold a special meeting of its shareholders at the Best Western Lehigh Valley & Conference Center located at 300 Gateway Drive, Bethlehem, Pennsylvania, at 9:00 a.m., local time, on December 17, 2007.

What Will be Voted on at the Special Meeting

At the special meeting, KNBT shareholders will:

•               Consider and vote upon a proposal to approve the adoption of the merger agreement;

•               Consider and vote upon a proposal to adjourn the meeting, if necessary, if more time is needed to solicit proxies; and

•               Transact such other business as may properly come before the meeting.

Shareholders Entitled to Vote

KNBT has set October 26, 2007 as the record date to determine which KNBT shareholders will be entitled to vote at the special meeting.  Only KNBT shareholders at the close of business on this record date will be entitled to receive notice of, and to vote at the special meeting.  As of the record date, there were 26,527,157 shares of KNBT common stock outstanding and entitled to be voted at the special meeting, held by approximately 3,949 shareholders of record.  Each holder of shares of KNBT common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum, a majority of the total outstanding shares of KNBT common stock entitled to vote at the special meeting must be represented at the meeting in person or by proxy.

We will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

•               Shares of KNBT common stock held by persons attending the KNBT special meeting, whether or not they are voting, and

•               Shares of KNBT common stock for which KNBT has received proxies, including proxies with respect to which holders of those shares have abstained from voting or not directed a vote.

Vote Required; Effect of Broker Non-Votes and Abstentions

Approval of the adoption of the merger agreement and the adjournment proposal each requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote at the special meeting.  Abstentions and broker non-votes do not count as votes cast and will have no effect on whether the merger agreement is adopted.

Voting Agreements

The directors and certain executive officers of KNBT have agreed with National Penn to vote all their respective shares of KNBT common stock for which they have voting power in favor of approving the adoption of the merger agreement.  As of October 26, 2007, the directors and certain executive officers of KNBT had sole or shared voting power over 1,403,483 shares, or approximately 5.29%, of the outstanding shares of KNBT common stock and 2,738,259 shares, or approximately 9.55%, of the fully diluted shares of KNBT common stock.

No separate consideration was paid to any of the directors or executive officers for entering into these voting agreements.  However, the directors and executive officers of KNBT may be deemed to have interests in the merger as directors and executive officers that are different from or in addition to those of other KNBT shareholders.  See “The Merger - Interests of Management and Others in the Merger” beginning on page 59.  National Penn required that such agreements be executed as a condition to National Penn’s entering into the merger agreement.

How to Vote Your Shares

Shareholders of record may vote by mail, by telephone, via the Internet or by attending the KNBT special meeting and voting in person.  KNBT’s telephone and Internet voting procedures are designed to authenticate shareholders.  The telephone and Internet voting facilities for record holders will close at 3:00 a.m., local time, on December 7, 2007.

•               Voting by Telephone:  You can vote your shares by telephone by calling the toll-free telephone number on your proxy card.  Telephone voting is available 24 hours a day.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  If you vote by telephone, you do not need to return your proxy card.

•               Voting via the Internet:  You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site.  Internet voting is available 24 hours a day.  As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.  If you vote via the Internet, you do not need to return your proxy card.

•               Voting by Mail:  If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

Participants in our Recognition and Retention Plan and/or our Employee Stock Ownership Plan will receive additional voting instruction cards for the common stock owned through these plans.  These voting instruction cards will serve as your voting instructions for the trustees of the plans, and the common stock will be voted as you instruct.  The deadline for voting your shares pursuant to the Employee Stock Ownership Plan is 3:00 a.m., local time, on December 12, 2007. Please be sure to vote all proxy and/or voting instruction cards you receive.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Changing Your Vote

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•               Sending a written notice to our Corporate Secretary, Ms. Michele A. Linsky, KNBT Bancorp, Inc., 90 Highland Avenue, Bethlehem, Pennsylvania 18017, stating that you would like to revoke your proxy;

•               Completing and submitting a new proxy form; any earlier proxies will be revoked automatically;

•               Voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•               Attending the special meeting and voting in person; any earlier proxies will be revoked.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

Each properly executed proxy returned to KNBT (and not revoked) by a holder of KNBT common stock will be voted in accordance with the instructions indicated thereon.  If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the KNBT special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

At this time, the KNBT board of directors is unaware of any matters, other than those set forth above, that may be presented for action at the KNBT special meeting.  If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Solicitation of Proxies and Costs

KNBT will pay the costs of soliciting proxies from its shareholders.  In addition to solicitation by mail, directors, officers and employees acting on behalf of KNBT may solicit proxies for the special meeting in person or by telephone, facsimile or other means of communication.  KNBT will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.  KNBT will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and KNBT will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.  KNBT has engaged Mellon, a professional proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting.  KNBT will pay Mellon a fee of $6,500 plus per item charges in connection with the transaction, plus reimbursement for reasonable out-of-pocket costs and expenses.

THE MERGER

On September 7, 2007, National Penn and KNBT jointly announced the pending merger of National Penn and KNBT.  Pursuant to the KNBT merger agreement, National Penn will acquire KNBT by a merger of KNBT with and into National Penn.  The merger is expected to be completed during the first quarter of 2008.  Immediately thereafter, KNBT Bank will merge with and into National Penn Bank.  In the KNBT merger, KNBT stockholders will receive 1.03 shares of National Penn common stock for each of their shares of KNBT common stock on the effective date of the KNBT merger.

The KNBT merger will result in National Penn’s ranking ninth out of Pennsylvania-based banking institutions in terms of statewide deposits, and will make National Penn the fifth largest Pennsylvania-based bank in terms of total assets, based on June 30, 2007 numbers.

The approval of the adoption of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of a majority of the votes cast at each of the meetings of KNBT and National Penn shareholders called to consider the adoption of the merger agreement.  The merger between National Penn and KNBT is expected to occur subsequent to the pending merger between National Penn and Christiana, but Christiana stockholders are not entitled to vote on approval of the KNBT and National Penn merger agreement because the record date to determine which National Penn shareholders are eligible to vote on the KNBT and National Penn merger is expected to occur prior to the completion of the Christiana merger.  The approval of the Christiana merger agreement and merger will require the affirmative vote, in person or by proxy, of the holders of two-thirds of the shares of Christiana common stock; the approval of National Penn shareholders is not required and will not be solicited.

The following information describes the material terms and provisions of the merger agreement and the merger.  We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this proxy statement/prospectus.  A copy of the merger agreement is attached hereto as Annex A.  We urge you to read the full text of the agreement and the other Annexes to this proxy statement/prospectus carefully.

Background of the Merger

Since the formation of KNBT at the time of the mutual-to-stock conversion in 2003 of Keystone Savings Bank and the concurrent acquisition of First Colonial Group, Inc. and its subsidiary, Nazareth National Bank and Trust Company, KNBT has experienced substantial growth, not only in size and reach but also in the number and diversity of its product offerings.  While experiencing this growth, KNBT has continued to seek out opportunities to further leverage its substantial capital base including acquiring Northeast Pennsylvania Financial Corporation as well as Caruso Benefits Group and Paragon Group, Inc.  KNBT’s strong financial position has been noted generally in the financial services industry, periodically leading to informal discussions between senior KNBT officials and senior officials of other financial services companies with potential interest in effecting a strategic business combination with KNBT.  The management teams of KNBT and National Penn have been familiar with each other for many years as a result of, among other things, their participation in various industry-related professional organizations. Representatives of KNBT and National Penn have had very informal discussions at meetings of these organizations in the past regarding the possible merits of a business combination of the two institutions but such discussions were general in nature, did not address any potential transaction terms and did not progress to more involved discussions.

Over the past several years, the board of directors and executive officers of KNBT have periodically conducted planning sessions to review its business, performance and prospects, including a review of KNBT’s strategic alternatives by KNBT’s financial advisor, Sandler O’Neill.  The strategic alternatives considered by KNBT’s board have included continuing its on-going operations as an independent institution, acquiring other depository institutions, branch offices or companies engaged in complimentary lines of business (such as insurance) and entering into a strategic merger with a similarly sized or larger institution.  Although the board of directors has pursued the goal of increasing long-term shareholder value by remaining an independent financial institution focused on profitable growth, the board and management have also been acutely aware in recent years of changes in the financial services industry and the competitive challenges facing a financial institution such as KNBT.  These challenges have included increasing government regulation, increasing expense burdens and commitments for technology and training, an interest rate environment resulting in the compression of net interest margin, and increasing competition in the delivery of financial products and services combined with increasing customer expectations for sophisticated financial products and services.

On June 25, 2007, Mr. Fainor received a call from Mr. Moyer, suggesting that he and Mr. Fainor meet to discuss the potential for a business combination involving National Penn and KNBT.  Upon receiving the approval of the Executive Committee of the KNBT board of directors on July 10, 2007, Mr. Fainor arranged to meet with Mr. Moyer on July 13, 2007.

During such meeting, Messrs. Fainor and Moyer discussed operating philosophies and the potential benefits that a business combination could bring to both companies.  Although no specific terms of a transaction were discussed, Messrs. Fainor and Moyer believed further discussions would be worthwhile.  The Executive Committee of KNBT’s board on July 23, 2007 approved further discussions be held.  As a result, a meeting of Messrs. Feather, Fainor, Weidner and Moyer occurred on July 23, 2007.  Once again, the discussions were very general, focusing on the challenges facing each institution and the potential benefits of pursuing a strategic merger of the two companies.  No specifics were discussed as to a potential combination or the timing if such combination were to be pursued.

On August 8, 2007, Messrs. Feather, Fainor and Sobol met with representatives of Sandler O’Neill to discuss the potential for a strategic transaction with National Penn.  On August 14, 2007, the executive committee of the KNBT board met with senior management and representatives of Sandler O’Neill to discuss a potential strategic combination with National Penn.  At such meeting, the KNBT board discussed in detail KNBT’s operations, its strategic objectives and how a strategic combination with National Penn would assist KNBT in achieving those objectives.  The KNBT board also discussed with Sandler O’Neill the possible terms on which to pursue discussions with National Penn.  The executive committee of the KNBT board authorized Messrs. Feather and Fainor to commence specific discussions, with the assistance of Sandler O’Neill, with National Penn and to enter into a confidentiality agreement with National Penn pursuant to which each company would share certain non-public information with the other.

On August 15, 2007, National Penn and KNBT entered into a confidentiality agreement pursuant to which KNBT and National Penn made available to each other certain non-public information about themselves for use in determining whether to pursue a business combination transaction. After an initial review of this information, representatives of National Penn met with representatives of KNBT on August 20, 2007 to discuss this information and to receive additional information that had been requested.  After this meeting, on August 23, 2007 National Penn executive management delivered a non-binding indication of interest letter to KNBT and Sandler O’Neill, offering an all stock transaction at a fixed value of $17.00 per share with the initial exchange ratio being based on National Penn’s average trading value prior to the execution of the definitive merger agreement and subject to limits on the final exchange ratio both above and below the initial ratio.

At a special meeting of the board on August 27, 2007, the KNBT board of directors and executive management reviewed the August 23, 2007 letter from National Penn with representatives of Sandler O’Neill.  The KNBT board also authorized management to engage Sandler O’Neill to act as KNBT’s financial advisor for this particular transaction.  After that review, a Sandler O’Neill representative contacted National Penn with the reactions of the KNBT board with respect to the proposed terms of a strategic combination as set forth in the August 23, 2007 letter.  After review of KNBT’s response, the National Penn board of directors approved, on August 28, 2007, a revised non-binding indication of interest that proposed a fixed exchange ratio of one National Penn share of stock for one KNBT share of stock with no collars.  Also on August 28, 2007, National Penn engaged Janney Montgomery Scott LLC as its financial advisor with respect to the potential merger with KNBT.

During the next week, KNBT and National Penn exchanged “due diligence” document requests and responsive documents and generally conducted their respective “due diligence” examinations.  On September 4 and 5, 2007, National Penn, KNBT and their respective representatives, mutually conducted due diligence in Fogelsville, Pennsylvania.

On August 30, 2007, National Penn and its counsel delivered a proposed merger agreement to KNBT and its counsel and its financial advisor.  Throughout the period ending September 5, 2007, senior officials of KNBT and National Penn, and their respective counsel, held numerous meetings and telephone conferences to discuss and negotiate the terms and conditions of the potential strategic merger and to revise the proposed merger agreement.

On September 6, 2007, KNBT’s board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by the KNBT and National Penn managements and their respective counsel.  The KNBT board received presentations regarding the definitive merger proposal from KNBT’s counsel, Elias, Matz, Tiernan & Herrick L.L.P., and from its financial advisor, Sandler O’Neill.  Representatives of both Elias, Matz, Tiernan & Herrick L.L.P. and Sandler O’Neill responded to questions from the KNBT board. At the KNBT board meeting, Sandler O’Neill delivered its oral opinion that the merger consideration was fair to the shareholders of KNBT from a financial point of view (which opinion was subsequently confirmed by Sandler O’Neill in writing).  After careful and deliberate consideration of these presentations as well as of the interests of KNBT’s shareholders, customers, employees and the communities served by KNBT and the unique opportunity presented by a strategic merger with National Penn, the KNBT board unanimously approved the definitive merger agreement and the related documents.

On September 6, 2007, National Penn’s board of directors met to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by the KNBT and National Penn managements and their respective counsel.  After consideration of the interests of National Penn’s shareholders, customers, employees and the communities served by National Penn, the National Penn board unanimously approved the merger proposal at this meeting.  Before taking this action, the National Penn board received presentations regarding the definitive merger proposal from National Penn’s counsel, Reed Smith LLP, and from its financial advisor Janney Montgomery Scott.  At the National Penn board meeting, Janney Montgomery Scott delivered its oral opinion that the merger consideration to be paid by National Penn was fair to the shareholders of National Penn from a financial point of view (which opinion was subsequently confirmed by Janney Montgomery Scott in writing).

After the transaction was approved by the KNBT board and the National Penn board at their September 6, 2007 meetings, KNBT and National Penn signed the merger agreement; the related voting agreements, letters and employment agreements were also signed; and the transaction was publicly announced prior to the opening of business on September 7, 2007.

National Penn’s Reasons for the Merger; Recommendation of the National Penn Board of Directors

National Penn's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to those of National Penn, which operate in strong markets that are geographically compatible with National Penn's operations, and which can be acquired at an acceptable cost.  In evaluating acquisition opportunities, National Penn generally considers potential revenue enhancements and operating efficiencies, asset quality, interest rate risk and management capabilities.

In determining the terms of its proposal for KNBT and whether to enter into the merger agreement with KNBT, National Penn's board of directors considered a number of factors, including the following:

•                  The combination of KNBT with National Penn would result in a combined company with over $8.5 billion in assets, with leadership positions in key markets, including Berks, Centre, Chester, Lehigh and Northampton Counties, Pennsylvania.

•               KNBT's emphasis on customer service is consistent with National Penn's general business approach.

•               The stronger presence in eastern Pennsylvania following the merger, including the combined entity’s holding the #1 and #2 market shares in Northampton County, Pennsylvania and Lehigh County, Pennsylvania, respectively.

•               The depth and experience of the management teams of National Penn and KNBT when combined.

•               The similar operating models, low business complexity, similar approaches to the market, and compatible credit cultures of National Penn and KNBT should result in relatively low execution risk in the integration of National Penn’s and KNBT’s businesses.

•               The financial condition, operating results and future prospects of National Penn and KNBT as a combined company.

•               The anticipated accretion to tangible book value and earnings per share for National Penn as a result of the KNBT merger, beginning in 2008.

•               Management's view based on, among other things, a comparable transactions review, that the consideration to be paid to KNBT shareholders is fair to National Penn and its shareholders from a financial point of view.

•               The combination of KNBT and National Penn would result in a combined company better balanced in terms of its mix of commercial and consumer loan exposures.

•               KNBT’s prized market position in Pennsylvania.

•               Given KNBT’s and National Penn’s similar credit cultures, the combination will result in sound credit quality.

•               The combination of KNBT and National Penn would result in a combined company better able to leverage its customer base through a larger branch network and better able to cross-sell the entire franchise.

In approving the transaction, National Penn’s board of directors did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision-making process.  There can be no certainty that the above benefits of the merger anticipated by the National Penn board will occur.  Actual results may vary materially from those anticipated.  For more information on the factors that could affect actual results, see "Special Note Regarding Forward-Looking Information” beginning on page 15 and “Risk Factors” beginning on page 13.

National Penn’s board of directors has unanimously adopted the merger agreement, and unanimously recommends that National Penn shareholders vote “FOR” approval of the adoption of the merger agreement.

Opinion of National Penn’s Financial Advisor

Pursuant to the terms of its agreement, Janney Montgomery Scott LLC (“Janney”) was retained by National Penn to act as its financial advisor in connection with a possible business combination with KNBT.  National Penn selected Janney because of Janney’s knowledge of, experience with, and reputation in the financial services industry.  Janney agreed to assist National Penn in analyzing, structuring, negotiating and effecting a possible merger.  Janney, as part of its investment banking business, continually engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Janney acted as financial advisor to National Penn in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement.  National Penn’s board considered and approved the merger agreement at the September 6, 2007 board meeting.  Janney delivered its written opinion that, as of September 6, 2007, the merger consideration was fair to National Penn’s shareholders from a financial point of view.

The full text of Janney’s opinion is attached as Annex D to this joint proxy statement/prospectus.  National Penn’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Janney in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

Janney’s opinion speaks only as of the date of the opinion.  The opinion was directed to the National Penn board of directors and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision of National Penn to proceed with the merger or any other aspect of the merger.

In rendering its opinion, Janney reviewed and considered, among other things:

(a)	reviewed the historical financial performances, current financial positions and general prospects of National Penn and KNBT;

(b)
considered the proposed financial terms of the merger and have examined the projected consequences of the merger with respect to, among other things, market value, earnings per share and tangible book value per share of National Penn common stock;

(c)
to the extent deemed relevant, analyzed selected public information of certain other bank and thrift holding companies and compared National Penn and KNBT from a financial point of view to these other bank and thrift holding companies;

(d)	reviewed the historical market price ranges and trading activity performance of the common stock of National Penn and KNBT;

(e)	reviewed publicly - available information such as annual reports, quarterly reports and SEC filings;

(f)	compared the terms of the merger with the terms of certain other comparable merger and acquisition transactions to the extent information concerning such acquisitions was publicly available;

(g)	discussed with certain members of senior management of National Penn the strategic aspects of the merger, including, but not limited to, estimated cost savings from the merger;

(h)	reviewed the merger agreement; and

(i)	performed such other analyses and examinations as Janney deemed necessary.

Janney also discussed with certain members of senior management of National Penn the business, financial condition, results of operations and prospects of National Penn and held similar discussions with certain members of senior management of KNBT regarding the business, financial condition, results of operations and prospects of KNBT.

In performing its review and in rendering its opinion, Janney relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by National Penn or KNBT or their respective representatives or that was otherwise reviewed by Janney, and assumed such accuracy and completeness for purposes of rendering its opinion.  Janney further relied on the assurances of management of National Penn and KNBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Janney has not been asked to and has not undertaken any independent verification of any such information and Janney does not assume any responsibility or liability for the accuracy or completeness thereof.  Janney did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of National Penn or KNBT or any of their subsidiaries, or the collectibility of any such assets, nor has Janney been furnished with any such evaluations or appraisals.  Janney did not make any independent evaluation of the adequacy of the allowance for loan losses of National Penn or KNBT or any of their subsidiaries nor has Janney reviewed any individual credit files and has assumed that their respective allowances for loan losses are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

The earnings projections for National Penn and KNBT used and relied upon by Janney in certain of its analyses were based upon 2007 and 2008 I/B/E/S consensus earnings estimates for both National Penn and KNBT.  The financial projections were subsequently confirmed by the management of both National Penn and KNBT.  These projections, as well as other estimates used by Janney in its analyses, were based on numerous variables and assumptions that are inherently uncertain, and accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Janney also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of National Penn and KNBT and Janney.  The analyses performed by Janney are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.  Janney prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the National Penn board of directors on September 6, 2007.  In addition, Janney’s opinion was among several factors taken into consideration by the National Penn board of directors in making its decision to approve the merger agreement and the merger.

Janney’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Janney has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Janney performed a variety of financial analyses.  The following is a summary of the material analyses prepared by Janney for its meeting with the National Penn board on September 6, 2007.  The summary is not a complete description of all the analyses underlying Janney’s opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  Janney believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  The financial analyses summarized below include information presented in a tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  Also, no company or transaction used in the comparable analyses listed below is identical to National Penn or KNBT and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transactions values, as the case may be, of National Penn or KNBT and the companies to which they are being compared.

Summary of Proposal.  Janney reviewed the financial terms of the proposed transaction.  Based on an implied transaction price per share of $17.84, 25,800,490 shares of KNBT common stock outstanding, 2,135,246 options to purchase KNBT common stock at a weighted average exercise price of $14.29 and 725,917 unallocated ESOP shares, Janney calculated the aggregate merger consideration to be $480.8 million.

Based upon KNBT’s financial information as of and for the twelve months ended June 30, 2007, Janney calculated the following ratios:

Transaction Ratios

Transaction Price / Last Twelve Months Earnings	24.4 x
Transaction Price / Estimated 2008 Earnings	20.8 x
Transaction Price / Stated Book Value	136.5%
Transaction Price / Stated Tangible Book Value	223.7%
Tangible Book Premium / Core Deposits	14.4% (1)
_________________
(1)             Tangible Book Premium / Core Deposits is equal to (Total Deal Consideration – Tangible Book Value) / Core Deposits.  Core Deposits exclude brokered certificates of deposits and time deposits greater than $100,000.

For purposes of Janney’s analyses, earnings per share were based on fully diluted earnings per share.

Stock Trading History.  Janney reviewed the reported closing per share market prices of the common stock of National Penn and KNBT and the relationship between the movements in the prices of National Penn’s common stock and KNBT’s common stock, respectively, to movements in certain stock indices.

National Penn’s stock trading history was compared to various indices, including the NASDAQ Bank Index, America’s Community Bankers Index, S&P 500 Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded banks headquartered in the Mid-Atlantic with assets between $3.0 billion and $10.0 billion.  The institutions included in these peer groups are identified in the section “Comparable Company Analysis” below.

KNBT’s stock trading history was compared to various indices, including the NASDAQ Thrift Index, America’s Community Bankers Index, S&P 500 Index and to the weighted average (by market capitalization) performance of a peer group of publicly-traded thrifts headquartered in the Mid-Atlantic with assets between $1.0 billion and $10.0 billion.  The institutions included in these peer groups are identified in the section “Comparable Company Analysis” below.

During the one-year period ended September 4, 2007, National Penn’s common stock underperformed the NASDAQ Bank, America’s Community Bankers, and S&P 500 Indices.  Furthermore, National Penn underperformed the index for its relative peer group over the one-year period ending September 4, 2007.

One-Year Stock Performance of National Penn

	Beginning Index Value September 4, 2006	Ending Index Value September 4, 2007

National Penn	100.0%	90.5%
National Penn Peer Group Index	100.0%	93.3%
NASDAQ Bank Index	100.0%	96.4%
America’s Community Bankers Index	100.0%	93.2%
S&P 500 Index	100.0%	113.6%

During the three-year period ended September 4, 2007, National Penn common stock underperformed the NASDAQ Bank, America’s Community Bankers, and S&P 500 Indices.  However, National Penn outperformed the index for its relative peer group over the three-year period ending September 4, 2007.

Three-Year Stock Performance of National Penn

	Beginning Index Value September 4, 2004	Ending Index Value September 4, 2007

National Penn	100.0%	94.0%
National Penn Peer Group Index	100.0%	92.0%
NASDAQ Bank Index	100.0%	107.1%
America’s Community Bankers Index	100.0%	112.5%
S&P 500 Index	100.0%	134.7%

During the one-year period ended September 4, 2007, KNBT’s common stock underperformed the America’s Community Bankers and S&P 500 Indices.  Furthermore, KNBT underperformed the index for its relative peer group over the one-year period ending September 4, 2007.  However, KNBT outperformed the NASDAQ Thrift Index for the one-year period ending September 4, 2007.

One-Year Stock Performance of KNBT

	Beginning Index Value September 4, 2006	Ending Index Value September 4, 2007

KNBT	100.0%	92.2%
KNBT Peer Group Index	100.0%	94.9%
NASDAQ Thrift Index	100.0%	91.9%
America’s Community Bankers Index	100.0%	93.2%
S&P 500 Index	100.0%	113.6%

During the three-year period ended September 4, 2007, KNBT’s common stock underperformed the NASDAQ Thrift, America’s Community Bankers, and S&P 500 Indices.  Furthermore, KNBT underperformed the index for its relative peer group over the three-year period ending September 4, 2007.

Three-Year Stock Performance of KNBT

	Beginning Index Value September 4, 2004	Ending Index Value September 4, 2007

KNBT	100.0%	88.4%
KNBT Peer Group Index	100.0%	98.6%
NASDAQ Thrift Index	100.0%	105.2%
America’s Community Bank Index	100.0%	112.5%
S&P 500 Index	100.0%	134.7%

Comparable Company Analysis.  Janney used publicly available information to compare selected financial and market trading information for National Penn and a group of bank holding companies headquartered in the Mid-Atlantic region.  This peer group consisted of the following publicly traded bank institutions with total assets between $3.0 billion and $10.0 billion:

•               Community Bank System, Inc.
•               F.N.B. Corporation
•               First Commonwealth Financial Corporation
•               Harleysville National Corporation
•               NBT Bancorp Inc.
•               Provident Bankshares Corporation
•               S&T Bancorp, Inc.
•               Sandy Spring Bancorp, Inc.
•               Sun Bancorp, Inc.
•               Susquehanna Bancshares, Inc.

Janney used publicly available information to compare selected financial and market trading information for KNBT and a group of thrift institutions headquartered in the Mid-Atlantic region.  This peer group consisted of the following publicly traded thrift institutions with total assets between $1.0 billion and $10.0 billion:

•               Abington Bancorp, Inc.
•               Dime Community Bancshares, Inc.
•               ESB Financial Corporation
•               First Niagara Financial Group, Inc.
•               Flushing Financial Corporation
•               OceanFirst Financial Corp.
•               Parkvale Financial Corporation
•               Provident Financial Services, Inc.
•               Provident New York Bancorp
•               TrustCo Bank Corp NY
•               Willow Financial Bancorp, Inc.
•               WSFS Financial Corporation

For purposes of such analysis, the financial information used by Janney was as of and for the twelve months ended June 30, 2007.  Stock price information was as of September 4, 2007. Certain financial data prepared by Janney, and as referenced in the tables presented below, may not correspond to the data presented in National Penn’s and KNBT’s historical financial statements, as a result of the different periods, assumptions and methods used by Janney to compute the financial data presented. The results of this analysis are summarized in the following table:

	National Penn	Peer Group Median	KNBT Bancorp	Peer Group Median

Loans / deposits	97.3%	90.5%	89.5%	95.7%
Tangible equity / tangible assets	5.00%	6.37%	7.90%	6.79%
Non-performing assets for more than 90 days / assets	0.24%	0.52%	0.18%	0.25%
Loan loss reserve / non-performing assets for more than 90 days	430.1%	159.6%	331.5%	269.5%
Last twelve months ROAA	1.20%	1.05%	0.68%	0.72%
Last twelve months ROAE	12.14%	11.87%	5.56%	5.79%
Net interest margin	3.41%	3.62%	2.76%	2.81%
Last twelve months efficiency ratio	56.6%	60.8%	69.4%	61.7%
Price / last twelve months EPS	13.8x	15.4x	19.7x	19.5x
Price / 2007 est. EPS	14.4x	15.0x	20.3x	20.2x
Price / 2008 est. EPS	13.6x	13.7x	17.4x	17.4x
Price / tangible book value per share	330.4%	267.6%	176.9%	187.1%

Comparable Transactions Analysis.  Janney reviewed publicly available information related to certain nationwide bank and thrift transactions announced since June 30, 2006 with announced transaction values between $250.0 million and $1.0 billion. The transactions included in this group were:

Acquiror:	Acquired Company:
•                 KeyCorp
•                 PNC Financial Services Group, Inc.
•                 M&T Bank Corporation
•                 Banco Popular Espaсol, S.A.
•                 Marshall & Ilsley Corporation
•                 PNC Financial Services Group, Inc.
•                 CapitalSource Inc.
•                 Susquehanna Bancshares, Inc.
•                 Colonial BancGroup, Inc.
•                 Wells Fargo & Company
•                 BB&T Corporation
•                 New York Community Bancorp, Inc.
•                 Rabobank Nederland
•                 BMO Financial Group
•                 Sterling Financial Corporation
•                 Royal Bank of Canada
•                 Prosperity Bancshares, Inc.
•                 Cullen/Frost Bankers, Inc.

•                 U.S.B. Holding Co., Inc.
•                 Sterling Financial Corporation
•                 Partners Trust Financial Group, Inc.
•                 Total Bancshares Corp.
•                 First Indiana Corporation
•                 Yardville National Bancorp
•                 TierOne Corporation
•                 Community Banks, Inc.
•                 Commercial Bankshares, Inc.
•                 Placer Sierra Bancshares
•                 Coastal Financial Corporation
•                 PennFed Financial Services, Inc.
•                 Mid-State Bancshares
•                 Hasten Bancshares
•                 Northern Empire Bancshares
•                 FLAG Financial Corporation
•                 Texas United Bancshares, Inc.
•                 Summit Bancshares, Inc.

For each precedent transaction, Janney derived and compared, among other things, the implied ratio of aggregate price paid for the acquired company to:

•          book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition;

•          tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•          the earnings of the acquired company for the latest 12 months of results publicly available prior to the time the transaction was announced;

•          estimated earnings of the acquired company for the calendar year of the announcement of the transaction; and

•          the premium paid in excess of the tangible book value acquired company as a percentage of core deposits based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

Transaction multiples for the merger were derived from the $17.84 per share transaction value and financial data as of June 30, 2007 for KNBT. Janney compared these results with announced transaction multiples. The results of the analysis are set forth in the following table:

	Price / Book (%)	Price / Tangible Book (%)	Price / LTM Earnings (x)	Price / Estimated Earnings (x)	Tangible Premium / Core Deposits (%)

National Penn / KNBT	136.5%	223.7%	24.4x	20.8x	14.4%
Bank and Thrift Transactions	232.3%	337.7%	22.4x	20.8x	28.1%

Discounted Dividend and Terminal Value Analysis.  Janney estimated the present value of National Penn’s common stock by estimating the future stream of after-tax cash flows of National Penn over the period beginning December 31, 2007 and ending in December 2012. Based on published I/B/E/S earnings estimates and discussions with management, a growth rate of approximately 5.1% was used to project earnings. To approximate the terminal value, Janney applied price/earnings multiples ranging from 13.0x to 17.0x and multiples of tangible book value ranging from 200% to 300%. The cash flows and terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%.  This analysis indicated an implied range of values from $13.33 to $19.68 when applying the price/earnings multiples and $12.63 to $20.80 when applying multiples of tangible book value.

Sensitivity Analysis

($ per share)	2012E Net Income Multiple
	13.0 x	14.0 x	15.0 x	16.0 x	17.0 x

11.0%	$15.85	$16.81	$17.77	$18.73	$19.68
Discount 12.0%	15.17	16.08	16.99	17.90	18.82
Rate 13.0%	14.52	15.39	16.26	17.13	17.99
Range 14.0%	13.91	14.74	15.56	16.39	17.22
15.0%	13.33	14.12	14.91	15.70	16.48

Sensitivity Analysis

($ per share)	2012E Tangible Book Value Multiple
	200%	225%	250%	275%	300%

11.0%	$15.00	$16.45	$17.90	$19.35	$20.80
Discount 12.0%	14.36	15.74	17.12	18.50	19.88
Rate 13.0%	13.75	15.06	16.38	17.69	19.01
Range 14.0%	13.17	14.42	15.68	16.93	18.18
15.0%	12.63	13.82	15.01	16.21	17.40

Janney also estimated the present value of KNBT’s common stock by estimating the future stream of after-tax cash flows of National Penn over the period beginning December 31, 2007 and ending in December 2012. Based on published I/B/E/S earnings estimates and discussions with management, a growth rate of approximately 5.7% was used to project earnings. To approximate the terminal value, Janney applied price/earnings multiples ranging from 17.0x to 21.0x and multiples of tangible book value ranging from 160% to 240%. The cash flows and terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0%.  This analysis indicated an implied range of values from $10.74 to $15.39 when applying the price/earnings multiples and $9.76 to $16.47 when applying multiples of tangible book value.

Sensitivity Analysis

($ per share)	2012E Net Income Multiple
	17.0 x	18.0 x	19.0 x	20.0 x	21.0 x

11.0%	$12.85	$13.49	$14.12	$14.76	$15.39
Discount 12.0%	12.28	12.88	13.49	14.09	14.70
Rate 13.0%	11.74	12.31	12.89	13.46	14.04
Range 14.0%	11.23	11.77	12.32	12.87	13.42
15.0%	10.74	11.26	11.79	12.31	12.83

Sensitivity Analysis

($ per share)	2012E Tangible Book Value Multiple
	160%	180%	200%	220%	240%

11.0%	$11.66	$12.86	$14.06	$15.27	$16.47
Discount 12.0%	11.15	12.29	13.43	14.58	15.72
Rate 13.0%	10.66	11.75	12.84	13.93	15.02
Range 14.0%	10.20	11.24	12.27	13.31	14.35
15.0%	9.76	10.75	11.74	12.73	13.72

In connection with the discounted dividend and terminal value analysis performed, Janney considered and discussed with National Penn’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and the dividend payout ratio (the percentage of earnings per share payable to shareholders).  Janney noted that the discounted dividend and terminal value analysis is a widely used valuation methodology, but the results are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of the actual values or expected values of National Penn or KNBT common stock.

Financial Impact Analysis.  Janney performed a pro forma merger analysis that combined projected balance sheet and income statement information of National Penn and KNBT.  The analysis assumed that 100% of KNBT’s shares were exchanged for shares of National Penn common stock at an exchange ratio of 1.0000 shares.  The analysis also contemplated certain purchase accounting adjustments, charges and transaction costs associated with the merger, as well as certain transaction synergies determined by the managements of National Penn and KNBT.  The analysis assumed earnings projections consistent with the published I/B/E/S consensus analyst projections and were discussed with management in the case of both National Penn and KNBT. In addition, Janney assumed that the merger will result in cost savings equal to management’s estimates. Based on its analysis, Janney determined that the merger would be accretive to National Penn’s earnings per share and cash earnings per share in 2008.  The analysis also indicated that the proposed transaction would be accretive to National Penn’s tangible book value per share.

Furthermore, the analysis indicated that National Penn’s Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio would all remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by National Penn’s and KNBT’s management teams.

In connection with its analyses, Janney considered and discussed with National Penn’s board how the pro forma analyses would be affected by various changes in the underlying assumptions.  Janney noted that the actual results achieved by the combined company may vary from the projected results and the variations may be material.

National Penn has agreed to pay Janney a fee of $400,000, most of which is contingent upon the consummation of the merger within a specific period of time, for its financial advisory services in connection with the KNBT merger.  In addition, National Penn has agreed to reimburse Janney for expenses, including fees and expenses of legal counsel, and to indemnify Janney and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement, such expenses not to exceed $30,000 without the approval of National Penn.

Janney has in the past provided certain investment banking services to National Penn and has received compensation for such services and may provide, and receive compensation for, such services in the future.  Furthermore, in the ordinary course of its business as a broker-dealer, Janney may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of National Penn or KNBT for its own account or for the accounts of its customers.

KNBT’s Reasons for the Merger; Recommendation of KNBT’s Board of Directors

After careful consideration, the KNBT board of directors determined that it was advisable and in the best interests of KNBT and its shareholders for KNBT to enter into the merger agreement with National Penn.  Accordingly, KNBT’s board unanimously recommends that KNBT’s shareholders vote “FOR” the adoption of the merger agreement.

The board of directors of KNBT has considered the terms and provisions of the merger agreement and concluded that they are fair to the shareholders of KNBT and that the merger is in the best interests of KNBT and its shareholders.  KNBT’s board believes that the merger will provide KNBT shareholders the opportunity to realize increased long-term value.

The board of directors of KNBT believes that the merger will provide the resulting institution with additional resources necessary to compete more effectively in the Northeastern Pennsylvania market.  In addition, the board of KNBT believes that the customers and communities served by KNBT will benefit from the resulting institution’s enhanced abilities to meet their banking needs.

In reaching its decision to approve the merger agreement, the KNBT board consulted with management, as well as with KNBT’s financial and legal advisors, and considered a variety of factors, including the following:

•                      The consideration (including the premium) being offered to KNBT’s shareholders in relation to the market value, dividend rate, earnings per share and projected earnings per share of KNBT;

•                      The anticipated accretion for KNBT shareholders of the projected dividend rate and earnings per share;

•                      The terms of the merger agreement by which 100% of the merger consideration is to take the form of National Penn common stock, enabling KNBT shareholders to participate in anticipated future growth of the combined National Penn-KNBT franchise;

•                      The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining KNBT and National Penn;

•                      The complementary geographic locations of the KNBT and National Penn branch networks, creating a combined franchise spanning 13 counties in Pennsylvania as well as Northern Delaware;

•                      National Penn’s assets size and capital position, which would give the resulting institution over $8.5 billion in assets;

•                      The ability of the resulting institution to provide comprehensive financial services and to fill a gap in the middle market not well served by large banks, but which KNBT is not large enough to fill alone;

•                      The potential for operating synergies and cross marketing of products in light of the fact that KNBT and National Penn serve contiguous market areas with similar and complementary customer bases;

•                      KNBT’s and National Penn’s shared community banking philosophies;

•                      Opportunities to expand KNBT’s trust and asset management operations; and

•                      The presentation by Sandler O’Neill & Partners, L.P., KNBT’s financial advisor, as to the fairness of the merger consideration, from a financial point of view, to KNBT’s shareholders.  In this regard, KNBT’s board of directors has received from Sandler O’Neill a written opinion dated September 6, 2007 that, as of such date, the merger consideration was fair to KNBT’s shareholders from a financial point of view. The opinion is attached as Annex E to this document.  For a summary of the presentation of Sandler O’Neill, see “Opinion of KNBT’s Financial Advisor” below.

Other factors considered by KNBT’s board of directors included:

•                      The reports of KNBT’s management and the financial presentation by Sandler O’Neill to KNBT’s board of directors concerning the operations, financial condition and prospects of National Penn and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•                      The proposed board and management arrangements of the combined company, including the inclusion of five of KNBT’s directors on National Penn’s board, which are believed to position the combined company with strong leadership and experienced operating management;

•                      The employment arrangements with key KNBT executives which would help assure the continuity of management, the likelihood of successful integration and the successful operation of the combined company;

•                      The likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•                      The potential cost-saving opportunities, currently estimated to be approximately $26.2 million over a two year period;

•                      The effects of the merger on KNBT’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to KNBT employees;

•                      Review by the KNBT board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition to the transaction that the merger qualify as a transaction of a type that will permit KNBT shareholders to receive National Penn shares in exchange for their KNBT shares on a tax-free basis for federal income tax purposes; and

•                      The current and prospective competitive environment for financial institutions generally, the trend toward consolidation in the financial services industry, and general business, economic and market conditions in Eastern Pennsylvania.

The KNBT board of directors also considered potential risks associated with the merger in connection with its deliberation of the proposed transaction, including the challenges of integrating KNBT’s businesses, operations and workforce with those of National Penn, the need to obtain both KNBT and National Penn shareholder approval as well as regulatory approvals in order to complete the transaction, and the risks associated with achieving the anticipated cost savings.  KNBT’s board also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in National Penn’s stock price prior to completion of the merger.  The board also considered the structural protections included in the merger agreement such as the ability of KNBT to terminate the merger agreement in the event of any change or development affecting National Penn which has, or is reasonably likely to have, a material adverse effect on National Penn and which is not cured within 30 days after notice or cannot be cured prior to consummation of the merger.

The foregoing discussion of the information and factors considered by KNBT’s board of directors is not exhaustive, but includes all material factors considered by KNBT’s board.  In view of the wide variety of factors considered by the KNBT board of directors in connection with its evaluation of the merger and the complexity of these matters, the KNBT board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  KNBT’s board of directors evaluated the factors described above, including asking questions of KNBT’s management and KNBT’s legal and financial advisors. In considering the factors described above, individual members of KNBT’s board of directors may have given different weights to different factors.  The KNBT board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.  See “Opinion of KNBT’s Financial Advisor” below.  It should also be noted that this explanation of the reasoning of KNBT’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Information” on page 15.

Opinion of KNBT’s Financial Advisor

By letter agreement dated as of August 29, 2007, KNBT retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to KNBT in connection with the proposed merger with National Penn and participated in certain of the negotiations leading to the merger agreement.  At the September 6, 2007 meeting at which KNBT’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to KNBT’s board of directors its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to KNBT’s shareholders from a financial point of view.  The full text of Sandler O’Neill’s opinion dated as of September 6, 2007 is attached as Annex E to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  KNBT shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date.  Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.  The opinion is directed to the KNBT board of directors and speaks only to the fairness of the merger consideration to KNBT shareholders from a financial point of view.  It does not address the underlying business decision of KNBT to engage in the merger or any other aspect of the merger and is not a recommendation to any KNBT shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholder should elect, or any other matter.

In connection with rendering its September 6, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)                   the merger agreement;

(2)                   certain publicly available financial statements and other historical financial information of KNBT that Sandler O’Neill deemed relevant;

(3)                   certain publicly available financial statements and other historical financial information of National Penn that Sandler O’Neill deemed relevant;

(4)                   an internal budget for KNBT for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of KNBT and management guidance on growth and performance estimates for the years thereafter;

(5)                   publicly available earnings estimates for National Penn for the years ending December 31, 2007 and 2008 as published by I/B/E/S and an estimated growth rate for the years thereafter;

(6)                   the pro forma financial impact of the merger on National Penn based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of KNBT and National Penn;

(7)                   the publicly reported historical price and trading activity for KNBT’s and National Penn’s respective common stock, including a comparison of certain financial and stock market information for KNBT and National Penn with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)                   the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9)                   the current market environment generally and the banking environment in particular; and

      (10)                   such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of KNBT’s senior management the business, financial condition, results of operations and prospects of KNBT and held similar discussions with certain members of senior management of National Penn regarding the business, financial condition, results of operations and prospects of National Penn. In connection with its engagement, Sandler O’Neill was not asked to, and did not, solicit indications of interest from other third parties with respect to a  potential transaction.

In performing its reviews and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by KNBT and National Penn or their respective representatives or that was otherwise available to Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion.  Sandler O’Neill further relied on the assurances of senior management of KNBT and National Penn that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of KNBT or National Penn or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals.  Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of KNBT or National Penn, nor did Sandler O’Neill review any individual credit files relating to KNBT or National Penn.  Sandler O’Neill assumed, with KNBT’s consent, that the respective allowances for loan losses for both KNBT and National Penn were adequate to cover such losses and will be adequate for the combined company.

With respect to the internal budget and management guidance for KNBT and the projections of transaction costs, purchase accounting adjustments and expected costs savings prepared by and/or reviewed with the managements of KNBT and National Penn, used by Sandler O’Neill in its analysis, senior management of KNBT and National Penn confirmed that those projections and the assumptions related thereto reflected the best currently available estimates and judgments of the future financial performance of KNBT and the combined company.  With respect to the publicly available earnings estimates for National Penn used by Sandler O’Neill in its analysis, senior management of National Penn confirmed that those estimates reflected reasonable estimates of the future financial performances of National Penn.  Sandler O’Neill assumed that the financial performances reflected in all projections and estimates used by it in its analyses would be achieved and expressed no opinion as to the reasonableness of such projections or estimates or the assumptions on which they were based.  Those estimates and projections, as well as the other estimates used by Sandler O'Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

Sandler O’Neill also assumed that there had been no material change in KNBT’s and National Penn’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that KNBT and National Penn would remain as going concerns for all periods relevant to its analysis, that all of the representations and warranties contained in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants required to be performed by such party under that agreement, that the conditions precedent in the merger agreement will not be waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.  Sandler O’Neill, with KNBT’s consent, relied on the advice KNBT received from its legal, accounting and tax advisors as to all legal, accounting, and tax matters relating to the merger agreement and the merger.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the KNBT board of directors at the board’s September 6, 2007 meeting.  The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to KNBT’s board of directors, but is instead a summary of the material analyses performed and presented in connection with its opinion.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to KNBT or National Penn and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect their public trading values or merger transaction values.  The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any particular analysis or factor that it considered.  Rather, Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below include information presented in tabular format.  Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole.  Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinion.  The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

In performing its analysis, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of KNBT, National Penn and Sandler O’Neill.  The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis.  Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of KNBT’s common stock or National Penn’s common stock or the prices at which KNBT’s or National Penn’s common stock may be sold at any time.  The analysis of Sandler O’Neill and its opinion were among a number of factors taken into consideration by KNBT’s board of directors in making its determination to adopt the merger agreement and the analysis described below should not be viewed as determinative of the decision of KNBT’s board of directors or management with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Pursuant to the merger agreement, each share of KNBT common stock, issued and outstanding immediately prior to the merger, other than certain shares specified in the agreement, will be converted into and exchanged for the right to receive 1.00 shares of National Penn common stock, which will be increased to 1.03 shares of National Penn Common Stock following a 3% stock dividend to be paid by National Penn on September 28, 2007.  Sandler O’Neill calculated the aggregate transaction value to be $462.2 million.  Based upon financial information for KNBT for the twelve months ended June 30, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price / Last twelve months’ earnings per share	22.9x
Transaction price / Estimated 2008 earnings per share (1)	17.9x
Transaction price / Tangible book value per share	205%
Tangible book premium/Core deposits (2)	13.3%
1 Day market premium (3)	20.6%

(1)                   Based on projections provided by senior management of KNBT.
(2)                   Core deposits exclude time deposits with account balances greater than $100,000.
(3)                   Based on KNBT’s closing price of $14.25 on September 5, 2007.

Stock Trading History.  Sandler O’Neill also reviewed the history of the publicly reported trading prices of KNBT’s common stock for the one-year period ended September 5, 2007 and the three-year period ended September 5, 2007. Sandler O'Neill also reviewed the history of the reported trading prices and volume of National Penn’s common stock for the one year and the three year periods ended September 5, 2007. Sandler O’Neill then compared the relationship between the movements in the price of KNBT’s common stock against the movements in the prices of the Standard & Poor's 500 Index, the Nasdaq Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of National Penn’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill.   The composition of the peer group for KNBT is discussed under the relevant section under “Comparable Company Analysis” below. The composition of the peer group for National Penn is discussed under the relevant section under “Comparable Company Analysis” below.

The relative performances were as follows:

KNBT’s Stock Performance

	Beginning Index Value	Ending Index Value
	September 5, 2004	September 5, 2007
KNBT	100.00%	85.0%
S&P 500 Index	100.00	132.2
NASDAQ Bank Index	100.00	100.9
S&P Bank Index	100.00	104.2
Peer Group Index(1)	100.00	102.9

KNBT’s Stock Performance

	Beginning Index Value	Ending Index Value
	September 3, 2006	September 5, 2007
KNBT	100.00%	92.2%
S&P 500 Index	100.00	112.3
NASDAQ Bank Index	100.00	91.6
S&P Bank Index	100.00	94.3
Peer Group Index(1)	100.00	102.9

(1)                   Refers to the peer group outlined in the Comparable Group Analysis section below.

National Penn’s Stock Performance

	Beginning Index Value	Ending Index Value
	September 5, 2004	September 5, 2007
National Penn	100.00%	89.7%
S&P 500 Index	100.00	132.2
NASDAQ Bank Index	100.00	100.9
S&P Bank Index	100.00	104.2
Regional Bank Index (1)	100.00	86.5

National Penn’s Stock Performance

	Beginning Index Value	Ending Index Value
	September 3, 2006	September 5, 2007
National Penn	100.00%	86.9%
S&P 500 Index	100.00	112.3
NASDAQ Bank Index	100.00	91.6
S&P Bank Index	100.00	94.3
Regional Bank Index (1)	100.00	90.8

(1)                   Refers to the peer group outlined in the Comparable Group Analysis section above.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for KNBT and National Penn to various peer groups selected by Sandler O’Neill.  The peer group for KNBT consisted of the following companies:

Berkshire Hills Bancorp Inc.	NewAlliance Bancshares Inc.
Citizens First Bancorp Inc.	Provident Financial Services
First Niagara Financial Group

The “Mid-Atlantic Peer Group” for KNBT consisted of the following companies:

Dime Community Bancshares, Inc.	Provident New York Bancorp
ESB Financial Corporation	TrustCo Bank Corp NY
Flushing Financial Corporation	Willow Financial Bancorp, Inc.
Parkvale Financial Corporation	WSFS Financial Corporation

The analysis compared publicly available financial information as of and for the twelve-month period ended June 30, 2007 and market trading information as of September 5, 2007. The table below compares the data for KNBT with the median data for the peer groups.

KNBT Comparable Group Analysis

	KNBT	Selected Peer Group Median	Mid-Atlantic Peer Group Median
Market Capitalization (in millions)	$388	$1,060	$176
Total assets (in millions)	$2,889	$6,154	$2,901
Tangible equity/Tangible assets	7.90%	9.34%	6.74%
Last twelve months’ return on average assets	0.68%	0.55%	0.73%
Last twelve months’ return on average equity	5.56%	4.95%	9.05%
Last twelve months’ efficiency ratio	69.4%	61.7%	59.4%
Last twelve months’ net interest margin	2.76%	3.24%	2.82%
Price/Tangible book value per share	170%	178%	197%
Price/Last twelve months’ earnings per share	19.0x	19.9x	17.3x
Price/Estimated 2007 earnings per share	19.8x	17.3x	16.3x
Price/Estimated 2008 earnings per share	16.8x	15.5x	14.9x
Price/52-week high	81.3%	86.1%	85.8%

The “Selected Peer Group” for National Penn consisted of the following companies:

F.N.B. Corp.	Omega Financial Corp.
First Commonwealth Financial	S&T Bancorp Inc.
Fulton Financial Corp.	Susquehanna Bancshares Inc.
Harleysville National Corp.	Univest Corp. of Pennsylvania

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of September 5, 2007.  The table below compares the data for National Penn with the median data for the peer group.

National Penn Comparable Group Analysis

	National Penn	Regional Peer Group Median
Market Capitalization (in millions)	$800	$834
Total assets (in millions)	$5,621	$4,559
Tangible equity/Tangible assets	5.00%	7.29%
Last twelve months’ return on average assets	1.20%	1.13%
Last twelve months’ return on average equity	12.14%	11.82%
Last twelve months’ efficiency ratio	56.6%	59.5%
Last twelve months’ net interest margin	3.41%	3.71%
Price/Tangible book value per share	300%	207%
Price/Last twelve months’ earnings per share	12.5x	14.5x
Price/Estimated 2007 earnings per share	12.9x	14.9x
Price/Estimated 2008 earnings per share	12.3x	13.7x
Price/52-week high	78.5%	76.9%

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 23 merger transactions announced from January 1, 2004 through September 5, 2007 involving acquisitions of banks and thrifts in the United States with announced transaction values between $400 million and $1.0 billion. Sandler O’Neill also reviewed 13 merger transactions announced from January 1, 2000 through September 5, 2007 involving acquisitions of banks and thrifts in the United States with announced transaction values greater than $150 million and in which stock was the primary consideration component and the seller had approximately 30% or more ownership of the pro forma company.  Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, estimated current year earnings per share and tangible book value per share, as well as tangible book premium to core deposits and current market price premium, and computed high, low, mean and median multiples and premiums for the transactions.

Comparable Transactions Analysis

	Nationwide Median Multiple	Strategic Merger Median Multiple

Transaction price / Last twelve months’ earnings per share	20.8x	13.9x

Transaction price/Estimated current year earnings per share	19.9x	12.8x

Transaction price / Tangible book value per share	306%	273%

Tangible book premium / Core deposits (1)	25.5%	19.7%

Premium to current market price	21.9%	12.1%

(1)                   Core deposits exclude time deposits with account balances greater than $100,000.

Discounted Cash Flow Analysis.  Sandler O’Neill performed an analysis to estimate the future stream of after-tax cash flows that KNBT would provide to equity holders through 2010 on a stand-alone basis, assuming KNBT maintained an annual dividend of $0.40 and that KNBT performed in accordance with the earnings and growth projections reviewed with KNBT’s management.  To approximate the terminal value of KNBT common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 12x to 22x and multiples of tangible book value ranging from 150% to 275%.  The dividend stream and terminal values were then discounted to present values using discount rates ranging from 9% to 15%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of KNBT’s common stock.  This analysis resulted in the following reference ranges of indicated per share values for KNBT’s common stock:

Terminal Earnings Multiple Discount Rate	12x	14x	16x	18x	20x	22x
9.0%	$11.04	$12.66	$14.28	$15.89	$17.51	$19.13
10.0%	$10.69	$12.25	$13.82	$15.38	$16.94	$18.50
11.0%	$10.35	$11.86	$13.37	$14.88	$16.40	$17.91
12.0%	$10.03	$11.49	$12.95	$14.41	$15.87	$17.33
13.0%	$9.72	$11.13	$12.54	$13.96	$15.37	$16.78
14.0%	$9.42	$10.79	$12.15	$13.52	$14.89	$16.25
15.0%	$9.13	$10.46	$11.78	$13.10	$14.43	$15.75

Terminal Tangible Book Multiple Discount Rate	150%	175%	200%	225%	250%	275%
9.0%	$13.23	$15.20	$17.18	$19.16	$21.14	$23.11
10.0%	$12.80	$14.71	$16.62	$18.53	$20.45	$22.36
11.0%	$12.39	$14.24	$16.09	$17.94	$19.78	$21.63
12.0%	$12.00	$13.79	$15.57	$17.36	$19.15	$20.93
13.0%	$11.63	$13.35	$15.08	$16.81	$18.54	$20.27
14.0%	$11.27	$12.94	$14.61	$16.28	$17.95	$19.62
15.0%	$10.92	$12.54	$14.16	$15.77	$17.39	$19.01

Sandler O’Neill also considered and discussed with the KNBT Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O’Neill performed a similar analysis assuming KNBT’s 2010 net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for KNBT’s common stock, using a discount rate of 10.85%:

Terminal Earnings Multiple EPS Projection Change from Base Case	12x	14x	16x	18x	20x	22x
(25.0%)	$8.12	$9.26	$10.40	$11.54	$12.68	$13.82
(20.0%)	$8.58	$9.79	$11.01	$12.22	$13.44	$14.65
(15.0%)	$9.04	$10.33	$11.62	$12.91	$14.20	$15.49
(10.0%)	$9.49	$10.86	$12.22	$13.59	$14.96	$16.32
(5.0%)	$9.95	$11.39	$12.83	$14.27	$15.72	$17.16
0.0%	$10.40	$11.92	$13.44	$14.96	$16.47	$17.99
5.0%	$10.86	$12.45	$14.05	$15.64	$17.23	$18.83
10.0%	$11.31	$12.98	$14.65	$16.32	$17.99	$19.66
15.0%	$11.77	$13.51	$15.26	$17.01	$18.75	$20.50
20.0%	$12.22	$14.05	$15.87	$17.69	$19.51	$21.33
25.0%	$12.68	$14.58	$16.47	$18.37	$20.27	$22.17

Sandler O’Neill performed a similar analysis to estimate the future stream of after-tax cash flows that National Penn would provide to equity holders through 2010 on a stand-alone basis, assuming National Penn maintained an annual dividend of $0.68 and that National Penn performed in accordance with earnings and growth projections reviewed with National Penn’s management.  To approximate the terminal value of National Penn’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 13x to 17x and multiples of tangible book value ranging from 200% to 300%.  The dividend stream and terminal values were then discounted to present values using discount rates ranging from 10% to 14%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of National Penn’s common stock.  This analysis resulted in the following reference ranges of indicated per share values for National Penn’s common stock:

Terminal Earnings Multiple Discount Rate	13x	14x	15x	16x	17x
10.0%	$15.84	$16.92	$18.00	$19.07	$20.15
11.0%	$15.37	$16.42	$17.46	$18.50	$19.54
12.0%	$14.92	$15.93	$16.94	$17.95	$18.96
13.0%	$14.48	$15.46	$16.44	$17.42	$18.40
14.0%	$14.06	$15.01	$15.96	$16.91	$17.86

Terminal Tangible Book Multiple Discount Rate	200%	225%	250%	275%	300%
10.0%	$12.24	$13.54	$14.84	$16.14	$17.44
11.0%	$11.88	$13.14	$14.40	$15.66	$16.92
12.0%	$11.54	$12.76	$13.98	$15.20	$16.42
13.0%	$11.20	$12.39	$13.57	$14.76	$15.94
14.0%	$10.89	$12.03	$13.18	$14.33	$15.48

Sandler O’Neill performed a similar analysis assuming National Penn’s 2010 net income varied from 25% above to 25% below the estimates noted above.  This analysis resulted in the following reference ranges of indicated per share values for National Penn’s common stock, using a discount rate of 13.86%:

Terminal Earnings Multiple EPS Projection Change from Base Case	13x	14x	15x	16x	17x
(25.0%)	$11.02	$11.73	$12.45	$13.17	$13.88
(20.0%)	$11.64	$12.40	$13.17	$13.93	$14.69
(15.0%)	$12.26	$13.07	$13.88	$14.69	$15.50
(10.0%)	$12.88	$13.74	$14.60	$15.46	$16.31
(5.0%)	$13.50	$14.41	$15.31	$16.22	$17.13
0.0%	$14.12	$15.07	$16.03	$16.98	$17.94
5.0%	$14.74	$15.74	$16.74	$17.75	$18.75
10.0%	$15.36	$16.41	$17.46	$18.51	$19.56
15.0%	$15.98	$17.08	$18.17	$19.27	$20.37
20.0%	$16.60	$17.75	$18.89	$20.04	$21.18
25.0%	$17.22	$18.41	$19.61	$20.80	$21.99

In its discussions with the KNBT Board, Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming (1) the exchange ratio for the stock portion of the merger consideration was 1.000x; (2) all options to purchase shares of KNBT common stock outstanding at June 30, 2007 are to be rolled into equivalent National Penn options; (3) each of KNBT and National Penn performs in accordance with the earnings projections and estimates discussed above; and (4) the merger closes during the second quarter of 2008.  Sandler O’Neill also assumed various purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger, and cost savings resulting from the merger (75% of which would be realized in 2008 and the remaining 25% in 2009).  Based on the assumptions listed above, the analysis indicated that the merger would be slightly accretive to National Penn’s estimated 2008 earnings per share and approximately 4.5% accretive to 2009 earnings per share, and accretive to National Penn’s estimated 2008 and 2009 tangible book value per share.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with KNBT and National Penn.  KNBT has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of 0.90% of the aggregate transaction value, or approximately $4,159,800, of which $250,000 has been paid, $250,000 will be paid upon the mailing of the proxy statement and the balance of which is contingent, and payable, upon closing of the merger.  KNBT has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill has in the past provided other investment banking services to KNBT and has received fees for such investment banking services.  Sandler O’Neill has in the past also provided other investment banking services to National Penn and has received fees for such investment banking services and may provide such services in the future, including during the period prior to the closing of the merger.   In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to KNBT and National Penn and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of KNBT or National Penn or their affiliates for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration

The merger agreement provides that:

•               KNBT will merge with and into National Penn.

•              Immediately thereafter, KNBT Bank, a direct, wholly owned subsidiary of KNBT, will merge with and into National Penn Bank, a direct, wholly owned subsidiary of National Penn.

•              Shareholders of KNBT will receive 1.03 shares of National Penn common stock for each share of KNBT common stock they own.  No fractional shares of National Penn common stock will be issued in the merger as described below.

As noted above, the exchange ratio has been adjusted on account of the 3% stock dividend paid by National Penn on September 28, 2007.  The exchange ratio will be appropriately adjusted if there is another stock dividend or a stock split, reverse stock split or other similar event regarding National Penn common stock before completion of the merger.  By way of illustration, if National Penn would declare and pay another stock dividend of 5% on or prior to the effective date of the merger, the exchange ratio would be adjusted upward by 5% and those KNBT shareholders entitled to receive National Penn common stock would receive 1.0815 shares of National Penn common stock for each share of KNBT common stock.

Letter of Transmittal.  Within 10 days after the effectiveness of the merger, National Penn’s exchange agent will mail to each KNBT shareholder a letter of transmittal with instructions for submitting KNBT stock certificate for National Penn common stock. At that time, those KNBT shareholders will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with their KNBT stock certificates.  Within 10 business days after receipt of the properly completed letter of transmittal and KNBT stock certificate, National Penn’s exchange agent will mail a statement evidencing book-entry shares of National Penn common stock.

Statements evidencing book-entry shares of National Penn common stock will be dated the effective date of the merger and will entitle the holders to dividends and any other distributions to which the holder is entitled.  Until the certificates representing KNBT common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive any stock consideration or dividends or distributions on any National Penn common stock into which such shares have been converted.  When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest.  National Penn has the right to withhold dividends or any other distributions on its shares until the KNBT stock certificates are surrendered for exchange.

Until surrendered, each KNBT stock certificate, following the effective date, is evidence solely of the right to receive the merger consideration.  In no event will either National Penn or KNBT be liable to any former KNBT stock holder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of National Penn common stock will be issued in connection with the merger.  Each holder of KNBT common stock who otherwise would have been entitled to a fraction of a share of National Penn common stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of KNBT common stock owned by such holder at the effectiveness of the merger) by the average closing price of a share of National Penn common stock on the Nasdaq Global Select Market for the 10 full trading days prior to the effectiveness of the merger.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.  Shares of KNBT common stock issued and held by KNBT as treasury shares as of the effective date, if any, and shares not subject to awards under KNBT’s 2004 Recognition and Retention Plan and Trust Agreement will be canceled.

KNBT shareholders are urged to read carefully the information set forth under the caption “Material United States Federal Income Tax Consequences” beginning on page 64 and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.

Stock Options

As of the record date for the special meeting, various directors, officers and employees of KNBT held options to purchase a total of 2,134,496 shares of KNBT common stock.  When the merger takes place, each KNBT stock option still outstanding will cease to be a right to purchase shares of KNBT common stock and will be converted automatically into an option to purchase shares of National Penn common stock at an exchange ratio of 1:1.03 (subject to adjustment if the exchange ratio is adjusted in accordance with the terms of the merger agreement).  National Penn will assume each such option, in accordance with the terms of the KNBT stock option plan, except that from and after the merger's effective date:

•              National Penn and its board of directors or a duly authorized committee of the board will be substituted for KNBT and KNBT’s board of directors or board committee to administer the KNBT stock option plans.

•              Each KNBT stock option assumed by National Penn may be exercised solely for shares of National Penn common stock.  The number of shares of National Penn common stock issuable upon the exercise of the converted options and the exercise price for the converted option will be appropriately adjusted to reflect the merger consideration.  This adjustment is described in the following two paragraphs.

•              The number of shares of National Penn common stock subject to each converted option will be equal to the number of shares of KNBT common stock subject to such option immediately prior to the effective date of the completion of the merger multiplied by the 1.03 (subject to adjustment if the exchange ratio is adjusted in accordance with the terms of the merger agreement).

•              The exercise price of each KNBT option immediately after the effective date will be equal to the quotient obtained by dividing the per share exercise price of such option by 1.03 (subject to adjustment if the exchange ratio is adjusted in accordance with the terms of the merger agreement).

•              All outstanding KNBT stock options shall become fully vested and exercisable notwithstanding anything to the contrary in the applicable KNBT stock plan or stock option or other agreement by which a KNBT stock option is evidenced.

National Penn Common Stock

Each share of National Penn common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

The Merger Agreement

In addition to the preceding terms concerning consideration and election matters, the merger agreement also contains the following provisions.

Effect of the Merger

Upon completion of the merger, KNBT will merge with and into National Penn. Subsequently KNBT Bank will merge with and into National Penn Bank.  The surviving entities will continue to be governed by their respective articles of incorporation and the bylaws as in effect immediately prior to the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approvals, have been fulfilled or, where permitted, waived or as soon as practicable thereafter as we mutually select.  We presently expect to close the merger in the first quarter of 2008.  See "The Merger - Conditions to the Merger” beginning on page 53 and "The Merger - Regulatory Approvals” beginning on page 57.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•  Organization of National Penn and KNBT and their respective subsidiaries.

•  Capital structures of National Penn and KNBT.

•  Due authorization, execution, delivery, performance and enforceability of the merger agreement.

•  Receipt of consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•  Delivery of financial statements consistent with accounting principles generally accepted in the United States.

•  Absence of material adverse changes, since June 30, 2007, in the consolidated assets, business, financial condition or results of operations of National Penn or KNBT.

•  Filing of tax returns and payment of taxes.

•  Material agreements.

•  Absence of undisclosed material pending or threatened litigation.

•  Compliance with applicable laws and regulations.

•  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•  Quality of title to assets and properties.

•  Maintenance of adequate insurance.

•  Absence of undisclosed brokers' or finders' fees.

•  Absence of material environmental violations, actions or liabilities.

•  Compliance with the Community Reinvestment Act of 1977, as amended.

•  Accuracy of information supplied by National Penn and KNBT for inclusion in the registration statement filed under the Securities Act of 1933, as amended, in connection with the issuance of National Penn common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

•  Related party transactions.

•  Documents filed with the SEC, the timeliness of such filings and the accuracy of information contained therein.

•  Receipt of a fairness opinion from each of Sandler O’Neill and Janney.

•  Validity and binding nature of loans reflected as assets in the financial statements of KNBT and National Penn.

•  Allowance for loan losses.

•  Tax treatment of the merger.

•  National Penn, National Penn Bank, KNBT and KNBT Bank being “well capitalized” within the meaning of the Federal Reserve Bank’s and FDIC regulations.

•  Compliance and disclosure controls pursuant to Sarbanes-Oxley Act.

•  No outstanding labor matters.

•  Accuracy of representation and warranties.

KNBT has also represented to National Penn that no “business combination,” “fair price,” “control transaction,” “control share transaction” or other similar anti-takeover statute or regulation under state or federal law is applicable to the merger.  National Penn has also represented that it has authorized but unissued shares of common stock to complete the merger.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the terms of the merger.  The terms and information in the merger agreement should not be relied on as disclosure about National Penn or KNBT without consideration of the entirety of public disclosure by National Penn and KNBT as set forth in all of their respective public reports with the SEC.  The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger.  In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties.  Matters may change from the state of affairs contemplated by the representations and warranties.  National Penn will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

In addition, KNBT agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by National Penn.  KNBT also agreed in the merger agreement that KNBT will not, and will not permit any of its subsidiaries to, without the written consent of National Penn (which shall not be unreasonable withheld):

•  Change its articles of incorporation or bylaws.

•  Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock, except for the issuance of KNBT common stock upon the valid exercise of any KNBT options outstanding on September 6, 2007.

•  Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that (i) KNBT may continue to pay regular quarterly cash dividends on KNBT common stock at a rate not in excess of the regular quarterly cash dividend ($0.10 per share) declared prior to September 6, 2007, but must coordinate such dividend payments with National Penn, and (ii) any subsidiary of KNBT may pay dividends to KNBT to the extent permitted by applicable regulatory restrictions.

•  Grant any severance or termination pay, except in accordance with policies or agreements in effect on September 6, 2007; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement, except as required by law.

•  Grant any job promotions except in accordance with past practice.

•  Grant any pay increase or pay any bonus except for: (i) routine periodic increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that such pay increases and raises will not exceed 3% in the aggregate; (ii) annual bonuses in the ordinary course as accrued on the most recent balance sheet prior to the date of payment, determined consistently with past practice; and (iii) retention bonuses on account of the merger granted in good faith reasonable amounts not exceeding $1,000,000 in the aggregate and to be payable to persons not parties to employment, change-in-control or severance agreements and designated by KNBT.

•  Engage in any merger or any material acquisition, leasing, purchase and assumption transaction or any similar transaction; or open, relocate or close any office or take any action with respect thereto.

•  Dispose of or encumber any material assets or incur any debt other than in the ordinary course of business and consistent with past practice.

•  Take any action which would result in any of the conditions to the closing of the merger to not be satisfied or that would cause a material violation of any provision of the merger agreement.

•  Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which KNBT is a party, other than in the ordinary course of business, consistent with past practice.

•  Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States, regulatory accounting principles or applicable law.

•  Implement any new employee benefit or welfare plan, or amend any such plan except as required by law.

•  Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

•  Enter into, renew, extend or modify any transaction with any affiliate of KNBT, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•  Enter into any interest rate swap, floor or cap or similar arrangement.

•  Take any action that would give rise to a right of payment to any person under any employment agreement, except in the ordinary course of business consistent with past practice or for the execution of the merger agreement.

•  Purchase any security, other than U.S. Government, government agency or government sponsored entity securities, for its investment portfolio not rated "AAA" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or with a remaining maturity of more than five years.

•  Except as already disclosed to National Penn, make any capital expenditure of $100,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $100,000 or extending beyond 12 months from September 6, 2007.

•  Agree to do any of the foregoing.

KNBT also agreed in the merger agreement, among other things:

•  To submit the merger agreement to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors, subject to compliance with the fiduciary duties of its board of directors.

•  To maintain a “key man” life insurance policies insuring the life of Scott V. Fainor, naming KNBT as the sole beneficiary thereof, which policy, by its terms, provides for a death benefit of not less than $3,000,000.

In addition, National Penn also agreed in the merger agreement that National Penn will not, without the written consent of KNBT:

•  Change its articles of incorporation or bylaws.

•  Declare, pay or make any extraordinary dividend or special distribution in respect of its capital stock, provided that National Penn can nonetheless increase the regular quarterly cash dividend on the National Penn common stock or issue dividends on National Penn common stock in National Penn common stock consistent with its past practices.

•  Make any material acquisition of, or investment in, any person or entity, other than in satisfaction of debts previously contracted, that would require National Penn shareholder approval or materially adversely affect the merger with KNBT or KNBT Bank.

•  Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States, regulatory accounting principles or applicable law.

•   Take any action that would result in any of the conditions to the merger to not be satisfied or that would cause a material violation of any provision of the merger agreement.

•  Agree to do any of the foregoing.

National Penn also agreed in the merger agreement, among other things:

•  To submit the merger agreement to its shareholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

•  To file all notices with the Nasdaq Stock Market and take all other action as necessary to ensure that the National Penn common stock to be issued pursuant to the merger agreement will be listed on the Nasdaq Global Select Market.

•  To cause National Penn Bank to elect certain individuals chosen by KNBT as directors of National Penn Bank.

We jointly agreed, among other things:

•  To prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals.

•  To cooperate with National Penn’s preparation of the registration statement of which this proxy statement/prospectus forms a part.

•  To use reasonable efforts to cause the merger to qualify as a “reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

•  To work cooperatively to determine which employees will likely be redundant based on planned closings of certain offices and duplicative functions of employees following the merger.

•  To provide access to the other to its business, properties, assets, books and records.

•  To maintain adequate insurance.

•  To maintain accurate books and records.

•  To file all tax returns and pay all taxes when due.

•  To facilitate the integration of the businesses and operating systems of KNBT and its subsidiaries with those of National Penn and its subsidiaries.

•  To deliver to each other monthly and quarterly financial statements.

•  To deliver to each other all public disclosure documents that may be filed under the Securities Exchange Act of 1934.

•  To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

•  To advise the other of any change or event which could have a material adverse effect on such entity or would likely cause a material breach of any such entity’s representations, warranties or covenants contained in the merger agreement.

Conditions to the Merger

National Penn’s and KNBT’s obligations to complete the merger are subject to various conditions, including the following:

•  The merger agreement shall have been duly approved by the shareholders of each of National Penn and KNBT.

•  All necessary governmental approvals for the merger shall have been obtained, all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired and no approval shall contain any condition or requirement which could adversely affect the contemplated benefits from the merger.  See "The Merger - Regulatory Approvals” beginning on page 57.

•  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

•  National Penn and KNBT shall have received an opinion from their respective counsel that the merger constitutes a “reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. See "The Merger - Material United States Federal Income Tax Considerations” beginning on page 64.

•  The representations and warranties of each party to the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect (as defined below) on either National Penn or KNBT, as the case may be.

•  The other's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

•  The effectiveness of the registration statement of which this proxy statement/prospectus forms a part.

•  Other conditions which are customary for transactions of the type contemplated by the merger agreement.

•              Under the terms of the merger agreement, a "material adverse effect" on either KNBT or National Penn is defined to mean any effect that has or would be reasonable expected to have a material adverse effect (i) on the business, financial condition or results of operations or business of such entity and its subsidiaries taken as a whole, or (ii) or otherwise materially impede the consummation of the merger or the bank merger; provided, however, none of the following would be deemed to constitute a material adverse effect on any entity:

•	Changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	Changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings banks or their holding companies generally;

•	Changes in general economic, legal, regulatory or political conditions affecting banks, savings banks or their holding companies generally, including, but not limited to, changes in interest rates;

•	Any modifications or changes to valuation policies and practices in connection with the merger or the bank merger or restructuring charges taken in connection with such transactions;

•	Reasonable expenses incurred in connection with the merger and the bank merger;

•	The effects of any action or omission taken with the prior consent of other party to the merger agreement or required to be taken pursuant to the merger agreement; and

•	Any effect with respect to either National Penn or KNBT caused in whole or in substantial part by the other.

Except for the requirements of National Penn shareholder approval, KNBT shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Merger - Amendment & Waiver" below.

Amendment & Waiver

Subject to applicable law, at any time prior to completion of the merger, the parties may:

•  Amend the merger agreement.

•  Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

•  Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

•  Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except the requirements of National Penn shareholder approval, KNBT shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by mutual written consent.  The merger agreement may also be terminated by either party on the basis of:

•  A breach of any representation, warranty, covenant or obligation of the other party if such breach (a) cannot be remedied within thirty (30) days following the receipt of notice describing the breach and requesting that it be remedied or which cannot be cured prior to completion of the merger and (b) would entitle the non-breaching party to consummate the transaction pursuant to the Agreement on the grounds of a failure to satisfy the conditions set forth in the Agreement.

•  The failure of the closing to occur prior to June 30, 2008, unless the failure of the closing to occur by such date is caused by National Penn’s or KNBT’s breach of the Agreement, in which the breaching party may not terminate the Agreement for such failure to close prior to June 30, 2008.

•  The issuance of a definitive written denial of an approval or consent from a regulatory authority which is required for consummation of the merger and the performance by National Penn and KNBT of their respective covenants and obligations under the Agreement is obtained, without regard to any requisite waiting period, where the time period for appeals and requests for reconsideration has run.

•  A KNBT shareholder vote which fails to approve the merger at the KNBT shareholders meeting or a National Penn shareholder vote which fails to approve the merger at the National Penn shareholders meeting.

Additionally, KNBT’s board of directors may terminate the merger agreement if the board concludes, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an acquisition proposal and terminate the merger agreement in order to comply with its fiduciary duties.

In considering whether to exercise its right to terminate the merger agreement, National Penn and KNBT’s board of directors would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with their respective financial advisors and legal counsel.

Approval of the merger agreement by National Penn’s shareholders will confer on National Penn’s board of directors the power to complete the merger without any further action by, or re-solicitation of, the votes of National Penn shareholders, except as may be required by applicable law and regulation.  Approval of the merger agreement by KNBT’s shareholders will confer on KNBT’s board of directors the power to complete the merger without any further action by, or re-solicitation of, the votes of KNBT shareholders, except as may be required by applicable law and regulation.

KNBT shareholders should be aware that the market price of National Penn common stock will fluctuate and could possibly decline.  Accordingly, the per share value of the National Penn common stock actually received by holders of KNBT common stock at the time of the completion of the merger may be more or less than the per share value of National Penn common stock at the time of the special meeting and may be more or less than one share of KNBT common stock at the time of the completion of the merger.

Termination Fee

KNBT has agreed to pay a fee of $20,000,000 to National Penn if KNBT fails to complete the merger and National Penn is not in material breach of the merger agreement after the occurrence of any one of the following events:

•  If the board of directors of KNBT concludes, in good faith after consultation with its legal and financial advisors, that is must agree to or endorse another acquisition proposal and terminate the Agreement in order to comply with its fiduciary duties.

•  If a person or group (as those terms are defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, enters into an agreement, letter of intent or memorandum of understanding with KNBT relating to an acquisition proposal, pursuant to which such person or group or any affiliate of such person or group would:

(1)  merge or consolidate, or enter into any similar transaction, with KNBT or a subsidiary of KNBT, where the assets, revenue or income of such subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of KNBT;

(2) acquire assets or liabilities of KNBT where the assets constitute 10% or more of the consolidated assets, net revenue or net income of KNBT and its subsidiaries; or

(3)  acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of KNBT common stock or any subsidiary of KNBT where the subsidiary represents more than 10% of the consolidated assets, net revenue or net income of KNBT (each of the foregoing being deemed to constitute an acquisition proposal for purposes of the merger agreement).

•  If KNBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into such acquisition proposal.

•  If the KNBT shareholders vote but fail to approve the merger at the KNBT shareholder meeting, or the KNBT shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(1)  the KNBT board of directors shall have (a) failed to recommend approval of the adoption of the merger agreement by the shareholders of KNBT, (b) withdrawn or modified its recommendation that KNBT shareholders approve the adoption of the merger agreement or (c) recommended that the shareholders of KNBT approve or accept another acquisition proposal with any person other than National Penn or an affiliate of National Penn;

(2)  KNBT has materially breached its obligations under the merger agreement by failing to call, give notice of, convene and hold the KNBT shareholders meeting in accordance with the merger agreement; or

(3)  any person or group (as that terms is defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than National Penn or an affiliate of National Penn, shall have publicly announced, communicated or made know its intention, whether or not conditional, to make another acquisition proposal and shall not have publicly withdrawn such announcement, communication or intention at least 20 days prior to the KNBT shareholders meeting to  consider and approve the adoption of the merger agreement.

No Solicitation of Other Transactions

KNBT has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•  Initiate, solicit, encourage or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any acquisition proposal;

•  Enter into or maintain or continue discussions or negotiate with any person in furtherance of an acquisition proposal; or

•   Agree to or endorse any acquisition proposal.

Notwithstanding the foregoing, if KNBT’s board of directors concludes in good faith after consultation with its legal and financial advisors, that failure to take any of the following actions would constitute a breach of its fiduciary duties to KNBT’s shareholders, KNBT’s board may:

•  furnish confidential and non-public information concerning KNBT to a third party;

•  engage in discussions or negotiations with a third party;

•  following receipt of a third party's acquisition proposal, take and disclose to its shareholders a position with respect to the proposal; or

•  following receipt of a third party's acquisition proposal, withdraw or modify its recommendation of approval of the adoption of the merger agreement.

KNBT has also agreed to notify National Penn promptly if any acquisition proposal or inquiry described above is received by KNBT from any third party, unless it believes that such notification would violate the KNBT directors’ fiduciary duties.

For a discussion of circumstances the occurrence of which could result in KNBT’s paying a termination fee of $20,000,000, see “The Merger - Termination Fee” beginning on page 55.

Nasdaq Listing

KNBT’s obligation to complete the merger is subject to the condition that National Penn common stock continues to be authorized for quotation on the Nasdaq Global Select Market.

Expenses

Except in the case of a termination (see the “The Merger - Termination” section on page 55), each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Regulatory Approvals

Completion of the transaction is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal authorities required to complete the merger of National Penn and KNBT.

As of the date of this proxy statement/prospectus, appropriate applications and notice for approval have been filed and are being reviewed by the regulatory authorities.  National Penn and KNBT have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction.  These approvals include approval from the Comptroller of the Currency, the regulator of national banks, and a waiver from the Federal Reserve Bank of Philadelphia, acting under its delegated authority from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The merger cannot proceed in the absence of the required regulatory approvals.

Federal Approvals and Notices

While this transaction involves the merger of National Penn and KNBT followed thereafter by the merger of KNBT Bank with and into National Penn Bank, it is in substance the latter merger that is significant.  That is because over 90 percent of the assets being acquired by National Penn are held by KNBT Bank.  Under the Federal Reserve Board's Regulation Y (at 12 CFR 225.12(d)), where there is a bank-to-bank merger subject to prior approval of another banking authority that will apply the same statutory criteria as will the Federal Reserve, then the Federal Reserve may waive the need to seek its prior approval.  An appropriate filing will be made with the Federal Reserve Bank of Philadelphia at least 10 days prior to closing.

As mentioned above, the significant aspect of the current transaction is the merger of KNBT Bank, an FDIC-insured state savings bank, with and into National Penn Bank, a national bank.  The merger is subject to the prior approval of the Office of the Comptroller of the Currency ("OCC") under section 215a of the National Bank Act and the statute criteria in 12 USC 1828(c).  Accordingly, the OCC generally may not approve any proposed merger into a national bank:

•              that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•              that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the OCC finds that the public interest in meeting the convenience and needs of the communities served clearly outweigh the anti-competitive effects of the proposed transaction.

In addition, a waiting period of up to 30 days (which may be reduced to 15 days) must expire prior to completing the bank merger after OCC approval. During such period, the United States Department of Justice may file objections to the merger or the bank merger under the federal antitrust laws. While National Penn believes that the likelihood of that action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate that proceeding, or that the Attorneys General of the states where National Penn’s and KNBT’s banking subsidiaries operate will not challenge the merger, or if a proceeding or challenge is made, as to the result of the proceeding or challenge.

The OCC is also required to consider the financial and managerial resources and future prospects of the merging institutions and the convenience and needs of the communities to be served.  Under the Community Reinvestment Act of 1977, the OCC also must take into account the record of performance of National Penn Bank and KNBT Bank in meeting the credit needs of their communities, including low and moderate-income neighborhoods. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Applications

National Penn filed an application with the OCC on October 24, 2007 requesting approval of the merger of KNBT Bank with and into National Penn Bank.  The application described the terms of the merger, the parties involved, and the activities to be conducted by the combined institutions as a result of the merger, and contained certain financial and managerial information.

We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above.  If any other approval or action is required, we expect that we will seek such approval or action.

Management and Operations After the Merger

Upon the consummation of the merger, KNBT will merge with and into National Penn, and the separate existence of KNBT will cease.  The board of directors of National Penn will consist of fifteen directors, ten of whom have been selected by the National Penn board.  The continuing National Penn directors are Thomas A. Beaver, J. Ralph Borneman, Jr., Robert L. Byers, Patricia L. Langiotti, Molly K. Morrison, Glenn E. Moyer, Natalye Paquin, Robert E. Rigg, C. Robert Roth, and Wayne R. Weidner.  The remaining five directors were selected by the current board of directors of KNBT from among the current, independent directors of KNBT, subject to approval by National Penn, which approval shall not be unreasonably withheld.  The current board of directors of KNBT selected Mr. Jeffrey P. Feather, Ms. Donna D. Holton, Mr. Thomas L. Kennedy, Mr. Christian F. Martin, IV and Mr. R. Chadwick Paul, Jr.  National Penn has approved the appointment of the five selected KNBT directors.

During the three years following the merger, if the number of National Penn board members who had been KNBT board members prior to the merger falls below five, the National Penn board of directors and the National Penn Nominating/Corporate Governance Committee shall nominate for election, subject to their fiduciary duties, a person requested by the majority of the post-merger National Penn board of directors who had been KNBT board members prior to the merger.  Additionally, after the merger, Mr. Jeffrey P. Feather will become Vice Chairman of National Penn’s board of directors, will serve on National Penn’s executive committee and will become the Chairman of National Penn’s Nominating/Corporate Governance Committee.

After the merger, National Penn will cause National Penn Bank to elect the five post-merger National Penn directors who had been KNBT directors prior to the merger as directors of National Penn Bank for a period of at least three years.  If any of these directors dies, resigns, or is otherwise removed from National Penn Bank’s board of directors within three years of the merger, the remaining directors of the five former KNBT directors may select, by a plurality vote, a successor director for the National Penn Bank board.  In addition to these board members, National Penn will cause National Penn Bank to elect Mr. Scott Fainor, currently a director of KNBT, to the National Penn Bank board of directors.

After KNBT Bank merges into National Penn Bank, National Penn will cause National Penn Bank to establish and operate a separate banking division called “KNBT, a Division of National Penn Bank.”  Following the merger with KNBT Bank, National Penn will cause National Penn Bank to establish a regional board, which will initially consist of all of the directors of KNBT prior to the merger, including the five National Penn directors who were formerly KNBT directors prior to the merger.  National Penn will operate KNBT Bank or this separate banking division and maintain this regional board for at least three years following the merger, unless this obligation expires as described in the merger agreement.  KNBT regional board members who are not also serving as directors of National Penn Directors, shall receive compensation for their service on the KNBT regional board in the amount of $25,000 per year (which can be a combination of retainer and meeting fees) until the third anniversary of the completion of the merger.

Employment; Severance

National Penn and KNBT have agreed to work cooperatively prior to the closing of the merger through an integration team to determine which employees will likely be redundant based on planned closings of certain offices and duplicative functions of employees following the merger.  Each of National Penn and KNBT will inform each of their employees of the likelihood of such employee having continued employment with KNBT Bank, National Penn, National Penn Bank or any other subsidiary following the closing of the merger.  Following the closing, any KNBT employee will be given the opportunity to apply for any employment position posted within KNBT, National Penn and any of their subsidiaries.

All employees of KNBT Bank and each KNBT Bank wholly owned subsidiary are eligible for possible severance benefits under the terms of the KNBT Bank Severance Benefits Plan (the “Plan”), which provides for severance benefits to eligible employees whose employment is terminated under certain circumstances as determined by KNBT Bank in its sole discretion. The Plan provides for specified levels of severance benefits based on years of service and base salary for employees of KNBT Bank and its subsidiaries who have at least one year of service with KNBT Bank and who are not temporary employees, are not covered by another plan providing severance benefits maintained by KNBT Bank or one of its subsidiaries or are covered by a contract or agreement that provides severance benefits (unless such contract or agreement specifically provides that an affected employee is eligible to receive benefits under the Plan). The minimum level of severance for eligible employees is one week of base salary with a maximum level of severance of 52 weeks of base salary (the maximum “Enhanced Severance Benefit”); provided, however, that officers who serve in the Office of the President whose employment is terminated under circumstances covered by the Plan in KNBT Bank’s sole discretion will receive an Enhanced Severance Benefit equal to one times their annual base salary irrespective of their salary and years of service.  The severance benefits will be paid on an installment basis over the same period as the number of weeks of severance to which the employee is entitled (minimum of one week and a maximum of 52 weeks). In addition, employees are entitled to continued medical, dental, and vision coverage for the period over which the severance benefits are paid. The Plan requires as a condition of obtaining the Enhanced Severance Benefits under the Plan that an employee sign a release of claims in a form acceptable to KNBT Bank.

Employee Benefits

When the merger takes effect, National Penn shall have taken reasonable action so that each employee of KNBT or any KNBT subsidiary who becomes an employee of National Penn or of a National Penn subsidiary will be entitled to participate, as soon as administratively practicable following the merger, in each National Penn benefit plan of general applicability to the same extent as similarly-situated employees of National Penn and its subsidiaries.  To the extent that continuing employees of KNBT or any KNBT subsidiary are not entitled to participate in any National Penn benefit plan as of the closing of the merger, such employees shall continue to participate in the corresponding employee benefit plan of KNBT and its subsidiaries so as to ensure that there is not a lapse in participation or coverage prior to participation in the National Penn benefit plan, provided that National Penn shall not be required to continue any employee benefit plan for which there is no corresponding National Penn benefit plan.  National Penn shall cause each of its benefit plans to take into account, for purposes of eligibility, vesting, and benefit accrual (except for certain National Penn benefit plans, the service of continuing employees with KNBT and its subsidiaries and with any predecessor entities.

The National Penn medical, dental and life insurance plans, programs or policies, if any, that become applicable to employees of KNBT or its subsidiaries will (i) waive any limitation with respect to any pre-existing health condition of any such employees or their dependents; (ii) honor any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to participation; and (iii) waive any waiting period limitation or evidence of insurability requirement, unless such employee had not yet satisfied, prior to the merger, any similar limitation or requirement under an analogous KNBT benefit plan.

Prior to the completion of the merger, KNBT shall take any actions necessary to cause its employee stock ownership plan to be terminated and for all distributions necessary thereunder to be made.

Subject to the above assurances, after the merger takes effect, National Penn may discontinue, amend or convert to a National Penn plan any particular benefit or welfare plan of KNBT, subject to such plan's provisions and applicable law.

Interests of Management and Others in the Merger

Share Ownership

As of October 26, 2007, the record date for the special meetings of National Penn and KNBT shareholders:

•              The directors and certain executive officers of National Penn may be deemed to be the beneficial owners of 1,176,315 shares, representing 2.47% of the outstanding shares of National Penn common stock (excluding the ownership of stock options).

•              The directors and executive officers of KNBT may be deemed to be the beneficial owners of 1,401,413 shares, representing 5.28% of the outstanding shares of KNBT common stock (excluding the ownership of stock options discussed in the section on page 47 titled “Stock Options”).

•              The directors and executive officers of National Penn may be deemed to be the beneficial owners of 1,000 shares of KNBT common stock, or less than 1% of the outstanding shares of KNBT common stock.

•              The directors and executive officers of KNBT may be deemed to be the beneficial owners of 121 shares of National Penn common stock, or less than 1% of the outstanding shares of National Penn common stock.

Board Positions and Compensation

Upon completion of the merger, National Penn has agreed that:

•              Five persons selected by KNBT’s board of directors and approved by National Penn will be elected to the National Penn and National Penn Bank’s board of directors, to hold office until a successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of National Penn, and such board of director nominees from KNBT shall be re-elected so that they may hold office for at least the three years following the merger.  Mr. Fainor will also be elected to National Penn Bank’s board.

•              The board of directors of National Penn Bank will consist of the five KNBT directors elected to the National Penn board, as well as Mr. Fainor, and all but one of the 17 current directors of National Penn Bank. In addition, two additional directors will be elected to the National Penn Bank board, one after the completion of the acquisition of Christiana Bank & Trust Company, and the other from National Penn Bank's Nittany Bank division advisory board.

All persons who may be selected for service on the National Penn and National Penn Bank board of directors will be compensated in accordance with National Penn's standard compensation arrangements for board members, which is partially fixed and partially incentive-based compensation.

Prior to the merger between KNBT Bank and National Penn Bank, compensation for non-employee directors serving as directors of KNBT Bank, who are not directors of National Penn or KNBT or employees of National Penn or any of its subsidiaries, will receive the same compensation they had received as directors of KNBT or KNBT Bank at the time of the merger agreement.

Indemnification and Insurance

National Penn has agreed to indemnify the directors, officers, employees and agents of KNBT and its subsidiaries against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Pennsylvania law.  This includes the advancement of expenses incurred in the defense of any proceeding, as long as the person receiving the expense advance provides a repayment undertaking required by Pennsylvania law.

National Penn has also agreed to provide directors and officers liability insurance with at least the same coverage as the directors and officers liability insurance currently maintained by KNBT and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six years from the date of the merger.  However, during that six-year period, National Penn will not be obligated to pay annual premiums for such insurance covering KNBT’s directors and officers in excess of 200% of the annual premium payment, as of June 30, 2007, under KNBT’s current policy in effect on the date of the merger agreement.  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the maximum amount specified above in any year, National Penn is required to use its reasonable best efforts to maintain the most advantageous directors and officers liability insurance policies obtainable for a premium equal to such amount.

Stock Options

As described above, each option to purchase KNBT common stock that remains unexercised on the effective date of the merger will be converted into an option to purchase National Penn common stock.  The number of shares subject to each stock option and the exercise price for those shares will be adjusted to prevent alteration of the economic value of the option, as measured immediately prior to and immediately following the effective date and all KNBT stock options shall become fully vested and exercisable upon completion of the merger notwithstanding any contrary provision in the applicable stock option plan or stock option agreement.  In other respects, the terms and conditions of the KNBT stock options will not be changed and such options will remain outstanding and will be exercisable according to the terms of the applicable option plan and stock option agreement.  See “The Merger- Consideration” beginning on page 46.

As of October 26, 2007, KNBT directors and executive officers held stock options for a total of 1,334,776 shares of KNBT common stock with a weighted average exercise price of $13.58 per share.

Restricted Stock Awards

All outstanding restricted stock awards with respect to the common stock of KNBT, other than performance-based awards, which are outstanding immediately prior to the completion of the merger will become fully vested and earned as of the closing of the merger and thus will receive the merger consideration provided by the merger agreement.  The directors and executive officers of KNBT held a total of 143,000 unvested shares of restricted stock as of October 26, 2007, other than awards subject to performance criteria which will be cancelled.  Based on the 1.03 exchange ratio such shares would result in the issuance of 147,290 shares with a total value of $2,138,650.80, using the closing market price of National Penn common stock on November 5, 2007. Certain of the unvested awards may vest in accordance with their terms prior to the completion of the merger.

Continued Employment

Upon completion of the merger, National Penn will either offer employment to each person who is then an employee of KNBT or pay severance benefits as provided in the merger agreement.  See “Employment; Severance” beginning on page 58.

Agreements and Benefits for KNBT Key Management Employees

On December 28, 2006, KNBT and its wholly owned bank subsidiary KNBT Bank, entered into amended and restated employment agreements with Scott V. Fainor, KNBT’s and the KNBT Bank's president and chief executive officer, and Eugene T. Sobol, KNBT's and KNBT Bank's Senior Executive Vice President and Chief Financial Officer. In addition, on the same date KNBT and KNBT Bank also entered into an employment agreement with Sandra L. Bodnyk, KNBT’s and KNBT Bank's Senior Executive Vice President and Chief Risk Officer. Messrs. Fainor's and Sobol's agreements are for three years (subject to extension in Mr. Fainor's case) and Ms. Bodnyk's is for two years (subject to extension).

The amended and restated agreements were primarily amended and restated in order to (1) reduce the level of severance benefits in certain situations and (2) to comply with new Section 409A of the Internal Revenue Code, including the proposed regulations issued by the Internal Revenue Service. Section 409A of the Internal Revenue Code governs the deferral of compensation where the director, officer or employee has a legally binding right to compensation that is payable in a future year. Section 409A imposes new requirements with respect to deferral elections, payment events and payment elections. In addition, the definition of “change in control” was revised to be consistent with Section 409A of the Internal Revenue Code. The agreements with Messrs. Fainor and Sobol were also revised to delete the ability of such officers to surrender their unvested restricted share awards in return for a cash payment in the event of their termination without cause.

Set forth below is a description of the primary provisions of the employment agreements with Mr. Fainor and Ms. Bodnyk which agreements, as discussed below, are being assumed by National Penn:

•  On each annual anniversary date of the effective date of the employment agreement with Mr. Fainor and Ms. Bodnyk, the term will be extended for one additional year thereafter unless either KNBT or KNBT Bank, on the one hand, or the executive gives notice at least 30 days prior to the annual anniversary date that the term will not be extended; provided, however, the term of such executive officers’ agreements will not extend beyond December 31st in the years Mr. Fainor and Ms. Bodnyk turn age 65 and 64, respectively. Extension of the term also will cease automatically if the executive's employment with either KNBT or KNBT Bank is terminated for any reason.

•  In the event that, during the term of the employment agreement, the executive's employment is terminated by KNBT or KNBT Bank without cause or for other than death or disability, or if the executive resigns within six full calendar months following the occurrence of any of the reasons specified below, the executive will be entitled to receive certain severance payments and benefits. These include earned but unpaid base salary; benefits as to which the executive is entitled under plans maintained by KNBT and KNBT Bank through the date of termination; and continued group life, health, dental, accident and disability benefits for the period of the remaining term of his or her employment agreement, but not more than two years (18 months with respect to Ms. Bodnyk).

Such remaining term is referred to as the Coverage Period. Mr. Fainor and Ms. Bodnyk would also be entitled to a cash lump sum payment to compensate them for the loss of salary during the coverage period, on a present value basis; cash bonus and incentive compensation; a cash lump sum payment equal to the excess, if any, of the present value of the benefits to which the executive would be entitled under qualified and non-qualified pension plans if he or she had continued to be employed during the Coverage Period over the present value of the benefits to which he or she is actually entitled under such defined benefit pension plan as of the date his or her employment terminates; and a cash lump sum payment equal to the additional employer contributions under qualified and non-qualified defined contribution plans, on a present value basis, to which the executive would have been entitled had he or she continued to be employed during the Coverage Period.  In addition, for the first year following the date on which his employment terminates, Mr. Fainor and Ms. Bodnyk will be reimbursed for reasonable expenses incurred by him or her in searching for new employment not to exceed $75,000 and $25,000, respectively. In addition, if the executive surrenders his or her then outstanding options (other than unvested options the vesting of which does not accelerate in a change in control) within 30 days of the termination of his or her employment, KNBT and KNBT Bank will pay the executive the value of the excess of the fair market value of KNBT's common stock covered by the stock options over the exercise price of his or her outstanding options.

•  The reasons specified in the employment agreements that would justify the executive resigning and receiving the severance benefits described above are a material breach of the executive's agreement by KNBT or KNBT Bank, including a reduction in the executive's salary or a material reduction in the executive's fringe benefits, if such breach remains uncured after 30 days written notice; a failure to appoint the executive to the positions in which the executive has a right to serve under the executive's employment agreement; and a failure to vest in the executive the authority and responsibilities associated with those positions, if such failure is not cured after 30 days written notice. In addition, the executive would be entitled to severance benefits if there is a change in the executive's principal place of employment to a location more than 25 miles from KNBT and KNBT's current corporate headquarters in Bethlehem, Pennsylvania; KNBT's or KNBT Bank's notice to the executive that the employment period is not being extended as of any annual anniversary date of the agreement; or a termination of the executive's employment by KNBT or KNBT Bank for other than cause, voluntary resignation or retirement, death or disability.

•  In addition, under the terms of the employment agreements as described below, if the executive officer voluntarily resigns (including voluntary retirement), the executive will receive cash severance payments equal to 75% of the executive's then base salary for a period of 18 months plus continued group health and dental insurance coverage during such period.  Under the employment agreements with Mr. Fainor and Ms. Bodnyk, the executives can receive the foregoing severance benefits if he or she voluntarily resigns any time after reaching age 65 or 64, respectively, and prior to the end of the terms of their respective employment agreements.

•  If a change in control, as defined in the employment agreement, of KNBT occurs prior to the end of the term of the executive's employment agreement, and the executive is terminated in connection therewith, the executive will be entitled to receive, in lieu of any severance benefits due to the executive as described above, a severance benefit in a lump sum payment equal to three times (two times in the case of Ms. Bodnyk) the executive’s "base amount" as calculated under Section 280G of the Code. If the executive is not terminated in connection with the change in control, the executive only receives 1.5 times (1.0 times for Ms. Bodnyk) the executive's Section 280G base amount. If the executive's employment is terminated within the first year after the change in control by either the Company or by the executive, then the executive receives an additional 1.5 times (1.0 times for Ms. Bodnyk) the executive's base amount.  If the executive's employment is terminated between one and two years after the change in control, the executive receives an additional 1.5 times (1.0 times for Ms. Bodnyk) the executive's base amount, but the base amount is calculated under Section 280G as if the change in control had occurred when the executive's employment was terminated. With respect to the calculation of the severance payment due in the event the executive is terminated between one and two years after the change in control, the initial severance payment is excluded from the calculation. If the executive is terminated more than two years after a change in control, then the severance provisions governing terminations outside a change in control described above apply. In the event that due to a change in control, any amount paid or payable to the executive is subject to the 20% excise tax under Section 4999 of the Code, the executive will be entitled to an additional payment such that on an after-tax basis, the executive is indemnified for the excise tax.

•  The employment agreements contain a covenant not to compete, under which the executive agrees that if the executive's employment terminates before the expiration of the term of the executive's employment agreement other than a termination within 30 days of a change in control of KNBT, the executive will not compete with KNBT Bank in any county in which KNBT or KNBT Bank maintains an office as of the date of the executive's termination until the earlier to occur of two years (18 months in the case of Ms. Bodnyk) from the date on which the executive's employment terminates or until the date on which the term of the executive's employment agreement would have otherwise expired had no termination occurred. In addition, for two years after the executive's employment terminates, the executive agrees to not solicit KNBT Bank's customers or solicit its employees to accept other employment in the counties where KNBT or KNBT Bank maintains an office as of the date of the executive's termination.

Amendments to KNBT Employment Agreements

KNBT has entered into first amendments to the agreements concerning the employment of Scott V. Fainor and Sandra L. Bodnyk, as well as a release, consulting and noncompetition agreement with Eugene T. Sobol.

Scott V. Fainor and Sandra L. Bodnyk- First Amendment to Employment Agreement

On September 6, 2007, KNBT, KNBT Bank, National Penn and National Penn Bank entered into amendments to the current employment agreements of Mr. Fainor and Ms. Bodnyk.  The amendments reflect the new titles the executive officers will have upon completion of the merger.  Scott V. Fainor, currently the President and Chief Executive Officer of each of KNBT and KNBT Bank, will serve as President and Chief Executive Officer of National Penn Bank and Senior Executive Vice President and Chief Operating Officer of National Penn.  Sandra L. Bodnyk, currently the Executive Vice President and Chief Risk Officer of each of KNBT Bank and KNBT, will serve as Group Executive Vice President of National Penn Bank.

In addition, the amendments provide for lump sum cash payments upon completion of the merger of $740,503 to Mr. Fainor and $306,978 to Ms. Bodnyk in accordance with their current employment agreements.  If the employment of Mr. Fainor or Ms. Bodnyk is terminated within the first year following the merger or if there is a change in control of National Penn or National Penn Bank within the first year following the merger, then the executives will receive a second lump sum cash payment equal to the first payment.  If the employment of Mr. Fainor or Ms. Bodnyk is terminated within the second year following the merger or if there is a change in control of National Penn or National Penn Bank within the second year following the merger, then the executives will receive a lump sum payment equal to their updated five-year average income multiplied by 1.5 for Mr. Fainor and multiplied by 1.0 for Ms. Bodnyk.

Eugene T. Sobol Release- Consulting and Noncompetition Agreement

On September 6, 2007, KNBT, KNBT Bank, National Penn and National Penn Bank entered into a release, consulting and noncompetition agreement with Mr. Sobol.  Under this agreement, Mr. Sobol will receive a lump sum cash payment from KNBT or KNBT Bank upon completion of the merger which is currently estimated to be approximately $1.3 million in connection with the termination of his employment. In addition, Mr. Sobol will receive a lump sum cash payment of $100,000  from National Penn promptly following the completion of the merger, plus $16,000 per month during the consulting period, in consideration of his non-compete obligations and consulting services. Mr. Sobol will also receive an automobile allowance of $900 per month plus continued medical and dental coverage during the consulting period. Under the terms of the agreement, Mr. Sobol will provide various consulting services for up to 18 months following completion of the merger and be available for up to 30 hours per week.  In addition, for a period of 18 months following the completion of the merger, Mr. Sobol has agreed not to work for any other financial institution that is located in any county in which National Penn, National Penn Bank or any of their subsidiaries has an office.

Accounting Treatment

National Penn will account for the merger under the purchase method of accounting.  National Penn will record, at fair value, the acquired assets and assumed liabilities of KNBT.  To the extent that the total purchase price and liabilities assumed exceeds the fair value of the tangible assets acquired, National Penn will record intangible assets, which, among other things, include goodwill and core deposit intangibles.  National Penn will include in its results of operations the results of KNBT’s operations after completion of the merger.

Material United States Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences relating to the merger to KNBT, National Penn and the holders of KNBT common stock and National Penn common stock.  Because this is a summary that is intended to address only federal income tax consequences of the merger that will apply to all KNBT and National Penn shareholders, it may not contain all of the information that may be important to you.  As you review this discussion, you should keep in mind that:

•              The tax consequences to you may vary depending on your particular tax situation;

•               You may be subject to special rules that are not discussed below if you are:
•	a tax-exempt organization;
•	a broker-dealer;
•	a trader in securities that elects to mark to market;
•	a person who holds KNBT shares as part of a hedge, straddle or conversion transaction;
•	a person who acquired KNBT shares pursuant to the exercise of employee stock options or otherwise as compensation;
•	a person who does not hold KNBT shares as a capital asset;
•	a person that has a functional currency other than the U.S. dollar;
•	a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the Untied States;
•	a trust;
•	an estate;
•	a regulated investment company;
•	a real estate investment trust;
•	an insurance company;
•	a bank or other financial institution;
•	a U.S. expatriate; or otherwise subject to special tax treatment under the Internal Revenue Code.

This summary does not address state, local, or foreign tax considerations.

This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the merger on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based upon the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations, and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions.  Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law.  Any change could apply retroactively.  Neither KNBT nor National Penn has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the merger.  Elias, Matz, Tiernan & Herrick L.L.P., counsel to KNBT, and Reed Smith LLP, counsel to National Penn, have issued opinion letters to KNBT and National Penn, respectively, with respect to the discussion set forth under this heading “Material United States Federal Income Tax Considerations,” and the opinions are included as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.  It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts and that a court would agree with the Internal Revenue Service.

General.  The merger is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code.  The income tax consequences summarized below are based upon the assumption that the merger will qualify as a reorganization.  In addition, based on certain representations that were provided by National Penn and KNBT in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, and assuming that such representations remain true, complete and correct until the effective time of the merger, it is the opinion of Elias, Matz, Tiernan & Herrick L.L.P. and Reed Smith LLP that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code.  Accordingly, the material federal income tax consequences of the merger to the shareholders of KNBT should be as described below.

The delivery of updated opinions by Elias, Matz, Tiernan & Herrick L.L.P. and Reed Smith LLP, dated as of the closing date, is a condition to this merger.  The opinions of counsel will rely on customary representations made by KNBT and National Penn and applicable factual assumptions.  If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.  The opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Reed Smith LLP are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein.

Federal Income Tax Consequences of the Merger to KNBT Shareholders

You will receive in exchange for your KNBT common stock only common stock of National Penn.  However, any fractional shares of National Penn you are entitled to receive will be exchanged for cash.

If the merger of KNBT with National Penn constitutes a reorganization under Section 368(a) of the Internal Revenue Code, the merger will have the following federal income tax consequences to you:

•              Receipt of Common Stock of National Penn. You will not recognize gain or loss on the exchange of your KNBT shares for shares of common stock of National Penn.  Your aggregate tax basis in the National Penn shares you receive will be equal to the aggregate tax basis in the KNBT shares which you exchanged for the National Penn shares.  Your holding period in the National Penn shares will include your holding period in your KNBT shares.

•                Receipt of Cash in Lieu of a Fractional Share.  You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of National Penn common stock equal to the difference between the amount of cash received and the tax basis allocated to that fractional share.

Backup Withholding

In order to avoid “backup withholding” on a payment of cash to a KNBT common stock shareholder for any fractional shares they would have received pursuant to the exchange, you must, unless an exception applies under applicable law and regulations, provide us with your correct taxpayer identification number on a Substitute Form W-9, and certify under penalty of perjury that you are not subject to backup withholding and that your taxpayer identification number is correct.  A Substitute Form W-9 will be included with the letter of transmittal to be sent to you by the exchange agent.  If you fail to provide your correct taxpayer identification number or the required certifications, you may be subject to penalty by the Internal Revenue Service and any cash payments you would otherwise receive in consideration for shares of KNBT in the merger may be subject to backup withholding at a rate of 28%.  Any amount withheld under the backup withholding rules may be allowed as a refund or credit against your federal income tax liability provided that you furnish certain required information to the Internal Revenue Service.

Federal Income Tax Consequences of the Merger to KNBT

KNBT will generally not recognize gain or loss in connection with the merger, if the merger qualifies as reorganization under section 368(a) of the Internal Revenue Code.

Federal Income Tax Consequences of the Merger to KNBT Shareholders and KNBT If the Merger Did Not Qualify as a Reorganization.

If the merger failed to qualify as a reorganization, then you would recognize gain or loss, as applicable, on the exchange of your KNBT common stock equal to the difference between:

•              The aggregate fair market value of all the consideration you receive in the exchange, including shares of National Penn, and

•               Your adjusted tax basis in your shares of KNBT common stock exchanged for the consideration.

If the merger failed to qualify as a reorganization, KNBT would generally recognize gain or loss on the deemed transfer of its assets to National Penn and National Penn, as KNBT’s successor, would incur a very significant current tax liability.

Other Tax Consequences

You may be subject to state or local taxation in various state or local jurisdictions, including those in which you transact business or reside.  Your state and local tax treatment may not conform to the federal income tax consequences discussed above.  Consequently, you should consult your own tax advisor regarding the state and local tax consequences to you of the merger.

Transferability of National Penn Common Stock After the Merger.

The National Penn common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any KNBT shareholder who may be deemed to be:

•  an "affiliate" of KNBT for purposes of Rule 145 under the Securities Act; or

•  an "affiliate" of National Penn for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, KNBT at the time of the KNBT special meeting, and with respect to National Penn, at or after the effective date of the merger.

As currently written, Rules 144 and 145 will restrict the sale of shares of National Penn common stock received in the merger by affiliates and certain of their family members and related interests.

KNBT affiliates

•              Generally, during the year following the effective date of the merger, those persons who are affiliates of KNBT at the time of the KNBT special meeting, provided they are not affiliates of National Penn at or following the merger's effective date, may publicly resell any shares of National Penn common stock received by them in the merger, subject to specified volume limitations and requirements.  These include the amount of National Penn common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about National Penn.

•              After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to National Penn as required by Rule 144.

•              If a KNBT affiliate becomes an affiliate of National Penn after the effective date of the merger, the resale restrictions described above will remain in place until the period of two years after the merger has passed and until the person has not been an affiliate of National Penn for at least three months.

National Penn affiliates

•              Persons who are affiliates of National Penn after the effective date of the merger may publicly resell the shares of National Penn common stock received by them in the merger subject to the same limitations and requirements as apply to KNBT affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of National Penn common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to National Penn’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of National Penn common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This proxy statement/prospectus does not cover any resales of shares of National Penn common stock received by persons who may be deemed to be affiliates of National Penn or KNBT.

MARKET PRICE AND DIVIDEND INFORMATION

KNBT

Shares of KNBT common stock are traded on the Nasdaq Global Market.  The following table sets forth the high and low sale prices for shares of KNBT common stock for the periods indicated below and the cash dividends declared per share by KNBT for such periods.

Year	Quarter	High	Low	Cash Dividend Per Share
2005
	First Quarter	$17.65	$14.46	$0.05
	Second Quarter	$15.58	$13.24	$0.06
	Third Quarter	$16.95	$14.95	$0.06
	Fourth Quarter	$16.96	$14.15	$0.07
2006
	First Quarter	$16.85	$15.61	$0.07
	Second Quarter	$17.02	$15.42	$0.08
	Third Quarter	$16.66	$15.09	$0.08
	Fourth Quarter	$17.52	$15.79	$0.08
2007
	First Quarter	$17.21	$14.18	$0.08
	Second Quarter	$15.75	$14.25	$0.10
	Third Quarter	$17.10	$12.66	$0.10
	Fourth Quarter (through November 5, 2007)	$18.00	$14.46	$0.10

On September 6, 2007, the last full trading day prior to announcement of the execution of the merger agreement, and on November 5, 2007, the last full trading day prior to the date of this document, the reported last sale price of KNBT common stock on the Nasdaq Global Market was as follows:
Last Sale Price
September 6, 2007	$14.37
November 5, 2007	$14.71

Shareholders are urged to obtain current market quotations for shares of KNBT common stock.

As of October 26, 2007, there were 26,527,157 shares of KNBT common stock outstanding, held of record by approximately 3,949 shareholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for 1,062,197 additional shares of KNBT common stock.

Holders of KNBT common stock are entitled to receive dividends, when declared by KNBT’s board of directors, out of funds that are legally available for dividends.  KNBT’s ability to pay dividends depends, in part, on its receipt of dividends from its direct and indirect subsidiaries.  Its banking subsidiary, KNBT Bank, is KNBT’s primary source of dividends.  KNBT Bank is subject to specified legal restrictions on the amount of dividends it can pay to KNBT.

 KNBT maintains a dividend reinvestment plan available to shareholders of record who elect to reinvest cash dividends for the purchase of additional shares of KNBT common stock.

National Penn

Shares of National Penn common stock are traded on the Nasdaq Global Select Market.  The following table sets forth the high and low sale prices for shares of National Penn common stock for the periods indicated below and the cash dividends declared per share by National Penn for such periods.  All information is adjusted to reflect 3% stock dividends paid on each of September 30, 2006 and September 28, 2007.

Year	Quarter	High	Low	Cash Dividend Per Share
2005
	First Quarter	$20.73	$18.06	$0.1508
	Second Quarter	$19.32	$16.91	$0.1508
	Third Quarter	$20.86	$18.16	$0.1508
	Fourth Quarter	$19.80	$17.10	$0.1555
2006
	First Quarter	$21.48	$18.68	$0.1555
	Second Quarter	$19.85	$17.31	$0.1555
	Third Quarter	$19.80	$17.77	$0.1555
	Fourth Quarter	$20.39	$18.67	$0.1626
2007
	First Quarter	$20.01	$17.16	$0.1626
	Second Quarter	$18.85	$16.19	$0.1626
	Third Quarter	$18.83	$14.11	$0.1626
	Fourth Quarter (through November 5, 2007)	$17.95	$14.18	$0.1700

On September 6, 2007, the last full trading day prior to announcement of the execution of the merger agreement, and on November 5, 2007, the last full trading day prior to the date of this document, the reported last sale price of National Penn common stock on the Nasdaq Global Select Market was as follows:
Last Sale Price
September 6, 2007	$17.31 (1)
November 5, 2007	$14.52

(1) As adjusted to reflect a 3% stock dividend paid on September 28, 2007.

Shareholders are urged to obtain current market quotations for shares of National Penn common stock.

As of October 26, 2007, there were 49,135,553 shares of National Penn common stock outstanding, held of record by approximately 4,903 shareholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for 2,807,699 additional shares of National Penn common stock.

Holders of National Penn common stock are entitled to receive dividends, when declared by National Penn’s board of directors, out of funds that are legally available for dividends.  National Penn’s ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries.  Its banking subsidiary, National Penn Bank, is National Penn’s primary source of dividends.  National Penn Bank is subject to specified legal restrictions on the amount of dividends it can pay to National Penn.

National Penn maintains a dividend reinvestment and stock purchase plan available to shareholders who elect to reinvest cash dividends for the purchase of shares of National Penn common stock.  Participants also may elect to make voluntary cash payments from a minimum of $100 to a maximum of up to $10,000 each month for the purchase of additional shares of National Penn common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of National Penn and KNBT may have appeared had the businesses actually been combined at an earlier date.  The unaudited pro forma combined financial information shows the impact of the merger of National Penn and KNBT on the companies’ respective historical financial positions and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of KNBT will be recorded by National Penn at their estimated fair values as of the date the merger between National Penn and KNBT is completed.  The unaudited pro forma combined balance sheet as of September 30, 2007 assumes this merger was completed on that date.  The unaudited pro forma combined condensed income statements for the year ended December 31, 2006 and the nine months ended September 30, 2007 give effect to this merger as if this merger had been completed January 1, 2006 and January 1, 2007, respectively. The historical share and the per share for National Penn and the KNBT exchange ratio has been adjusted for the 3% stock dividend paid by National Penn on September 28, 2007.

The unaudited pro forma condensed combined financial information does not include the financial information of Christiana because inclusion of those financial statements would not be materially significant to the information presented.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate financial results of National Penn and KNBT as combined companies had these companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, and asset dispositions, among other factors, been considered.

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 30, 2007
(Dollars in thousands, except per share data)

	National Penn	KNBT	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$93,763	$61,770			$155,533
Interest-bearing deposits in banks	5,616	1,302			6,918
Federal funds sold	-
Total cash and cash equivalents	99,379	63,072	-		162,451

Investments held to maturity	244,815	28,710	(312)	(c)	273,213
Investment securities available for sale, at fair value	1,175,598	669,718			1,845,316
Loans and leases held for sale	998	900			1,898
Loans and leases, net of allowance for loan and lease losses	3,729,509	1,800,896	(23,526)	(c)	5,506,879
Premises and equipment, net	61,743	46,834			108,577
Accrued interest receivable	27,229	10,788			38,017
Bank owned life insurance	101,318	80,984			182,302
Goodwill	261,161	109,865	(109,865)	(d)
			196,802	(d)	457,963
Core deposit intangibles, net	16,919	17,218	21,233	(d)	55,370
Other identified intangibles, net	-	9,389			9,389
Unconsolidated investments under the equity method	10,058	-			10,058
Other assets	35,204	35,102	(3,279)	(d)	67,027
Total Assets	$5,763,931	$2,873,476	$81,053		$8,718,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$488,557	$188,250			$676,807
Interest-bearing deposits	3,439,266	1,734,350	(5,780)	(c)	5,167,836
Total deposits	3,927,823	1,922,600	(5,780)		5,844,643
Securities sold under repurchase agreements
and federal funds purchased	445,479	188,363			633,842
Short-term borrowings	7,282	-			7,282
Long-term borrowings	627,460	367,025	(6,195)	(c)	988,290
Subordinated debt	141,591	15,464			157,055
Accrued interest payable and other liabilities	59,974	30,320	5,733	(a)	96,027
Total liabilities	5,209,609	2,523,772	(6,242)		7,727,139
Shareholders' equity
Preferred stock	-	-			-
Common stock	490,872	330	(330)	(b)
			436,999	(a)	927,871
Additional paid-in capital	-	327,894	(327,894)	(b)	-
Retained earnings	76,888	146,711	(146,711)	(b)	76,888
Accumulated other comprehensive (loss) income	(6,458)	(7,586)	7,586	(b)	(6,458)
Treasury stock at cost	(6,980)	(117,645)	117,645	(b)	(6,980)
Total Shareholders' Equity	554,322	349,704	87,295		991,321
Total Liabilities and Shareholders' Equity	$5,763,931	$2,873,476	$81,053		$8,718,460

The following notes discuss the pro forma adjustments associated with the unaudited pro forma combined consolidated balance sheet of National Penn as of September 30, 2007 (dollars in thousands, except share and per share information):

(a)           The merger will be accounted for using the purchase method of accounting in accordance with SFAS No. 141.

The merger of National Penn and KNBT is a stock-for-stock merger set using an exchange ratio of 1:1.03, which reflects the 3% dividend paid by National Penn on September 28, 2007.  The purchase price for KNBT common shares was set on the date of announcement and no adjustments to that purchase price will be made for changes in National Penn stock price.  An averaged National Penn’s stock price for two days before and after the announcement of the merger was used for purposes of determine the purchase price for KNBT’s common shares.  The total purchase price was derived as follows:

KNBT common shares outstanding as of September 30, 2007	26,526,407
Exchange ratio	1.03
National Penn shares to be issued as consideration	27,322,199
Average per share stock price for National Penn shares to be issued in the merger	15.84
Purchase price for KNBT common shares	$432,674
Additional value ascribed to KNBT stock options that vest upon the merger date	4,325
Total value of the equity issued in the merger	$436,999
Estimated fees and expenses directly related to the merger (1)	5,733
Total purchase price	$442,732

(1) Estimated fees and expenses include investment banking fees, attorney and accountant expenses and the additional costs to terminate the KNBT ESOP plan upon completion of the merger.

(b)	Elimination of KNBT equity balances
(c)
SFAS No. 141 requires that the total purchase price consideration for KNBT is calculated using the fair value of the assets acquired and liabilities assumed in the merger.  These adjustments relate to the estimated fair values of the KNBT assets acquired and liabilities assumed at September 30, 2007.

(d)	The calculation of goodwill is as follows:

Total purchase price	$442,732
Equity of KNBT	(349,704)
Fair value adjustment (note (c))	11,863
KNBT historical goodwill	109,865
Identifiable core deposit intangibles, net (2)	(21,233)
Deferred tax liability for fair values and core deposit intangibles (3)	3,279
Goodwill	$196,802

(2) Estimated based on core deposit balances of KNBT as of September 30, 2007, net of historical
KNBT core deposit intangibles of $17.22 million.
(3) Utilization of a 35% tax rate

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Dollars in thousands, except per share data)

	National Penn		Pro Forma Adjustments		Pro Forma
		KNBT			Combined
INTEREST INCOME
Loans and leases, including fees	$201,926	$83,318	$3,529	(a)	$288,773
Investment securities
Taxable	28,985	28,173	23	(b)	57,181
Tax-exempt	17,894	-	-		17,894
Federal funds sold and deposits in banks	166	1,079	-		1,245
Total interest income	248,971	112,570	3,552		365,093
INTEREST EXPENSE
Deposits	92,168	42,048	2,889	(c)	137,105
Securities sold under repurchase agreements and fed funds purchased	14,756	3,116	-		17,872
Short-term borrowings	144	-	-		144
Long-term borrowings	26,394	15,308	1,549	(d)	43,251
Total interest expense	133,462	60,472	4,438		198,372
Net interest income	115,509	52,098	(886)		166,721
Provision for loan and lease losses	4,032	1,458	-		5,490
Net interest income after provision
for loan and lease losses	111,477	50,640	(886)		161,231
NONINTEREST INCOME
Wealth management income	12,711	7,165	-		19,876
Service charges on deposit accounts	12,873	5,061	-		17,934
Bank owned life insurance income	4,490	2,622	-		7,112
Other operating income	7,090	2,895	-		9,985
Net gains (losses) on sale of investment securities	1,733	(1,622)	-		111
Mortgage banking income	2,454	327	-		2,781
Insurance commissions and fees	5,243	6,889	-		12,132
Cash management and electronic banking fees	6,295	2,811	-		9,106
Equity in undistributed net earnings of unconsolidated investments	(147)	-	-		(147)
Total noninterest income	52,742	26,148	-		78,890
NONINTEREST EXPENSE
Salaries, wages and employee benefits	62,038	33,771	-		95,809
Net premises and equipment	14,786	8,847	-		23,633
Advertising and marketing expenses	3,123	889	-		4,012
Amortization of intangible asset	2,316	2,888	(2,474)	(e)
			2,884	(e)	5,614
Other information	19,666	12,639	-		32,305
Total noninterest expense	101,929	59,034	410		161,373
Income before income taxes	62,290	17,754	(1,296)		78,748
Income tax expense	13,766	6,153	(453)	(f)	19,466
Net income	$48,524	$11,601	$(843)		$59,282

Net Income Per Common Share:
Basic net income per share	$0.98	$0.45			$0.78
Weighted average basic shares outstanding	49,445	26,020	781	(g)	76,246

Diluted net income per share	$0.97	$0.44			$0.77
Weighted average diluted shares outstanding	50,054	26,196	786	(g)	77,036

NATIONAL PENN BANCSHARES, INC.
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2006
(Dollars in thousands, except per share data)

	National Penn	KNBT	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans and leases, including fees	$246,839	$97,019	$4,586	(a)	$348,444
Investment securities
Taxable	37,252	48,521	54	(b)	85,827
Tax-exempt	17,695	1,373			19,068
Federal funds sold and deposits in banks	399	1,508			1,907
Total interest income	302,185	148,421	4,640		455,246
INTEREST EXPENSE
Deposits	107,711	46,257	3,587	(c)	157,555
Securities sold under repurchase agreements and fed funds purchased	18,394	2,104			20,498
Short-term borrowings	282	-			282
Long-term borrowings	22,439	27,196	2,246	(d)	51,881
Total interest expense	148,826	75,557	5,833		230,216
Net interest income	153,359	72,864	(1,193)		225,030
Provision for loan and lease losses	2,541	3,329	-		5,870
Net interest income after provision
for loan and lease losses	150,818	69,535	(1,193)		219,160
NONINTEREST INCOME
Wealth management income	14,041	8,497			22,538
Service charges on deposit accounts	17,400	5,995			23,395
Bank owned life insurance income	4,544	3,274			7,818
Other operating income	6,663	4,056			10,719
Net gains on sale of investment securities	870	3,181			4,051
Mortgage banking income	4,253	1,548			5,801
Insurance commissions and fees	6,853	8,601			15,454
Cash management and electronic banking fees	8,227	3,417			11,644
Equity in undistributed net earnings of unconsolidated investments	2,674	-			2,674
Gain on sale of building(s)	1,342	3,502			4,844
Total noninterest income	66,867	42,071	-		108,938

NONINTEREST EXPENSE
Salaries, wages and employee benefits	82,161	44,259			126,420
Net premises and equipment	17,783	12,297			30,080
Advertising and marketing expenses	4,602	1,504			6,106
Special recovery for fraud loss, net of expenses	(2,181)	-			(2,181)
Amortization of identifiable intangibles	2,900	3,668	(3,298)	(e)
			3,961	(e)	7,231
Other expenses	28,066	16,176			44,242
Total noninterest expenses	133,331	77,904	663		211,898
Income before income taxes	84,354	33,702	(1,856)		116,200
Income tax expense	20,245	10,099	(649)		29,695
Net income	$64,109	$23,603	$(1,207)		$86,505

Net Income Per Common Share:
Basic net income per share	$1.31	$0.87			$1.13
Weighted average basic shares outstanding	48,916	27,015	810	(g)	76,741

Diluted net income per share	$1.29	$0.87			$1.11
Weighted average diluted shares outstanding	49,740	27,247	817	(g)	77,804

The following notes discuss the pro forma adjustments associated with the unaudited pro forma combined income statements of National Penn for the nine months ended September 30, 2007 and the year ended December 31, 2006.

Note (a): Fair value related amortization over estimated average life of loans.

Note (b): Fair value related amortization over estimated average life of investment securities.

Note (c): Fair value related amortization over estimated average life of deposits.

Note (d): Fair value related amortization over estimated average life of long-term borrowings.

Note (e): Amortization of core deposit intangible over 10 years for pro forma core deposit intangible and the reversal of historical KNBT amortization of the core deposit intangibles for the respective periods.

Note (f): Tax effects of pro forma adjustments using a 35% tax rate.

Note (g): Represents the additional weighted average shares to be issued in the merger with KNBT utilizing the exchange ratio 1:1.03.

INFORMATION WITH RESPECT TO NATIONAL PENN

Financial and other information relating to National Penn, including information relating to National Penn's directors and executive officers, is set forth in National Penn's 2006 Annual Report on Form 10-K, National Penn's proxy statement for its 2007 annual meeting of shareholders, National Penn’s 2007 Quarterly Reports on Form 10-Q and National Penn's 2007 Current Reports on Form 8-K, which we incorporate by reference in this document.  National Penn will furnish you with copies of the documents incorporated by reference upon request.  See "Where You Can Find More Information” beginning on page 89.

Pursuant to an Agreement of Reorganization and Merger between National Penn and Christiana Bank & Trust Company, referred to as Christiana, dated as of June 25, 2007, National Penn will acquire Christiana by a merger of an interim, direct wholly owned subsidiary of National Penn with and into Christiana.  Christiana will become a wholly owned subsidiary of National Penn, retaining its name and its status as a Delaware chartered banking corporation.  The KNBT merger is not expected to be completed until after the Christiana merger is complete.

Christiana stockholders may elect to receive either 2.241 shares of National Penn common stock or $37.69 in cash for each share of Christiana common stock they own (each subject to adjustment).  Further, Christiana stockholders may elect to receive National Penn common stock, cash or a combination of both for their shares.  Notwithstanding the Christiana stockholders’ elections, upon completion of the merger:

•              80% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for National Penn common stock, and

•              20% of the total number of shares of Christiana common stock outstanding on the effective date of the merger will be exchanged for cash.

Christiana, headquartered in Greenville, Delaware, is listed on the OTC Bulletin Board under the symbol “CBTD.”  As of June 30, 2007, Christiana had $184.9 million in assets, $162.4 million in deposits, $2.8 billion in trust assets under administration and 58 employees.

Christiana provides personal and commercial banking, as well as trust and asset management services from locations in Greenville and Wilmington, Delaware.  In addition, Christiana Corporate Services, Inc., a wholly owned subsidiary of Christiana, provides commercial domicile and agency services in Delaware.  Monarch Management Services LLC, wholly owned by Christiana Corporate Services, Inc., provides commercial domicile services in Delaware.  Christiana Trust Company LLC, a Nevada non-depository trust company, wholly owned by Christiana, provides commercial domicile and trust services in Nevada.  Additional information about Christiana is available on the company's Web site at http://www.christianabank.com.

INFORMATION WITH RESPECT TO KNBT

Financial and other information relating to KNBT, including information relating to KNBT’s directors and executive officers, is set forth in KNBT’s 2006 Annual Report on Form 10-K, KNBT’s proxy statement for its 2007 annual meeting of shareholders, KNBT’s 2007 Quarterly Reports on Form 10-Q and KNBT’s 2007 Current Reports on Form 8-K, which we incorporate by reference in this document.  KNBT will furnish you with copies of the documents incorporated by reference upon request.  See "Where You Can Find More Information” beginning on page 89.

DESCRIPTION OF NATIONAL PENN CAPITAL SECURITIES

The authorized capital stock of National Penn consists of 100,000,000 shares of common stock with no par value and 1,000,000 shares of preferred stock with no par value.

As of October 26 2007, the record date for the National Penn special meeting and the KNBT special meeting, there are 49,135,553 shares of National Penn common stock issued and outstanding, 477,435 shares held by National Penn as treasury stock, and no shares of National Penn preferred stock issued or outstanding.  There are no other shares of capital stock of National Penn authorized, issued or outstanding.

National Penn has no options, warrants or other rights authorized, issued or outstanding other than as described herein under "-Shareholder Rights Plan" and options and rights granted under National Penn’s various stock compensation and dividend reinvestment plans.

Common Stock

Dividends

The holders of National Penn common stock share ratably in dividends when, as and if declared by National Penn’s board of directors from legally available funds.  Declaration and payment of cash dividends by National Penn depends upon cash dividend payments to it by National Penn’s direct and indirect subsidiaries, which are National Penn’s primary source of revenue and cash flow.  National Penn is a legal entity separate and distinct from its subsidiaries.  Accordingly, the right of National Penn, and consequently the right of creditors and shareholders of National Penn, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of National Penn in its capacity as a creditor may be recognized.

Voting Rights

Until National Penn issues any preferred stock with voting rights (see "Preferred Stock" below), the holders of shares of National Penn common stock have exclusive voting rights.  Each holder of shares of National Penn common stock has one vote for each share held.  National Penn shareholders cannot cumulate votes in the election of directors.

National Penn common stock currently trades on the Nasdaq Global Select Market of the Nasdaq Stock Market LLC.  Under the Nasdaq Stock Market 's rules, approval of National Penn’s shareholders is required for the issuance of shares of National Penn common stock or securities convertible into or exercisable for National Penn common stock, if the issuance of such securities:

•              Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•              Is in connection with the acquisition of a company in which a director, officer of substantial shareholder of National Penn has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding National Penn common stock or voting power of 5% or more;

•              Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of National Penn common stock, or have 20% or more of the voting power, outstanding before issuance; or

•              Would result in a change in control of National Penn.

Under Nasdaq Global Select Market’s rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other National Penn securities holders or employees may participate.

Pre-Emptive Rights, Redemption

Holders of National Penn common stock do not have pre-emptive rights to acquire any additional shares of National Penn common stock.  National Penn common stock is not subject to redemption.

Liquidation Rights

In the event of National Penn’s liquidation, dissolution or winding-up, whether voluntary of involuntary, holders of National Penn common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of National Penn preferred stock.

Preferred Stock

National Penn’s board of directors is authorized to issue shares of National Penn preferred stock, without shareholder approval.  National Penn’s board will determine the rights, qualifications, limitations and restrictions of each series of National Penn preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of National Penn common stock.  Shares of National Penn preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the National Penn common stock, and may be convertible into National Penn common stock.  National Penn has provided for the issuance of Series A junior participating preferred stock under its shareholder rights plan described below.

Shareholder Rights Plan

National Penn maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of National Penn at an inadequate price.  Under this plan, each outstanding share of National Penn common stock has attached to it one right to purchase one one-hundredth of a share of Series A junior participating preferred stock at an initial price of $145, subject to adjustment from time to time, as provided in the plan.  These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur.

The National Penn rights become exercisable to purchase shares of the Series A preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of National Penn stock with 19.9% or more of total voting power.  The National Penn rights also become exercisable if a person or group who has become a beneficial owner of shares of National Penn common stock equal to 4.9% of the total shares outstanding or with 4.9% of total voting power is declared by National Penn's board of directors to be an "adverse person," as defined in the shareholder rights plan.

After the National Penn rights become exercisable, under certain circumstances, the National Penn rights (other than any rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either shares of National Penn common stock or the common stock of the potential acquirer, instead of the Series A preferred stock, at a substantially reduced price.

National Penn is generally entitled to redeem the National Penn rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired.  At any time prior to the date the National Penn rights have become non-redeemable, National Penn's board can extend the redemption period.  The National Penn rights are not redeemable following an "adverse person" determination.

Anti-Takeover Charter and Pennsylvania Law Provisions

National Penn’s articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions:

•              Empower National Penn's board of directors, without shareholder approval, to issue shares of National Penn preferred stock the terms of which, including voting power, are set by National Penn's board;

•              Divide National Penn's board of directors into three classes serving staggered three-year terms;

•              Restrict the ability of shareholders to remove directors;

•              Require that shares with at least 80% of total voting power approve a merger or other similar transaction with a person or entity holding stock with more than 5% of National Penn's total voting power, if the transaction is not approved, in advance, by National Penn's board of directors;

•              Do not permit shareholders' actions without a meeting;

•              Require that shares with at least 80%, 67%, or a majority, of total voting power approve the repeal or amendment of certain provisions of National Penn's articles of incorporation;

•              Eliminate cumulative voting in the election of directors; and

•              Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to National Penn that may have the effect of deterring or discouraging an attempt to take control of National Penn.  These provisions, among other things:

•              Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation [Subchapter 25E of the Business Corporation Law];

•              Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power [Subchapter 25F of the Business Corporation Law];

•              Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights [Subchapter 25G of the Business Corporation Law];

•              Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months [Subchapter 25H of the Business Corporation Law];

•              Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

•              Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•              Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•              Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•              Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•              Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•              Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•              Act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

COMPARISON OF RIGHTS OF HOLDERS OF
KNBT AND NATIONAL PENN COMMON STOCK

Upon completion of the merger, shareholders of KNBT will become shareholders of National Penn.  Accordingly, their rights as shareholders will be governed by National Penn's articles of incorporation and bylaws, as well as by the Pennsylvania Business Corporation Law of 1988, as amended.  Certain differences in the rights of shareholders arise from differences between National Penn's articles of incorporation and bylaws and KNBT’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of KNBT shareholders and National Penn shareholders.  This discussion is not a complete statement of all differences affecting the rights of shareholders.  We qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law, the articles of incorporation and bylaws of National Penn and the articles of incorporation and bylaws of KNBT.

Directors

Nomination

KNBT

KNBT’s bylaws set forth the procedures for director nominations by shareholders of KNBT common stock.

Notice of any nominations by shareholders must be given to KNBT’s Secretary of the Corporation at least 120 days prior to the anniversary date of the initial mailing of the proxy materials or a notice of the immediately preceding annual meeting by KNBT, and such notice must set forth the information required by the bylaws of KNBT, including, among other things, the information that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

National Penn

National Penn's bylaws permit nominations for election to National Penn's board of directors to be made by the board of directors or by any shareholder entitled to vote for the election of directors.

Nominations for director made by shareholders must be made in writing and received by National Penn’s corporate secretary not less than 90 days prior to the date of an annual meeting of shareholders.  However, if the date of National Penn’s annual meeting is other than the fourth Tuesday in April, notice of the nomination must be received by the tenth day following the first public disclosure of the date of the meeting.  Any notice of a director nomination must contain the same information, to the extent known to the notifying shareholder, as that which the SEC requires National Penn to state in its proxy statement regarding nominees of the board of directors.

Election

KNBT

KNBT’s bylaws provide that its board of directors will consist of not less than 9 nor more than 25 members, with the precise number to be established from time to time by resolution of KNBT’s board of directors.  Presently there are 12 members on the board of directors.  KNBT’s board is divided into three classes, each serving staggered three-year terms, so that approximately one-third of the directors are elected at each annual meeting.

National Penn

National Penn's articles of incorporation provide that its board of directors will be comprised of not less than 8 nor more than 20 directors, the number of which may be determined from time to time by the board of directors.  Presently, the board of directors has 13 members.  National Penn's board of directors is divided into 3 classes, each serving staggered three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

Qualification

KNBT

KNBT’s bylaws provide that no person shall be eligible for election, reelection, appointment or reappointment to KNBT’s board of directors if such person is 75 years of age or older.

National Penn

National Penn's bylaws provide that no person who has reached age 72 is qualified for nomination or election to National Penn's board of directors and that a director, upon reaching age 72, must retire from the board of directors on the date of the annual meeting of shareholders following his or her 72nd birthday.  However, on the recommendation of the Nominating/Corporate Governance Committee, National Penn’s board of directors may at any time, or again at any later time, exempt the Lead Independent Director or any other director serving as the Chair of a Standing Board Committee from this retirement obligation for a one-year period, but not for more than a total of three years.

Removal

KNBT

KNBT’s articles of incorporation provide that any director may be removed from office by shareholders only for “cause” and only upon the affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for such purpose.  “Cause” exists if the director whose removal is proposed has been declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of his/her duties to KNBT.

National Penn

National Penn's articles of incorporation provide that any director or the entire board of directors may be removed from office at any time, with or without "cause," but only by the affirmative vote of the holders of at least two-thirds of the outstanding National Penn stock then entitled to vote in the election of directors at a meeting of shareholders called for that purpose.

Shareholder Meetings

Call

KNBT

KNBT’s bylaws provide that the annual meeting of the shareholders for the election of directors and for the transaction of such business as may properly come before the meeting shall be held each year on such date and time as may be determined by KNBT’s board of directors and stated in the notice of such meeting.  KNBT’s articles of incorporation provide that, except as otherwise required by law and subject to the rights of the holders of any series of KNBT preferred stock, special meetings of shareholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

National Penn

The annual meeting of shareholders for the election of directors whose terms are expiring and the transaction of any other business properly brought before the meeting is held on the fourth Tuesday in April each year or such other date as the board of directors will determine.  Special meetings of National Penn shareholders may be called at any time by National Penn's board of directors or chief executive officer.  National Penn shareholders are not entitled to call a special meeting of shareholders.

Notice

KNBT

KNBT’s bylaws provide that notice of the place, date, and time of any meeting of shareholders must be given to each shareholder entitled to vote at the meeting at least ten days in advance of a meeting that will consider a fundamental change for KNBT or at least five days in advance for meetings regarding all other matters.

KNBT's bylaws provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to KNBT's secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at KNBT's principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by KNBT in connection with the immediately preceding annual meeting of shareholders. KNBT's bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with KNBT's bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

National Penn

National Penn's bylaws provide that at least 20 days in advance of the meeting date, written notice of the date, place and time of all meetings of shareholders, and of the general nature of the business to be transacted at special meetings, will be given to each shareholder of record entitled to vote at the meeting.

A National Penn shareholder desiring to present a proposal for action at an annual meeting must comply with applicable rules of the SEC and provide written notice of the proposal to National Penn’s corporate secretary at National Penn’s principal office at least 90 days prior to the annual meeting.  If the meeting is to be held on a date other than the fourth Tuesday in April, notice of the proposal must be provided to the Secretary by the close of business on the tenth day following the first public disclosure of the meeting date.

Quorum

KNBT

KNBT’s bylaws provide that the presence of shareholders entitled to vote at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of the shareholders shall constitute a quorum for all purposes.

National Penn

National Penn's bylaws provide that the presence, in person or by proxy, of National Penn shareholders entitled to cast a majority of the votes which all shareholders are entitle to cast on a particular matter constitutes a quorum for purposes of considering such matter.

Required Shareholder Vote

General

KNBT

Subject to the voting rights of any series of KNBT preferred stock then outstanding, each holder of record of KNBT common stock is entitled to cast one vote for each share owned.  KNBT’s articles of incorporation provide that shareholders are not entitled to cumulate their votes in the election of directors.  Except as otherwise provided by law or as otherwise specified in KNBT’s articles of incorporation, for general corporate action of the shareholders of KNBT, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval.  Abstentions with respect to any matter are not considered votes "cast" under the Pennsylvania Business Corporation Law.

National Penn

Subject to the voting rights of any series of National Penn preferred stock then outstanding, if any (see "Description of National Penn Capital Securities - Preferred Stock"), the holders of National Penn common stock possess exclusive voting rights.  Each holder of National Penn common stock is entitled to one vote for each share held of record.  Assuming no preferred stock is issued, for general corporate action of the shareholders of National Penn, the affirmative vote of a majority of the votes cast at a meeting of shareholders is required for approval.  Abstentions with respect to any matter are not considered votes "cast" under the Pennsylvania Business Corporation Law.

Fundamental Changes

KNBT

Any merger, consolidation, liquidation, dissolution or sale of KNBT or exchange of all or substantially all of the property or assets of KNBT must be approved by a vote of at least 75% of the votes entitled to be voted thereon.  KNBT’s articles of incorporation provide that, notwithstanding the preceding sentence, if any such action is recommended by at least two-thirds of the entire KNBT board of directors, the 75% shareholder vote set forth in the preceding sentence will not be applicable, and, in such event, the action will require only such affirmative vote as is required by law.

KNBT's articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of KNBT or (b) any securities convertible into, or exercisable for, any equity securities of KNBT if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of KNBT. The term "person" is broadly defined in KNBT's articles of incorporation to prevent circumvention of this restriction. The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to KNBT by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by KNBT or KNBT Bank or any trustees of such plan, (c) any charitable foundation established by KNBT or KNBT Bank, and (d) any other offer or acquisition approved in advance by the affirmative vote of 80% of KNBT's board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and KNBT's board of directors may cause the excess shares to be transferred to an independent trustee for sale.

National Penn

National Penn's articles of incorporation require that a plan of merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn other than in the usual and regular course of business) or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except as follows.

National Penn's articles of incorporation require the affirmative vote of shareholders with at least 80% of National Penn's total voting power to approve any merger, consolidation, share exchange, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of National Penn) or similar transaction involving a shareholder holding 5% or more of National Penn's voting power, unless the transaction has been approved in advance by a majority of National Penn's directors who are not affiliated with the 5% or more shareholder.

Amendment of Articles of Incorporation

KNBT

The authority to amend KNBT’s articles of incorporation is vested in KNBT’s board of directors, and once approved by KNBT's board of directors, to the extent required by applicable law, must thereafter be approved by the holders of a majority of the shares of KNBT entitled to vote generally, as well as such additional vote of any preferred stock then outstanding as may be required.  KNBT’s articles of incorporation provide that the affirmative vote of at least 75% of the KNBT shares entitled to vote generally in the election of directors will be necessary, notwithstanding the preceding sentence, if any provision of the amendment of the articles of incorporation is inconsistent any of the following articles of the bylaws, unless such amendment has been approved by the affirmative vote of 80% of KNBT board of directors:

•              Directors of KNBT.

•              Meetings of KNBT Shareholders and Actions without a Meeting.

•              Liability of KNBT Directors and Officers.

•              Restrictions on Offers and Acquisitions of KNBT’s Equity Securities.

•              Applicability of Certain Provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

•              KNBT Shareholder Approval of Certain Actions.

•              Amendment of KNBT’s Articles of Incorporation and Bylaws.

National Penn

As a general matter, the approval of a majority of the votes cast by all shareholders entitled to vote is necessary to amend National Penn's articles of incorporation.  National Penn’s articles of incorporation contain two provisions that require a super-majority vote of shareholders to amend, repeal, or adopt any provision inconsistent, with particular sections of such articles:

•              Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to the classification of directors, the filling of board vacancies, or the removal of directors, requires the affirmative vote of shareholders holding at least two-thirds of the votes which all shareholders then hold for an election of directors.

•              Amendment or repeal of, or adoption of any provision inconsistent with, the provisions of National Penn's articles of incorporation relating to a merger, consolidation or similar transaction with a 5% or more shareholders of National Penn requires the affirmative vote of shareholders holding at least 80% of the votes which all shareholders then hold.

Amendment of Bylaws

KNBT

The authority to amend KNBT’s bylaws is vested in both KNBT’s board of directors, to the extent permitted by law, and the KNBT shareholders.  Should the amendment be by KNBT board of directors’ action, it shall require the affirmative vote of a majority of the KNBT board of directors then in office at a regular or special meeting of the KNBT board of directors.  Should the amendment be by the KNBT shareholders, it shall require the affirmative vote of at least a majority of the shares of KNBT shareholders that would otherwise be required to vote for the election of a director, as well as the vote as may otherwise be required by any other outstanding series of stock.  Notwithstanding the preceding sentence, the affirmative vote of at least 75% of the shares of KNBT shareholders that would otherwise be required to vote for the election of a director, as well as the vote as may otherwise be required by any other outstanding stock with preferences greater than those of KNBT common stock, is required to amend the following provisions of the bylaws:

•              The procedure regarding shareholder proposals.

•              The number of members of the KNBT board of directors and their powers.

•              The terms and qualifications of the members on the KNBT board of directors.

•              The procedure regarding how to fill vacancies on the KNBT board of directors (which shall be filled in accordance with the manner provided in the KNBT articles of incorporation).

•              The procedure regarding how to remove members of the KNBT board of directors (which shall occur in accordance with the manner provided in the KNBT articles of incorporation).

•              The procedure regarding the nominations of candidates for election to the KNBT board of directors.

•              Indemnification of persons associated with KNBT, such as its officers, directors, and employees.

National Penn

The authority to amend or repeal National Penn's bylaws is vested in National Penn's board of directors, subject to the power of National Penn's shareholders to change such action by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon with the following exception.  Any amendment to the limitation of directors' liability and indemnification provisions of the bylaws requires the affirmative vote of 80% of the members of National Penn's entire board of directors or of shareholders holding at least 80% of the votes that all shareholders are entitled to cast.

Inspection Rights

KNBT

As required by Pennsylvania law, KNBT makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting.  The list includes the address of and the number of shares and class of shares held by each shareholder.  In addition, shareholders of KNBT, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of KNBT's shareholders and directors, and to make copies or extracts therefrom.

National Penn

As required by Pennsylvania law, National Penn makes available for inspection by any shareholder at the time and place of any shareholder meeting a complete list of the shareholders entitled to vote at the meeting.  The list includes the address of and the number of shares held by each shareholder.  In addition, shareholders of National Penn, upon written demand under oath stating the purpose thereof, have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of National Penn's shareholders and directors, and to make copies or extracts therefrom.

 Shareholder Rights Plan

KNBT

KNBT does not maintain a shareholder rights plan.

National Penn

National Penn maintains a shareholder rights plan under which holders of National Penn common stock are entitled, under certain circumstances generally involving an accumulation of shares of National Penn common stock, to purchase shares of National Penn common stock or common stock of the potential acquirer at a substantially reduced price.  See "Description of National Penn Capital Securities - Shareholder Rights Plan” beginning on page 78.

Voluntary Dissolution

KNBT

If the board of directors of a Pennsylvania corporation, such as KNBT, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation's shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

National Penn

If the board of directors of a Pennsylvania corporation, such as National Penn, recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of the corporation's shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Dissenters’ Rights

KNBT

Under the Pennsylvania Business Corporation Law, if a corporation is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or, if it has more than 2,000 combined beneficial shareholders or shareholders of record, the holders of such corporation’s shares do not have dissenter’s rights.  As of the record date, KNBT’s common stock was listed on the Nasdaq Global Market and KNBT had approximately 3,949 shareholders of record; consequently, KNBT’s shareholders would not have dissenters’ rights under Pennsylvania law.

Further, KNBT’s articles of incorporation and bylaws do not grant dissenters’ rights to KNBT’s shareholders.

National Penn

Under the Pennsylvania Business Corporation Law, if a corporation is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or, if it has more than 2,000 combined beneficial shareholders or shareholders of record, the holders of such corporation’s shares do not have dissenter’s rights.  As of the record date, National Penn was listed on the Nasdaq Global Select Market and had approximately 10,107 beneficial shareholders and shareholders of record, combined; consequently, National Penn’s shareholders would not have dissenters’ rights under Pennsylvania law.

Further, National Penn's articles of incorporation and bylaws do not grant dissenters’ rights to National Penn's shareholders.

ADJOURNMENT

In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the National Penn special meeting or KNBT special meeting, we intend to adjourn the National Penn special meeting or KNBT special meeting, as necessary, to permit further solicitation of proxies.  We can only use proxies received by National Penn or KNBT at the time of their respective special meetings to vote for adjournment, if necessary, by submitting the question of adjournment to the National Penn shareholders or KNBT shareholders, as applicable, as a separate matter for consideration.

The National Penn board of directors recommends that each National Penn shareholder mark his/her/its proxy in favor of the adjournment proposal so that his/her/its proxy may be used to vote for adjournment if necessary.

The KNBT board of directors recommends that each KNBT shareholder mark his/her/its proxy in favor of the adjournment proposal so that his/her/its proxy may be used to vote for adjournment if necessary.

If a National Penn and KNBT shareholder properly executes his/her/its proxy, we will consider that he/she/it voted in favor of the adjournment proposal unless his/her/its proxy indicates otherwise.  If we adjourn the special meetings, we will not give notice of the time and place of the adjourned meetings other than by an announcement of such time and place at the special meetings.

EXPERTS

The consolidated financial statements of National Penn and its respective subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and National Penn’s management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006, which are incorporated by reference in this document, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, is incorporated by reference in this document and given upon the authority of said firm as experts in auditing and accounting in giving said reports.

The consolidated financial statements of KNBT and its respective subsidiaries as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and KNBT’s management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2006, which are incorporated by reference in this document, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, is incorporated by reference in this document and given upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of the National Penn common stock to be issued in the merger is being passed upon for National Penn by the law firm of Reed Smith LLP, Philadelphia, Pennsylvania. Reed Smith LLP and Elias, Matz, Tiernan & Herrick L.L.P. will deliver their opinions to National Penn and KNBT, respectively, as to certain federal income tax consequences of the merger. See "The Merger Material United States Federal Income Tax Considerations" beginning on page 64.

OTHER BUSINESS

As of the date of this document, National Penn’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials.  However, if any other matter will properly come before the special meeting or any adjournments or postponements thereof and will be voted upon, the form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment.  However, no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

As of the date of this document, KNBT’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials.  However, if any other matter will properly come before the special meeting or any adjournments or postponements thereof and will be voted upon, the form of proxy will be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment.  However, no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

National Penn and KNBT each file annual, quarterly and current reports, proxy and information statements, and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as National Penn and KNBT, that file electronically with the SEC.  The address of that site is http://www.sec.gov.

National Penn maintains an Internet site that contains information about National Penn and its subsidiaries.  Its address is http://www.nationalpennbancshares.com.  KNBT maintains an Internet site that contains information about KNBT and its subsidiaries.  Its address is http://www.knbt.com.

National Penn filed a registration statement with the SEC under the Securities Act of 1933, relating to the National Penn common stock offered to the KNBT shareholders in connection with the merger.  The registration statement contains additional information about National Penn and the National Penn common stock.  The SEC allows registrants such as National Penn to omit certain information included in the registration statement from this document.  You may read and copy the registration statement at the SEC's public reference facilities described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This document incorporates by reference important business and financial information about National Penn and KNBT that is not included in or delivered with these materials.  The following documents filed with the SEC by National Penn and KNBT are incorporated by reference in this document:

National Penn

•              National Penn's Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007.

•              National Penn’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on May 10, 2007, August 8, 2007 and November 5, 2007.

•              National Penn's Current Reports on Form 8-K, filed with the SEC on January 10, January 26, March 1, April 20, April 25, June 25, July 2, August 22, August 28, September 7, September 10, 2007 and October 29, 2007.

•              The description of National Penn common stock contained in National Penn's registration statement on Form 8-A dated February 24, 1983, and any amendment or report filed for the purpose of updating such description.

•              The description of National Penn's Shareholder Rights Plan contained in National Penn's registration statement on Form 8-A dated September 11, 1989, as amended by Amendment No. 1 dated August 21, 1999.

KNBT

•              KNBT’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007.

•              KNBT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed with the SEC on May 10, 2007, August 8, 2007 and November 5, 2007.

•              KNBT’s Current Reports on Form 8-K, filed with the SEC on January 5, April 23, May 7, July 23, September 7, 2007, October 22, 2007 and November 2, 2007.

This document also incorporates by reference all filings with the SEC made by National Penn and KNBT pursuant to Section 13(a), 13(c), 14 of 15(d) of the Exchange Act from the date of this prospectus through the date on which the later of the meeting of National Penn shareholders of KNBT shareholders is held.

SHAREHOLDER PROPOSALS AND NOMINATIONS

National Penn

Eligible National Penn shareholders may submit proposals to be considered for inclusion in National Penn's 2008 proxy materials for the 2008 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of National Penn no later than November 29, 2007 in order to be considered for inclusion in National Penn's 2008 proxy materials. For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see the discussion of the Committee's practices and procedures as listed in the Definitive Proxy Statement of National Penn filed with the SEC on March 19, 2007.

Unless they separately are National Penn shareholders by the November 29, 2007 deadline indicated above, current KNBT shareholders are not eligible to submit proposals to be considered for inclusion in National Penn’s 2008 proxy materials for the 2008 annual meeting.  Similarly, to submit director nominations and proposals discussed below, KNBT shareholders must be National Penn shareholders by the deadlines indicated.

Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only:

•              Pursuant to National Penn's notice of such meeting;

•              By the presiding officer;

•              By or at the direction of a majority of National Penn’s board of directors; or

•              By one or more shareholders in accordance with the applicable rules of the SEC and National Penn's governing by-law provisions.

A National Penn shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at National Penn's principal office not later than:

•              90 days prior to the annual meeting (which, for the 2008 annual meeting, would mean no later than January 24, 2008 if the annual meeting is held on April 22, 2008); or

•              If the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the Nasdaq Stock Market or in a news release reported by any national news service.

Each notice from a National Penn shareholder notice must include:

•              As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given:

•	The name and address of such shareholder and of such beneficial owner; and
•	The class and number of shares of the stock of National Penn that are owned of record and beneficially by such shareholder and such beneficial owner; and
•
A representation that the shareholder is a beneficial owner of stock of National Penn entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

Each notice of nomination for the election of a director from a National Penn shareholder also must set forth:

•              The name and address of the person to be nominated;

•              A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder;

•    Such other information regarding the nominee as would be required to be included in proxy materials filed under applicable rules of the SEC had the nominee been nominated by National Penn’s board of directors; and

•              The written consent of the nominee to serve as a director of National Penn, if so elected.

Each notice of a proposal for action at an annual meeting from a National Penn shareholder also must set forth:

•              A brief description of the proposal;

•              The reasons for making such proposal; and

•              Any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

If the Corporate Secretary receives notice of a shareholder proposal that complies with National Penn’s governing bylaw provisions on or prior to the required date and if such proposal is properly presented at the 2008 annual meeting of shareholders, the proxies appointed by National Penn may exercise discretionary authority in voting on such proposal if, in National Penn’s proxy statement for such meeting, National Penn advises shareholders of the nature of such proposal and how the proxies appointed by National Penn intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to National Penn’s shareholders.

The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of National Penn’s governing by-law procedures, including receipt of the required notice by the Corporate Secretary by the date specified. If a shareholder proposal is received by National Penn after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2008 annual meeting of shareholders, the proxies appointed by National Penn’s board of directors may exercise discretionary authority when voting on such proposal.

Questions about these requirements, or notices mandated by them, may be directed to: Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P.O. Box 547, Boyertown, Pennsylvania 19512.

KNBT

If the merger is not consummated in the first quarter of 2008 or shortly thereafter, and KNBT continues to exist as a public company during the second quarter of 2008, there will be a 2008 annual meeting of shareholders.  Any proposal which a KNBT shareholder wishes to have included in the proxy materials of KNBT relating to the next annual meeting of shareholders of KNBT, which absent consummation of the merger is currently expected to be held in May 2008, must be received at the principal executive offices of KNBT Bancorp, Inc., 90 Highland Avenue, Bethlehem, Pennsylvania 18017, Attention: Michele A. Linsky, Corporate Secretary, no later than November 30, 2007. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in KNBT's proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Section 2.10 of KNBT's bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, KNBT’s principal executive offices by November 30, 2007. The notice must include the information required by Section 2.10 of KNBT’s bylaws.

KNBT’s bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the KNBT board of directors, other than those made by the board or the nominating committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary and either delivered to, or mailed and received at, KNBT’s principal executive offices not later than, with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by KNBT in connection with the immediately preceding annual meeting of shareholders. For KNBT’s 2008 Annual Meeting of Shareholders, this notice must be received by November 30, 2007. Each written notice of a shareholder nomination is required to set forth certain information specified in Section 3.12 of KNBT's bylaws.

Annexes

Annex A	Agreement and Plan of Merger, dated as of September 6, 2007 between National Penn Bancshares, Inc. and KNBT Bancorp, Inc.

Annex B	Form of Letter Agreement between National Penn Bancshares, Inc. and directors and certain officers of KNBT Bancorp, Inc.

Annex C	Form of Letter Agreement between KNBT Bancorp, Inc. and directors and certain officers of National Penn Bancshares, Inc.

Annex D	Opinion of Janney Montgomery Scott LLC

Annex E	Opinion of Sandler O’Neill & Partners, L.P.

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2007 (“Agreement”), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“NPB”), and KNBT BANCORP, INC., a Pennsylvania corporation (“KNBT”).

BACKGROUND

1.           NPB owns directly all of the outstanding capital stock of National Penn Bank, a national banking association (“NPBank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

2.           KNBT owns directly all of the outstanding capital stock of Keystone Nazareth Bank & Trust Company, a Pennsylvania chartered savings bank (“KNBT Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

3.           NPB and KNBT desire for KNBT to merge with and into NPB (the “Merger”), with NPB surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania.

4.           As a condition and inducement to NPB to enter into this Agreement, the directors of KNBT and the executive officers of KNBT named in KNBT’s most recent proxy statement are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the “KNBT Letter Agreement”).

5.           As a condition and inducement to KNBT to enter into this Agreement, the directors of NPB and the executive officers of NPB named in NPB’s most recent proxy statement are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 2 (the “NPB Letter Agreement” and collectively with the KNBT Letter Agreement, the “Letter Agreements”).

6.           As a condition and inducement to each of NPB and KNBT to enter into this Agreement, NPB and KNBT are concurrently entering into amendment agreements with Scott V. Fainor and Sandra L. Bodnyk (collectively, as amended, the “Key KNBT Management Agreements”) regarding the terms of their employment following consummation of the Merger, and NPB, KNBT, NPBank and KNBT Bank are concurrently entering into a release, consulting and non-competition agreement with Eugene T. Sobol (the “Consulting Agreement”).

7.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

8.           NPB and KNBT desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

GENERAL

1.01  Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KNBT or any Subsidiary of KNBT, where the assets, revenue or income of such Subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of KNBT, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of KNBT and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of KNBT) and/or liabilities where that the assets being disposed of constitute 10% or more of the consolidated assets, net revenue or net income of KNBT and its Subsidiaries taken as a whole, either  in a single transaction or series of transactions; (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that if consummated would result in a Person or group of Persons acting in concert beneficially owning 15% or more of the outstanding shares of the common stock of KNBT or any Subsidiary of KNBT where that Subsidiary represents more than 10% of the consolidated assets, net revenue or net income of KNBT, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only KNBT and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

        Affiliate means, with respect to any corporation, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Agreement means this Agreement, including any amendment or supplement hereto.

Application means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

Articles of Merger means the articles of merger to be executed by NPB and KNBT and to be filed in the PDS, in accordance with the BCL.

Bank Merger has the meaning given to that term in Section 1.04 of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

Closing has the meaning given to such term in Section 1.03(b) of this Agreement.

Closing Date has the meaning given to that term in Section 1.03(b) of this Agreement.

Confidentiality Agreement means the confidentiality agreement dated August 15, 2007 between NPB and KNBT.

Consulting Agreement has the meaning given to such term in the Background section of this Agreement.

Contemplated Transactions means (a) the Merger and (b) the Bank Merger.

Continuing Employees has the meaning given to that term in Section 5.08(c)(iii)(B).

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Effective Date means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Effective Time has the meaning given to such term in Section 1.03(a).

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to NPB or KNBT, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means Mellon Investor Services (or such other agent designated by NPB and reasonably acceptable to KNBT) that will act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.06.

Exchange Ratio has the meaning given to such term in Section 2.02.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

HSR Act means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Indemnified Party has the meaning given to that term in Section 5.08(c)(vi)(A).

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Janney has the meaning given to such term in Section 4.14 of this Agreement.

Key KNBT Management Agreements has the meaning given to such term in the Background section of this Agreement.

KNBT has the meaning given to that term in the introductory paragraph of this Agreement.

KNBT Bank has the meaning given to that term in the Background section of this Agreement.

KNBT Bank Board has the meaning given to that term in Section 5.08(c)(v)(A) of this Agreement.

KNBT Bank Board Member means a director of KNBT immediately prior to the Closing Date who becomes, and on the date of determination is, a member of the KNBT Bank Board.

KNBT Bank Division has the meaning given to that term in Section 5.07(c)(v)(B) of this Agreement.

KNBT Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

KNBT Certificates has the meaning given to that term in Section 2.06(a) of this Agreement.

KNBT Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

KNBT Loans has the meaning given to that term in Section 3.20(a) of this Agreement.

KNBT/NPB Directors has the meaning given to that term in Section 1.02(d) of this Agreement.

KNBT Disclosure Schedule means, collectively, the disclosure schedules delivered by KNBT to NPB at or prior to the execution and delivery of this Agreement.

KNBT ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

KNBT/NPBank Director has the meaning given to that term in Section 5.08(c)(iv)(A) of this Agreement.

KNBT Financials means (a) the audited consolidated financial statements of KNBT as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of KNBT for each calendar quarter after December 31, 2006.

KNBT Letter Agreement has the meaning given to such term in the Background section of this Agreement.

KNBT Regional Board has the meaning given to that term in Section 5.08(c)(v)(D) of this Agreement.

KNBT Shareholders Meeting means the meeting of the holders of KNBT Common Stock to approve this Agreement.

KNBT Stock-Based Awards means the awards granted pursuant to the KNBT Stock Plans and the KNBT 2004 Management Recognition and Retention Plan and Trust Agreement.

KNBT Stock Options means options to acquire shares of KNBT Common Stock issued under the KNBT Stock Plans.

KNBT Stock Plans means the following plans: KNBT Bancorp, Inc. 2004 Stock Option Plan, First Colonial Group, Inc. 1994 Stock Option Plan for Non-Employee Directors, First Colonial Group, Inc. 1996 Employee Stock Option Plan and First Colonial Group, Inc. 2001 Stock Option Plan.

Knowledge of KNBT means the knowledge of KNBT's executive officers and directors.

Knowledge of NPB means the knowledge of NPB's executive officers and directors.

Letter Agreements has the meaning given to such term in the Background section of this Agreement.

Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of KNBT on a consolidated basis (when such term is used in Article III hereof) or NPB on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, (iii) expenses incurred in connection with this Agreement and the transactions contemplated hereby including any liability incurred under Section 5.08(b)(xi), (iv) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party including any liability incurred under Section 5.08(b)(xi), (v) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party and (vi) reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by KNBT or NPB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or (b) the ability of such party or its banking Subsidiary to consummate the Contemplated Transactions on a timely basis.

Merger has the meaning given to such term in Background section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02 of this Agreement.

NASD means the National Association of Securities Dealers, Inc.

Nasdaq means the Global Select Market of The Nasdaq Stock Market operated by the NASD.

NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

NPB Benefit Plans has the meaning given to that term in Section 4.13(a).

NPB Common Stock means the common stock, without par value, of NPB and, unless the context otherwise requires, related NPB Rights.

NPB Director has the meaning given to that term in Section 1.02(d) of this Agreement.

NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to KNBT at or prior to the execution and delivery of this Agreement.

NPB ERISA Affiliate has the meaning given to such term in Section 4.13(a) of this Agreement.

NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2006.

NPB Letter Agreement has the meaning given to such term in the Background section of this Agreement.

NPB Loans has the meaning given to such term in Section 4.21(a) of this Agreement.

NPB Rights means the rights attached to shares of NPB Common Stock pursuant to the Rights Agreement.

NPB Shareholders Meeting means the meeting of the holders of NPB Common Stock to approve this Agreement.

NPB Stock Dividend means the 3% stock dividend, declared by NPB on August 22, 2007, effective September 7, 2007, and to be distributed on September 28, 2007.

NPBank has the meaning given to such term in the Background section of this Agreement.

NPB/NPBank Bylaws Restrictions means the provisions of the NPB and NPBank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72.

OCC means the Office of the Comptroller of the Currency.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

Prospectus/Proxy Statement means the joint prospectus/proxy statement, together with any supplements thereto, to be sent to holders of KNBT Common Stock in connection with the KNBT Shareholders Meeting and the holders of NPB Common Stock in connection with the NPB Shareholders Meeting.

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Agreement has the meaning given to that term in Sections 3.11 and 4.12 of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the FDIC, the FRB, Nasdaq and the U.S. Department of Justice.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

Rights Agreement means the Rights Agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NPBank, as Rights Agent.

Sandler has the meaning given to such term in Section 3.14 of this Agreement.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means with respect to any party, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such party or a subsidiary of such party is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

1.02  The Merger.

(a)           Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)           KNBT shall merge with and into NPB in accordance with Section 1921 of the BCL;

(ii)           the separate existence of KNBT shall cease; and

(iii)           NPB shall survive and continue to exist as a corporation incorporated under the BCL.

(b)           Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 1929 of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of KNBT shall be taken and deemed to be transferred to and vested in NPB, as the surviving corporation in the Merger, without further act or deed.

(c)           NPB's Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of NPB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of NPB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)           NPB's Board of Directors and Officers.

(i)           At the Effective Time, the total number of persons serving on the board of directors of NPB shall be fifteen (15).  Ten (10) of the fifteen (15) persons to serve initially on the board of directors of NPB at the Effective Time shall be selected solely by and at the absolute discretion of the board of directors of NPB prior to the Effective Time (the

“NPB Directors”).  Five (5) of the fifteen (15) persons to serve initially on the board of directors of NPB at the Effective Time shall be selected by the current board of directors of KNBT from among their directors who are independent directors, as provided in the Nasdaq Stock Market Marketplace Rules, and such persons must be approved by NPB, such approval not to be unreasonably withheld (the “KNBT/NPB Directors”).  In the event that prior to the Effective Time any person so selected to serve on the board of directors of NPB after the Effective Time is unable or unwilling to serve in such position, the board of directors which selected such person shall designate another of its members to serve in such person’s stead in accordance with the provisions of this Section 1.02(d).  If at any time during the three years following the Effective Time the number of KNBT/NPB Directors serving, or that would be serving following the next shareholders’ meeting at which NPB directors are to be elected, would be less than five persons, then, subject to the fiduciary duties of the directors of NPB, the board of directors and the Nominating/Corporate Governance Committee thereof shall nominate for election at the next shareholders’ meeting at which directors are to be elected, such person or persons as may be requested by a majority of the KNBT/NPB Directors (provided that each such person would qualify as an independent director, as provided in the Nasdaq Stock Market Marketplace Rules, and each such person is approved by a majority of the directors of NPB excluding any KNBT/NPB Directors, such approval not to be unreasonably withheld) to ensure that the KNBT/NPB Directors shall continue to hold 5 places on the NPB board of directors, in which event such replacement shall be deemed a KNBT/NPB Director.  On and after the Effective Date Mr. Jeffrey P. Feather shall become the Vice Chairman of NPB’s board of directors and shall serve on NPB’s executive committee and shall become the Chairman of NPB’s Nominating/Corporate Governance Committee, to hold those offices and positions until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB.   Each person who serves as a KNBT/NPB Director will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB are compensated.

(ii)           On and after the Effective Date, the officers of NPB duly elected and holding office immediately prior to the Effective Date shall be the officers of NPB, as the surviving corporation in the Merger, with the addition of Scott V. Fainor, who shall become Senior Executive Vice President and Chief Operating Officer of NPB on and after the Effective Date, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB

1.03  Effective Time and Effective Date; Closing.

(a)           Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), NPB and KNBT shall file the Articles of Merger with the PDS on (i) a date selected by NPB after such satisfaction or waiver which is no later than five Business Days following such satisfaction or waiver or (ii) such other date to which NPB and KNBT may mutually agree in writing.  The Merger provided for herein shall become effective upon filing of the Articles of Merger or on such later date and time as may be specified therein (the “Effective Time”).

(b)           A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of NPB in Boyertown, Pennsylvania, or at such other place, at such other time, or on such other date as NPB and KNBT may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to the parties the certificates and other documents required to be delivered under Article VI hereof.

1.04  Bank Merger.  NPB and KNBT agree to take all action necessary and appropriate to cause KNBT Bank to merge with and into NPBank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of an agreement and plan of merger to be entered into by KNBT Bank and NPBank (the “Bank Merger Agreement”) as soon as reasonably practicable after the execution and delivery of this Agreement, it being understood that the first priority of NPB and KNBT is to prepare and submit all Applications related to the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (taking into account the priority of the Merger Applications) (a) NPB shall (i) cause the Board of Directors of NPBank to approve the Bank Merger Agreement, (ii) cause NPBank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of NPBank, and (b) KNBT shall (i) cause the Board of Directors of KNBT Bank to approve the Bank Merger Agreement, (ii) cause KNBT Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of KNBT Bank.  The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

2.01  NPB Common Stock.

(a)  Outstanding Shares.  Each share of NPB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of NPB Common Stock.

(b)  Treasury Stock.  Each share of NPB Common Stock issued and held in the treasury of NPB immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of NPB.

2.02  Conversion of KNBT Common Stock. Subject to Sections 2.03 and 2.04 below with respect to treasury stock and fractional shares, each share of KNBT Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, automatically by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive 1.00 share of NPB Common Stock, which shall be increased to 1.03 shares of NPB Common Stock on the effective date of the NPB Stock Dividend (as so adjusted and as may be further adjusted pursuant to Section 2.07, the “Exchange Ratio”). The consideration provided for in this Section 2.02 and in Section 2.04 is referred to herein as the “Merger Consideration.”

2.03  Treasury Stock and Stock Owned by KNBT.  Notwithstanding anything in this Agreement to the contrary, each share of KNBT Common Stock which is either issued and held in the treasury of KNBT or issued and held by KNBT or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.04  No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of NPB Common Stock shall be issued in the Merger. Each holder of KNBT Common Stock who otherwise would have been entitled to a fraction of a share of NPB Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of KNBT Common Stock owned by such holder at the Effective Time) by the average closing price of a share of NPB Common Stock on Nasdaq for the 10 full trading days prior to the Effective Date.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.05  Stock Options.

(a) At the Effective Time, each KNBT Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of KNBT Common Stock and shall be converted automatically into an option to purchase shares of NPB Common Stock, and NPB shall assume each KNBT Stock Option, in accordance with the terms of the applicable KNBT Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) NPB and the Human Resources Committee of the NPB Board shall be substituted for KNBT and the committee of the KNBT Board (including, if applicable, the entire KNBT Board) administering such KNBT Stock Option Plan, (ii) each KNBT Stock Option assumed by NPB may be exercised solely for shares of NPB Common Stock, (iii) the number of shares of NPB Common Stock subject to such KNBT Stock Option shall be equal to the number of shares of KNBT Common Stock subject to such KNBT Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of NPB Common Stock resulting from such multiplication shall be rounded down to the nearest share, (iv) the per share exercise price under each such KNBT Stock Option shall be adjusted by dividing the per share exercise price under each such KNBT Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent, and (v) all outstanding KNBT Options shall become fully vested and exercisable at the Effective Time notwithstanding anything to the contrary in the applicable KNBT Stock Plan or stock option or other agreement by which a KNBT Stock Option is evidenced.  Notwithstanding clauses (iii) and (iv) of the preceding sentence, each KNBT Stock Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the Code.  NPB and KNBT agree to take all necessary steps to effect the foregoing provisions of this Section 2.05 (a), including in the case of NPB taking all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of the options to issue shares of NPB Common Stock issued in accordance herewith.

(b) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days after the Effective Date, NPB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NPB Common Stock subject to the options referred to in paragraph (a) of this Section 2.05 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

(c)  As soon as practicable after the Effective Date, but in no event later than twenty (20) Business Days after the Effective Date, NPB shall deliver to the holders of KNBT Options at the Effective Time appropriate notices setting forth the effect of the adjustments described in Section 2.05(a) and advising of the registration of the shares of NPB Common Stock issuable upon exercise thereof after consummation of the Merger.

(d)  With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the KNBT Stock Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.06  Surrender and Exchange of KNBT Stock Certificates.

(a)  On or prior to the Effective Date, for the benefit of the holders of certificates representing shares of KNBT Common Stock (each, a “KNBT Certificate”), NPB shall (i) provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to issue a number of shares of NPB Common Stock which comprise the Merger Consideration pursuant to Section 2.02 in the form of book-entry shares to holders of shares of KNBT Common Stock and (ii) deliver to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Section 2.04, in exchange for KNBT Certificates in accordance with this Section 2.06. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NPB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the person entitled thereto.

(b)  As soon as reasonably practicable after the Effective Date, but in any event not later than ten (10) Business Days after KNBT delivers or causes to be delivered a final stock register of the KNBT shareholders, NPB shall cause the Exchange Agent to mail to each holder of one or more KNBT Certificates:

(i)  a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the KNBT Certificates shall pass, only upon delivery of the KNBT Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

(ii)  instructions for effecting the surrender of such KNBT Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

Upon surrender of a KNBT Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such KNBT Certificate shall be entitled to receive in exchange therefor (i) a statement evidencing book-entry shares representing, in the aggregate the number of whole shares of NPB Common Stock that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of KNBT Common Stock held by such at the Effective Time), and (ii) a check representing the amount of cash, if any, payable in lieu of a fractional share of KNBT Common Stock under Section 2.04, and the KNBT Certificate so surrendered shall forthwith be cancelled. Following the issuance of shares of NPB Common Stock in book-entry form pursuant to this Agreement, each recipient of such shares will receive a Direct Registration System Stock Distribution Statement from NPB’s transfer agent evidencing the credit of shares of NPB Common Stock to an account for such shareholder and containing instructions on how a shareholder may, if desired, request a physical certificate for shares of NPB Common Stock.

(c)  Any statement evidencing book-entry shares issued in exchange for KNBT Certificates pursuant to Section 2.06(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each KNBT Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

(d)  If a KNBT Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such shareholder cash in an amount equal to dividends payable on such shares of NPB Common Stock received in exchange for KNBT Certificates and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of KNBT Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of KNBT Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as KNBT Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such shareholder.

(e)  Upon the Effective Date, the stock transfer books for KNBT Common Stock will be closed and no further transfers of KNBT Common Stock will thereafter be made or recognized.  All KNBT Certificates surrendered pursuant to this Section 2.06 will be cancelled and exchanged for the Merger Consideration as provided herein.

(f)  If there is a transfer of ownership of KNBT Common Stock which is not registered in the transfer records of KNBT, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of NPB Common Stock and any cash in lieu of a fractional share payment to Section 2.04 and dividends or other distributions to which such holder is entitled pursuant to Section 2.06(c), as applicable, may be issued with respect to such KNBT Common Stock to such a transferee if the KNBT Certificate representing such shares of KNBT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable.

(g)  If any KNBT Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed KNBT Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such KNBT Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed KNBT Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against KNBT, NPB or the Exchange Agent or any other party with respect to the KNBT Certificate alleged to have been lost, stolen or destroyed.

2.07  Anti-Dilution Provisions.  If, in addition to the NPB Stock Dividend, NPB shall, at any time before the Effective Date:

(a)  declare a dividend in shares of NPB Common Stock with a record date prior to the Effective Date;

(b)  resolve to combine the outstanding shares of NPB Common Stock into a smaller number of shares prior to the Effective Date;

(c)  resolve to effect a split or subdivide the outstanding shares of NPB Common Stock with a record date prior to the Effective Date; or

(d)  reclassify the shares of NPB Common Stock prior to the Effective Date;

then, in any such event, the number of shares of NPB Common Stock to be delivered to KNBT shareholders in exchange for shares of KNBT Common Stock shall be adjusted so that each KNBT shareholder shall be entitled to receive such number of shares of NPB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, NPB enters into an agreement pursuant to which shares of NPB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each KNBT shareholder who becomes a shareholder of NPB shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  Furthermore, the number of shares of NPB Common Stock subject to each KNBT Option referenced in Section 2.05(a) and the applicable exercise price shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KNBT

KNBT hereby represents and warrants to NPB as follows:

3.01  Organization.

(a)  KNBT is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  KNBT is a bank holding company duly registered under the BHC Act.  KNBT has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  KNBT is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  KNBT Bank is a stock savings bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  KNBT Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  KNBT Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of KNBT Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  KNBT has no Subsidiaries other than KNBT Bank and those identified in KNBT Disclosure Schedule 3.01(d).  KNBT Disclosure Schedule 3.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each KNBT Subsidiary, other than KNBT Bank (which is covered by Section 3.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)  The respective minute books of KNBT and each KNBT Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with normal business practice of KNBT and the KNBT Subsidiary.

(f)  KNBT has delivered to NPB true and correct copies of the articles of incorporation and bylaws of KNBT and KNBT Bank, and the articles of incorporation, bylaws, trust agreements and other applicable charter documents of each other KNBT Subsidiary, each as in effect on the date hereof.

3.02  Capitalization.

(a)           The authorized capital stock of KNBT consists of (i) 100,000,000 shares of common stock, par value $.01 per share (“KNBT Common Stock”), of which at the date hereof 26,526,407 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 7,443,739 are held as treasury shares and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, of which at the date hereof, no shares are issued and outstanding.  KNBT has not issued nor is KNBT bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of KNBT Common Stock or any other security of KNBT or any securities representing the right to vote, purchase or otherwise receive any shares of KNBT Common Stock or any other security of KNBT, except (i) for KNBT Options for 2,135,246 shares of KNBT Common Stock issued and outstanding under the KNBT Stock Option Plan and (ii) this Agreement.

(b)           KNBT owns, directly or indirectly, all of the capital stock of KNBT Bank and the other KNBT Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of KNBT Bank or any other KNBT Subsidiary.  Except for KNBT Bank and the other KNBT Subsidiaries listed on KNBT Disclosure Schedule 3.01(d), KNBT does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in KNBT Bank's investment portfolio, (ii) equity interests held by KNBT’s Subsidiaries in a fiduciary capacity, (iii) equity interests held in connection with KNBT Bank's commercial loan activities and (iv) as set forth on KNBT Disclosure Schedule 3.02(b).

(c)           To the Knowledge of KNBT, except as set forth on KNBT Disclosure Schedule 3.02(c) or as disclosed in KNBT’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of KNBT Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03  Authority; No Violation.

(a)           KNBT has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of KNBT, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by KNBT and the consummation by KNBT of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of KNBT and, except for approval by the shareholders of KNBT as required by the BCL, no other corporate proceedings on the part of KNBT are necessary to consummate the Merger.  The affirmative vote of a majority of the votes cast by the holders of the KNBT Common Stock at the KNBT Shareholders Meeting is sufficient to adopt this Agreement.  This Agreement has been duly and validly executed and delivered by KNBT and constitutes the valid and binding obligation of KNBT, enforceable against KNBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)           None of (i) the execution and delivery of this Agreement by KNBT, subject to receipt of approvals from the KNBT shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and KNBT's and NPB's compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by KNBT or any KNBT Subsidiary with any of the terms or provisions hereof:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, bylaws or other charter document of KNBT or any KNBT Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to KNBT or any KNBT Subsidiary or any of their respective properties or assets; or

(C)  except as described in KNBT Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of KNBT or any KNBT Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which KNBT or any KNBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

3.04  Consents and Approvals.

(a) Except for (i) the required adoption of this Agreement by the shareholders of NPB, (ii) the required adoption of this Agreement by the shareholders of KNBT, (iii) the filing of a notice by NPB of the issuance of shares of NPB Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) a post-Bank Merger notice to the FDIC to be filed by NPBank, (x) the consents and approvals set forth in Section 3.04 of the KNBT Disclosure Schedule and (xi) the consents and approvals of third parties which are not Regulatory Authorities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on KNBT, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by KNBT of this Agreement and (B) the consummation by KNBT of the Merger and KNBT Bank of the Bank Merger.

(b) As of the date of this Agreement, KNBT knows of no reason relating to it why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and Section 6.02(d).

3.05  Financial Statements.

(a)           KNBT has delivered to NPB the KNBT Financials, except those pertaining to quarterly periods commencing after June 30, 2007.  The KNBT Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of KNBT as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)           To the Knowledge of KNBT, KNBT did not, as of the date of the balance sheets referred to above, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the KNBT Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since June 30, 2007, KNBT has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change.  Neither KNBT nor any KNBT Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2007 which has had a Material Adverse Effect on KNBT.

3.07  Taxes.

(a)           KNBT and the KNBT Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which KNBT is a common parent.  KNBT has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, KNBT and the KNBT Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from KNBT or any KNBT Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on KNBT. Such returns or reports are true, complete and correct in all material respects.  KNBT and the KNBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of KNBT and the KNBT Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by KNBT and the KNBT Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on KNBT.  Until the Effective Date, KNBT and the KNBT Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of KNBT, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon KNBT or any KNBT Subsidiary, nor has KNBT or any KNBT Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           KNBT and the KNBT Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(e)           Neither KNBT nor the KNBT Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

3.08  Contracts.

(a)           Except as described in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12, neither KNBT nor any KNBT Subsidiary is a party to or subject to:

(i)  any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii)  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)  any collective bargaining agreement with any labor union relating to employees;

(iv)  any agreement which by its terms limits the payment of dividends by KNBT or any KNBT Subsidiary other than generally applicable regulatory restrictions;

(v)  except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which KNBT or any KNBT Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of KNBT Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)  any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)  any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)  except in the ordinary course of business, any lease for real property;

(ix)  any contract or arrangement with any broker-dealer or investment adviser;

(x)  any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi)  any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)  All the contracts, plans, arrangements and instruments listed in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12 are in full force and effect on the date hereof, and neither KNBT, any KNBT Subsidiary nor, to the Knowledge of KNBT, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in KNBT Disclosure Schedule 3.08(b) no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect on KNBT.

(c)  Except as otherwise described in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which KNBT or any KNBT Subsidiary is a party or by which KNBT or any KNBT Subsidiary may be bound:

(i)           contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)           provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of KNBT or any KNBT Subsidiary; or

(iii)           requires KNBT or any KNBT Subsidiary to provide a benefit in the form of KNBT Common Stock or determined by reference to the value of KNBT Common Stock.

3.09  Ownership of Property; Insurance Coverage.

(a)           KNBT and each KNBT Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by KNBT or such KNBT Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the KNBT Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in KNBT Disclosure Schedule 3.09(a)(i) or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable except as described in KNBT Disclosure Schedule 3.09(a)(iii);

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

KNBT and each KNBT Subsidiary have the right under leases of material properties used by KNBT or such KNBT Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which KNBT or any KNBT Subsidiary has purchased securities subject to an agreement to resell, if any, KNBT or such KNBT Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on KNBT.

(c)           KNBT and each KNBT Subsidiary maintain insurance in amounts considered by KNBT to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither KNBT nor any KNBT Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           KNBT and each KNBT Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10  Legal Proceedings.  Except as set forth on KNBT Disclosure Schedule 3.10, neither KNBT nor any KNBT Subsidiary is a party to any, and there are no pending or, to the Knowledge of KNBT, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, governmental investigations or regulatory inquiries of any nature:

(a)           against KNBT or any KNBT Subsidiary;

(b)           to which the assets of KNBT or any KNBT Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of KNBT to perform its obligations under this Agreement or the ability of KNBT or KNBT Bank to consummate the Bank Merger;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

3.11  Compliance with Applicable Law.

(a)           KNBT and each KNBT Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect on KNBT.

(b)           KNBT and each KNBT Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of KNBT, investigation into the business or operations of KNBT or any KNBT Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on KNBT, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither KNBT nor any KNBT Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that KNBT or any KNBT Subsidiary is not in substantial compliance with any of the statutes,

regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to KNBT or any KNBT Subsidiary;

(iii)  requiring or threatening to require KNBT or any KNBT Subsidiary, or indicating that KNBT or any KNBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of KNBT or any KNBT Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of KNBT or any KNBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in KNBT Disclosure Schedule 3.11(d).

(e)           Neither KNBT nor any KNBT Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

(f)           To the Knowledge of KNBT, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to KNBT or any KNBT Subsidiary would have a Material Adverse Effect on KNBT.

(g)           There is no injunction, order, judgment or decree imposed upon KNBT or any KNBT Subsidiary or the assets of KNBT or any KNBT Subsidiary which has had, or, to the Knowledge of KNBT, would have, a Material Adverse Effect on KNBT.

3.12  ERISA.

(a)           KNBT has delivered to NPB true and complete copies of (or written summaries describing) any written or unwritten employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in KNBT Disclosure Schedule 3.12, currently maintained or contributed to (or maintained or contributed to in any of the past six calendar years) for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of KNBT or any other entity (a “KNBT ERISA Affiliate”) that, together with KNBT, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “KNBT Benefit Plans”), together with:

(i)  the most recent actuarial (if any) and financial reports relating to those KNBT Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)  the most recent Form 5500 (if any) relating to such KNBT Benefit Plans filed with the IRS;

(iii)  the most recent IRS determination letters which pertain to any such KNBT Benefit Plans; and

(iv)  any and all written communications since January 1, 2004 between KNBT or a KNBT ERISA Affiliate and any governmental authority, including, without limitation, the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the Securities Exchange Commission, regarding any of the tax-qualified KNBT Benefit Plans.

(b)           Neither KNBT nor any KNBT ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by KNBT or any KNBT ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither KNBT nor any KNBT ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multiemployer plan (within the meaning of ERISA Section 3(37)).  Except as set forth on KNBT Disclosure Schedule 3.12(c), with respect to each KNBT Benefit Plan that is subject to Section 302 of ERISA, Section 412 of the IRC or Title IV of ERISA, including, without limitation, any plan to which the employees of employers that are not KNBT ERISA Affiliates also participate, (i) none of KNBT or any KNBT Subsidiary, or any KNBT ERISA Affiliate, has received any notification nor has any actual knowledge that if KNBT or any KNBT Subsidiary or any KNBT ERISA Affiliate were to cease to contribute to such plan or terminate participation in such plan, it would incur liability that would be reasonably likely to have a Material Adverse Effect on KNBT; and (ii) there have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) and no request for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code.

(d)           Each KNBT Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect on KNBT.

(e)           There is no existing, or, to the Knowledge of KNBT, contemplated, audit of any KNBT Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any KNBT Benefit Plan, or by or on behalf of any individual participant or beneficiary of any KNBT Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of KNBT, is there any basis for such claim.

(f)           With respect to any services which KNBT or any KNBT Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any KNBT Benefit Plan), KNBT and each KNBT Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA; and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect on KNBT.

(g)           KNBT Disclosure Schedule 3.12(g) sets forth a schedule of all payments and benefits (including the acceleration of any rights or the continuation of any benefits) which will or may be made by KNBT, KNBT Bank or NPB with respect to any employee that will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the IRC, based upon the assumptions set forth in such schedule.

(h)           The approval of the transaction contemplated by this Agreement will not result in a breach of fiduciary duty or prohibited transaction under any KNBT Benefit Plan that is an employee stock ownership plan as defined under ERISA.  Any KNBT Benefit Plan that is an “employee stock ownership plan” (as defined in Section 407(d)(6) of ERISA and IRC Section 4975(e)(7)) has satisfied all of the applicable requirements of IRC Sections 409 and 4975(e)(7) and the regulations thereunder in all material respects and will not fail to do so as a result of the approval of this transaction.  Any assets of any such KNBT Benefit Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(i)           All persons classified by KNBT as independent contractors satisfy and to the Knowledge of KNBT, have at all times satisfied the requirements of applicable law to be so classified; KNBT has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and, except as set forth in KNBT Disclosure Schedule 3.12(i), KNBT has no obligations to provide benefits with respect to such persons under the KNBT Benefit Plans or otherwise.

3.13.  State Takeover Statutes and KNBT Articles of Incorporation..  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in KNBT’s articles of incorporation or bylaws is applicable to the Contemplated Transactions.  The Board of Directors of KNBT has unanimously approved this Agreement and, accordingly, the restrictions contained in Article IX of KNBT’s Articles of Incorporation are inapplicable to this Agreement and the transactions contemplated hereby.

3.14  Brokers and Finders.  Neither KNBT, any KNBT Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose engagement letter with KNBT is included in KNBT Disclosure Schedule 3.14.

3.15  Environmental Matters.

(a)           Except as set forth on KNBT Disclosure Schedule 3.15, to the Knowledge of KNBT, neither KNBT nor any KNBT Subsidiary, nor any property owned or operated by KNBT or any KNBT Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on KNBT Disclosure Schedule 3.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of KNBT, threatened, or any investigation pending, relating to the liability of KNBT or any KNBT Subsidiary with respect to any property owned or operated by KNBT or any KNBT Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on KNBT.

(b)           Except as set forth on KNBT Disclosure Schedule 3.15, to the Knowledge of KNBT, no property, now or formerly owned or operated by KNBT or any KNBT Subsidiary or on which KNBT or any KNBT Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against KNBT or any KNBT Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on KNBT.

3.16  Business of KNBT.  Except as described in KNBT Disclosure Schedule 3.16, since June 30, 2007, neither KNBT nor any KNBT Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d) of this Agreement;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

3.17  CRA Compliance.  KNBT and KNBT Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, KNBT Bank has received a CRA rating of “satisfactory” or better from the FDIC.  To the Knowledge of KNBT, there is no fact or circumstance or set of facts or circumstances which would cause KNBT or KNBT Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on KNBT.

3.18  KNBT Information.

(a)           The information relating to KNBT and its Subsidiaries to be provided by KNBT for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof as relate only to NPB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)           The information, relating to KNBT and its Subsidiaries to be provided by KNBT for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19  Related Party Transactions.

(a)           Except as set forth on KNBT Disclosure Schedule 3.19, or as is disclosed in the footnotes to the KNBT Financials, as of the date hereof, neither KNBT nor any KNBT Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of KNBT or any KNBT Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on KNBT.

(b)           Except as set forth in KNBT Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any KNBT Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of KNBT, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20  Loans.

(a)  Each outstanding Loan (including Loans held for resale to investors) held by KNBT or its Subsidiaries (the “KNBT Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to KNBT’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Section 3.20(b) of the KNBT Disclosure Schedule identifies (A) each KNBT Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by KNBT, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such KNBT Loan and the identity of the borrower thereunder, and (B) each asset of KNBT or any of its Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

(c)  KNBT Disclosure Schedule 3.20(c) sets forth, as of the date hereof, a schedule of all executive officers and directors of KNBT who may have outstanding loans from KNBT, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.21 Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the KNBT Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.22  Reorganization.  As of the date hereof, KNBT does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.23  Fairness Opinion.  KNBT has received an opinion from Sandler to the effect that, as of the date hereof, the consideration to be received by shareholders of KNBT pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24  Securities Documents.  KNBT has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since October 17, 2003 (the “KNBT SEC Reports”).

The KNBT SEC Reports complied, in all material respects, and all future KNBT SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the KNBT SEC Reports.  None of KNBT’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

3.25  “Well Capitalized”.  KNBT and KNBT Bank are “well capitalized” within the meaning of the FRB's and FDIC’s regulations, respectively.  KNBT and KNBT Bank will be “well capitalized” on the Closing Date.

3.26  Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of KNBT has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to KNBT’s SEC reports, and KNBT has made available to NPB a summary of any disclosure made by KNBT’s management to KNBT’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           KNBT has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to KNBT, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of KNBT’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable KNBT SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in KNBT’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, KNBT’s internal control over financial reporting.

(c)           To KNBT’s Knowledge, KNBT does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect KNBT’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in KNBT’s internal control over financial reporting, has occurred since January 1, 2004.

(d)           Since January 1, 2004, KNBT has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

3.27  Labor Matters.  Neither KNBT nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is KNBT or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel KNBT or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to KNBT’s knowledge, threatened against KNBT or any of its Subsidiaries, nor is KNBT aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.28  Quality of Representations.  No representation or warranty of KNBT in this Agreement and no statement in the KNBT Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NPB

NPB hereby represents and warrants to KNBT as follows:

4.01  Organization.

(a)  NPB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  NPB is a bank holding company duly registered under the BHC Act.  NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  NPBank is a national banking association duly organized and validly existing under the laws of the United States.  NPBank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of NPBank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  NPB has no Subsidiaries other than those identified in NPB Disclosure Schedule 4.01(d).  NPB Disclosure Schedule 4.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each NPB Subsidiary, other than NPBank (which is covered by Section 4.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)  The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

(f)  NPB has delivered to KNBT true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

4.02  Capitalization.

(a)           The authorized capital stock of NPB consists of (a) 100,000,000 shares of NPB Common Stock of which, as of September 4, 2007 and without giving effect to the NPB Stock Dividend, 488,111 shares are validly issued and held by NPB as treasury stock and 47,676,932 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  Except as set forth on NPB Disclosure Schedule 4.02(a) as of the date hereof, NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) restricted stock units issued under NPB’s long term incentive compensation plan, (iii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iv) pursuant to the Rights Agreement, (v) pursuant to this Agreement, and (vi) pursuant to the NPB Stock Dividend.

(b)           NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary.  Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in the investment portfolios of NPB's Subsidiaries, (ii) equity interests held by NPB's Subsidiaries in a fiduciary capacity, and (iii) equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

(c)           To the Knowledge of NPB, except as set forth on NPB Disclosure Schedule 4.02(c) or as disclosed in NPB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of NPB Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03  Authority; No Violation.

(a)           NPB has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of NPB, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by NPB and the consummation by NPB of the Contemplated Transactions have been duly and validly approved by the Board of Directors of NPB by unanimous vote and, except for approval by the shareholders of NPB as required by the BCL, no other corporate proceedings on the part of NPB are necessary to consummate the Merger.  The affirmative vote of a majority of the votes cast by the holders of NPB Common Stock at the NPB Shareholders Meeting is sufficient to adopt this Agreement.  This Agreement has been duly and validly executed and delivered by NPB and constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)  None of (i) the execution and delivery of this Agreement by NPB, subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and NPB's and KNBT's compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by NPB with any of the terms or provisions hereof:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

(C)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on NPB.

4.04  Consents and Approvals.

(a) Except for (i) the required adoption of this Agreement by the shareholders of NPB, (ii) the required adoption of this Agreement by the shareholders of KNBT, (iii) the filing of a notice by NPB of the issuance of shares of NPB Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) a post-Bank Merger notice to the FDIC to be filed by NPBank, (x) the consents and approvals set forth in Section 4.04 of the KNBT Disclosure Schedule and (xi) the consents and approvals of third parties which are not Regulatory Authorities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NPB, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by NPB of this Agreement and (B) the consummation by NPB of the Merger and NPBank of the Bank Merger.

(b) As of the date of this Agreement, NPB knows of no reason relating to it why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and Section 6.02(d).

4.05  Financial Statements.

(a)  NPB has delivered to KNBT the NPB Financials, except those pertaining to quarterly periods commencing after June 30, 2007.  The NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)  To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since June 30, 2007, NPB has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect on NPB.

4.06  No Material Adverse Change.  Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2007 which has had a Material Adverse Effect on NPB.

4.07  Taxes.

(a)           NPB and the NPB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which NPB is the common parent.  NPB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, NPB and the NPB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on NPB, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from NPB or any NPB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on NPB.  Such returns or reports are true, complete and correct in all material respects.  KNBT and the KNBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of NPB and the NPB Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by NPB and the NPB Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on NPB.  Until the Effective Date, NPB and the NPB Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of NPB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon NPB or any NPB Subsidiary, nor has NPB or any NPB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           NPB and the NPB Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect on NPB.

(e)           Neither NPB nor the NPB Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

4.08  Contracts.  Except as described on NPB Disclosure Schedule 4.08, neither NPB nor any NPB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by NPB or any NPB Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

4.09  Ownership of Property; Insurance Coverage.

(a)           NPB and each NPB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by NPB or such NPB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the NPB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in NPB Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable;

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

NPB and each NPB Subsidiary have the right under leases of material properties used by NPB or such NPB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which NPB or any NPB Subsidiary has purchased securities subject to an agreement to resell, if any, NPB or such NPB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on NPB.

(c)           NPB and each NPB Subsidiary maintain insurance in amounts considered by NPB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither NPB nor any NPB Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           NPB and each NPB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10  Shares.  At the Effective Date, NPB will have duly reserved sufficient shares of NPB Common Stock to be issued to former KNBT shareholders pursuant to this Agreement.

4.11  Legal Proceedings.  Except as described in NPB Disclosure Schedule 4.11, neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, governmental investigations or regulatory inquiries of any nature:

(a)           against NPB or any NPB Subsidiary;

(b)           to which the assets of NPB or any NPB Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of NPB to perform its obligations under this Agreement or the ability of NPB or NPBank to consummate the Contemplated Transactions;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on NPB.

4.12  Compliance with Applicable Law.

(a)           NPB and each NPB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on NPB.

(b)           NPB and each NPB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on NPB.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of NPB, investigation into the businesses or operations of NPB or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on NPB, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither NPB nor any NPB Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that NPB or any NPB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to NPB or any NPB Subsidiary;

(iii)  requiring or threatening to require NPB or any NPB Subsidiary, or indicating that NPB or any NPB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NPB or any NPB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NPB or any NPB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in Section 4.12(a) of the NPB Disclosure Schedule.

(e)           Neither NPB nor any NPB Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to KNBT.

(f)           To the Knowledge of NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to NPB or any NPB Subsidiary would have a Material Adverse Effect on NPB.

(g)           There is no injunction, order, judgment or decree imposed upon NPB or any NPB Subsidiary or the assets of NPB or any NPB Subsidiary which has had, or, to the Knowledge of NPB, would have, a Material Adverse Effect on NPB.

4.13  ERISA.

(a)           NPB has delivered to KNBT true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in NPB Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of NPB or any other entity (an “NPB ERISA Affiliate”) that, together with NPB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “NPB Benefit Plans”), together with:

(i)           the most recent actuarial (if any) and financial reports relating to those NPB Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)           the most recent Form 5500 (if any) relating to such NPB Benefit Plans filed by them, respectively, with the IRS;

(iii)           the most recent IRS determination letters which pertain to any such NPB Benefit Plans; and

(iv)           any and all written communications since January 1, 2004 between NPB or an NPB ERISA Affiliate and any governmental authority, including, without limitation, the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the Securities Exchange Commission, regarding any of the tax-qualified NPB Benefit Plans.

(b)           Neither NPB nor any NPB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by NPB or any NPB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither NPB nor any NPB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Each NPB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect on NPB.

(e)           There is no existing, or, to the Knowledge of NPB, contemplated, audit of any NPB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any NPB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any NPB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of NPB, is there any basis for such claim.

(f)           With respect to any services which NPB or any NPB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any NPB Benefit Plan), NPB and each NPB Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA; and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect on NPB.

4.14  Brokers and Finders.  Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Janney Montgomery Scott LLC (“Janney”) whose engagement letter with NPB is included in NPB Disclosure Schedule 4.14.

4.15  Environmental Matters.

(a)           Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB, neither NPB, any NPB Subsidiary, nor any property owned or operated by NPB or any NPB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on NPB.  Except as set forth on NPB Disclosure Schedule 4.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of NPB, threatened, or any investigation pending, relating to the liability of NPB or any NPB Subsidiary with respect to any property owned or operated by NPB or any NPB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on NPB.

(b)           Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB no property, now or formerly owned or operated by NPB or any NPB Subsidiary or on which NPB or any NPB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NPB or any NPB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on NPB.

4.16  Business of NPB.  Since June 30, 2007, neither NPB nor any NPB Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had  an extraordinary reduction or deferral of ordinary or necessary expenses.

4.17  CRA Compliance.  NPB and NPBank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, NPBank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of NPB, there is no fact or circumstance or set of facts or circumstances which would cause NPBank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on NPB.

4.18  Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the NPB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

4.19  NPB Information.

(a) The information relating to NPB and its Subsidiaries to be provided by NPB for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to KNBT or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to KNBT or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(b)  The information relating to NPB and its Subsidiaries to be provided by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.20  Related Party Transactions.

(a)           Except as set forth on NPB Disclosure Schedule 4.20 or in the footnotes to the NPB Financials, as of the date hereof, neither NPB nor any NPB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NPB or any NPB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on NPB.

(b)           Except as set forth in NPB Disclosure Schedule 4.20, as of the date hereof, no loan or credit accommodation to any Affiliate of NPB or any NPB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of NPB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

4.21  Loans.

(a) Each outstanding Loan (including Loans held for resale to investors) held by NPB or its Subsidiaries (the “NPB Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to NPB Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Section 4.21(b) of the NPB Disclosure Schedule identifies (A) each NPB Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NPB, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such NPB Loan and the identity of the borrower thereunder, and (B) each asset of NPB or any of its Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

(c)  NPB Disclosure Schedule 4.21(c) sets forth, as of the date hereof, a schedule of all executive officers and directors of NPB who may have outstanding loans from NPB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.22  Reorganization.  As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.23  Fairness Opinion.  NPB has received an opinion from Janney to the effect that, as of the date hereof, the consideration to be paid by NPB pursuant to this Agreement is fair, from a financial point of view, to NPB and the NPB Shareholders.

4.24  NPB Common Stock.  NPB has (and will have as of the Effective Date) sufficient authorized but unissued shares of NPB Common Stock to satisfy its obligations to issue shares of NPB Common Stock pursuant to this Agreement, including upon the exercise of the substitute NPB stock options issued pursuant to Section 2.05.  The shares of NPB Common Stock to be issued and delivered to KNBT shareholders in accordance with this Agreement, and the shares of NPB Common Stock issuable upon the exercise of the substitute NPB stock options issued pursuant to Section 2.05, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of

NPB shall have any pre-emptive right with respect thereto.

4.25 Securities Documents.  NPB has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since January 1, 2003 (the “NPB SEC Reports”).

The NPB SEC Reports complied, in all material respects, and any future NPB SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NPB SEC Reports.  None of NPB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.26  Rights Agreement.  No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB and consummation of the Contemplated Transactions will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.27  “Well Capitalized”.  NPB and NPBank are “well capitalized” within the meaning of the FRB's and OCC's regulations, respectively.  NPB and NPBank will be “well capitalized” on the Closing Date.

4.28  Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of NPB has made all certifications required under the Sarbanes-Oxley Act with respect to NPB’s SEC reports, and NPB has made available to KNBT a summary of any disclosure made by NPB’s management to the NPB’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           NPB has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to NPB, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of NPB’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable NPB SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in NPB’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, NPB’s internal control over financial reporting.

(c)           To NPB’s Knowledge, except as disclosed in NPB Disclosure Schedule 4.28(c) or in NPB’s Annual Report on Form 10-K for the year ended December 31, 2006 or subsequently filed Form 10-Qs: (i) NPB does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NPB’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in NPB’s internal control over financial reporting, has occurred since January 1, 2004.

(d)           Since January 1, 2004, except as disclosed in NPB Disclosure Schedule 4.28(d), NPB has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

4.29.  Labor Matters.  Neither NPB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NPB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel NPB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to NPB’s knowledge, threatened against NPB or any of its Subsidiaries, nor is KNBT aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.30  Quality of Representations.   No representation or warranty of NPB in this Agreement and no statement in the NPB Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01  Conduct of KNBT's Business.  Between the date hereof and the Effective Time KNBT shall, and shall cause each KNBT Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as expressly contemplated or permitted by this Agreement or with the written consent of NPB.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of NPB (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, KNBT shall, and shall cause each KNBT Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of KNBT or the KNBT Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of NPB, such consent not to be unreasonably withheld (it being agreed that KNBT shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice). Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 5.01 of the KNBT Disclosure Schedule or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time, KNBT shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NPB (which shall not unreasonably be withheld):

(a)  change any provision of its articles of incorporation or of its bylaws;

(b)  change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of KNBT capital stock; except that:

(i)  KNBT may issue shares of KNBT Common Stock upon the valid exercise of any KNBT Options issued and outstanding on the date hereof,

(ii)  KNBT may pay regular quarterly cash dividends on the KNBT Common Stock at a rate not in excess of the regular quarterly cash dividend ($0.10 per share) declared prior to the date of this Agreement on the KNBT Common Stock, provided that after the date of this Agreement KNBT shall coordinate the declaration of any dividends in respect of the KNBT Common Stock and the record dates and payment dates relating thereto with NPB’s declaration of regular quarterly dividends on the NPB Common Stock and the record dates and payment dates relating thereto, it being the intention of KNBT and NPB that holders of KNBT Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of KNBT Common Stock and any shares of NPB Common Stock any such holders receive in exchange therefore in the Merger, and

(iii)  any Subsidiary of KNBT may pay dividends to KNBT to the extent permitted by applicable regulatory restrictions.

(c)  grant any severance or termination pay, other than pursuant to policies or agreements of KNBT or any KNBT Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with KNBT or any KNBT Subsidiary, except as required by law including amendments to comply with Section 409A of the IRC;

(d)  grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with KNBT or any KNBT Subsidiary, except for:

(i)  routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three (3.0%) in the aggregate; and

(ii)  annual bonuses that have been accrued on the most recent balance sheet included in the KNBT Financial Statements prior to the date of such payment and payable in the ordinary course, consistent with past practice, to persons designated by KNBT and approved by NPB (such approval not to be unreasonably withheld) in the amounts, at the times and as otherwise set forth in KNBT Disclosure Schedule 5.01(d)(ii); and

(iii)  commitments to pay retention bonuses on account of the Contemplated Transactions granted in good faith reasonable amounts not to exceed $1,000,000 in the aggregate and to be payable to persons not parties to employment, change-in-control or severance agreements and designated by KNBT (and approved by NPB, such approval not to be unreasonably withheld) on the earlier of (i) the 30th day following the conversion of KNBT's computer system to NPB’s computer system or (ii) the 120th day following the Effective Date;

(e)  merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization, except for foreclosures, settlements-in-lieu of foreclosures, troubled debt restructurings and other similar acquisitions in connection with securing or collection of debts previously contracted in the ordinary course of business; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)  except as disclosed in KNBT Disclosure Schedule 5.01(f), sell or otherwise dispose of any material asset, other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

(g)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement;

(h) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by KNBT’s  independent registered public accounting firm;

(i)  waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice;

(j)  except as disclosed in KNBT Disclosure Schedule 5.01(j), implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law, including amendments required by Section 409A of the IRC;

(k)  amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(l)  enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n)  take any action that would give rise to a right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement;

(o)  purchase any security for its investment portfolio (i) rated less than “AAA” by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(p)  except as set forth on KNBT Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by KNBT of more than $100,000, or extending beyond twelve (12) months from the date hereof;

(q)  agree, or make any commitment, to take any of the actions prohibited by this Section 5.01.

5.02. Conduct of NPB’s Business.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of KNBT (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, NPB shall, and shall cause each NPB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of customers of NPB or the NPB Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 5.02 of the NPB Disclosure Schedule or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time, NPB shall not, and shall not permit any of NPB Subsidiary to, without the prior written consent of KNBT (which shall not be unreasonably withheld):

(a)  amend, repeal or otherwise modify its articles of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of KNBT Common Stock;

(b)  declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing contained herein shall prohibit NPB from increasing the regular quarterly cash dividend on the NPB Common Stock or from issuing dividends on NPB Common Stock in NPB Common Stock consistent with NPB’s past practices;

(c)  except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person that either (i) requires the approval of the shareholders of NPB or (ii) materially adversely affects consummation of either of the Contemplated Transactions on a timely basis;

(d)  implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by NPB’s independent registered public accounting firm, provided, however, that nothing contained herein shall prevent or prohibit NPB from adopting any such change prior to its effective date;

(e)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement; or

(f)  agree to, or make any commitment to, take, any of the actions prohibited by this Section 5.02.

5.03  Access; Confidentiality.

(a)  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships.  Neither KNBT, NPB, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.  NPB and KNBT shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)  All information furnished to NPB or KNBT by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.04  Regulatory Matters.

(a)  NPB agrees to prepare the Registration Statement to be filed by NPB with the SEC in connection with the issuance of NPB Common Stock in the Merger (including the Prospectus/Proxy Statement and all related documents).  Provided that KNBT has fulfilled its obligations under Section 5.04(d) in all material respects, NPB agrees to file, or cause to be filed, the Registration Statement and the Prospectus/Proxy Statement with the SEC as promptly as reasonably practicable.  Each of NPB and KNBT agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  After the Registration Statement is declared effective under the Securities Act, KNBT and NPB shall promptly mail the Prospectus/Proxy Statement to their respective shareholders.  If at any time prior to the Effective Time any information relating to KNBT, NPB or their respective affiliates, officers or directors, should be discovered by KNBT or NPB which should be set forth in an amendment or supplement to either the Registration Statement or the Prospectus/Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of KNBT and NPB.

(b)  Each of KNBT and NPB shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Regulatory Authorities and other third parties which are necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Authorities and third parties.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require NPB or KNBT to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and 6.02(d).

(c)  NPB and KNBT shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any Application or other material communication intended to be given by it to, any Regulatory Authority regarding any of the transactions contemplated by this Agreement, and each shall consult the other with respect to the substance and status of such filings.  KNBT and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(d)  KNBT and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, KNBT and NPB shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other in connection with the Registration Statement, the Prospectus/Proxy Statement or any Application.

5.05  Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require NPB or KNBT to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and 6.02(d).

5.06  No Solicitation.  KNBT shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

(b)           enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c)           agree to or endorse any Acquisition Proposal;

provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)           KNBT may furnish or cause to be furnished confidential and non-public information concerning KNBT and its businesses, properties or assets to a third party;

(ii)           KNBT may engage in discussions or negotiations with a third party;

(iii)           following receipt of an Acquisition Proposal, KNBT may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

(iv)           following receipt of an Acquisition Proposal, the KNBT Board of Directors may withdraw or modify its recommendation of with respect to this Agreement; but in respect of the foregoing clauses (i) through (iv) only if the KNBT Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties.

KNBT shall (unless it believes, after consultation with its counsel, that such notification would violate the KNBT Board of Directors’ fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals relating to an Acquisition Proposal which it or any of its representatives or agents may receive.

5.07 Advice of Changes.  Each of NPB and KNBT shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

5.08  Other Undertakings by NPB and KNBT.

(a)  Undertakings of KNBT.

(i)  Shareholder Approval.  KNBT shall call a special KNBT Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  KNBT shall use commercially reasonable efforts to solicit and obtain the votes of the KNBT shareholders in favor of the adoption of this Agreement.  Subject to compliance with its fiduciary duties, the Board of Directors of KNBT shall recommend adoption of this Agreement by such shareholders.

(ii)  Insurance.  KNBT will maintain its current policy of “key man” life insurance on the life of Scott V.

Fainor, naming KNBT as the sole beneficiary thereof, which policy, by its terms, provides for a death benefit of not less than Three Million Dollars ($3,000,000), a copy of which has been provided to NPB.

(b)  Undertakings of NPB and KNBT.

(i) Tax Matters.  Each of NPB and KNBT shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC.  Each of NPB and KNBT shall, and shall cause its respective Subsidiaries to, execute and deliver to each law firm referred to in Sections 6.01(g) and 6.02(g) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the applicable opinion referred to in such sections with respect to the tax treatment of the Merger.

(ii)  Public Announcements.  NPB and KNBT shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law or the requirements of any stock exchange.

(iii)  Maintenance of Insurance.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall maintain insurance in such amounts as NPB and KNBT, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

(iv)  Maintenance of Books and Records.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)  Taxes.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)  Phase I Environmental Audit.  KNBT shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by KNBT or any KNBT Subsidiary.  NPB must commence a “phase I environmental audit” within thirty (30) days of the date of this Agreement or NPB's right to perform such an audit shall be waived.

(vii)  Transition Matters. Commencing following the date hereof, NPB and KNBT shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of KNBT and its Subsidiaries with those of NPB and its Subsidiaries following the Effective Time.

(viii)  Accruals and Reserves.  At the request of NPB, subject to any limitations imposed by law, GAAP and the fiduciary duties of the Board of Directors of KNBT, KNBT shall establish such additional accruals and reserves as may be reasonably necessary to conform KNBT’s accounting and credit loss reserve practices and methods to those of NPB; provided, however, that KNBT shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Sections 6.01 and 6.02, as certified in writing to KBNT by NPB; provided further, however, that no such additional accruals and reserves will be required to be made more than five (5) business days prior to the Closing Date.  No such additional accruals or reserves made by KNBT pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of KNBT or its management with any such adjustments.

(ix)  Delivery of Financial Statements.  NPB and KNBT shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended August 31, 2007, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(x)  Delivery of SEC Documents.  NPB and KNBT shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

(xi)  Defined Benefit Plan Termination.  Each of NPB and KNBT, as applicable, shall take all necessary actions to withdraw from each of the KNBT Benefit Plans that are a defined benefit pension plans (as described under ERISA) at such time and in such manner as shall be mutually agreed by KNBT and NPB to be in their best interests and not inconsistent with the requirements of ERISA.  Except as otherwise agreed to by NPB and KNBT, any such withdrawal shall be effected by transferring the assets and liabilities attributable to KNBT from such plans into one or more single employer defined benefit pension plan that is sponsored by KNBT, or, after the Effective Time, NPB. No action to be taken by KNBT or NPB pursuant to the terms of this Section 5.08(b)(xi) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or to constitute individually or in the aggregate a Material Adverse Effect.

(c)  Undertakings of NPB.

(i)  Shareholder Approval.  NPB shall call a special NPB Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  NPB shall use commercially reasonable efforts to solicit and obtain the votes of the NPB shareholders in favor of the adoption of this Agreement.  The Board of Directors of NPB shall recommend adoption of this Agreement by the shareholders of NPB.

(ii) Stock Exchange Listing. NPB shall use its reasonable best efforts to file all notices with Nasdaq and take any other action as may be necessary to ensure that the shares of NPB Common Stock to be issued in the Merger or otherwise pursuant to this Agreement will be listed on Nasdaq, subject to official notice of issuance, at the Effective Time.

(iii)  Employees; Severance Policy.

(A)  NPB and KNBT will work cooperatively prior to the Closing through an integration team to determine which employees will likely be redundant based on planned closings of certain offices and duplicative functions of employees following the Merger.  Each of NPB and KNBT will inform each of their employees of the likelihood of such employee having continued employment with KNBT Bank, NPB, NPBank or any other NPB Subsidiary following the Closing, and NPB will permit any KNBT employee to apply for any employment position posted as available with KNBT Bank, NPB, NPBank or any other NPB Subsidiary. Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual.

(B)  Prior to the Effective Time, NPB shall take all reasonable action so that employees of KNBT and its Subsidiaries who become employees of NPB and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each NPB Benefit Plan of general applicability to the same extent as similarly-situated employees of NPB and its Subsidiaries (it being understood that inclusion of the employees of KNBT and its Subsidiaries in the NPB Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of KNBT or its Subsidiaries under any equity compensation plan of NPB shall be discretionary with NPB).  To the extent that Continuing Employees are not entitled to participate in any NPB Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of KNBT and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such NPB Benefit Plan, provided that in no event shall NPB be required to continue any employee benefit plan, program or arrangement of KNBT for which there is no corresponding NPB Benefit Plan. NPB shall cause each NPB Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the NPB Benefit Plans (other than for benefit accruals under NPB’s defined benefit pension plan and supplemental executive retirement plan) the service of such employees with KNBT and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by KNBT and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(C)  If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of NPB or its Subsidiaries, NPB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of KNBT and its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous KNBT Benefit Plan prior to the Effective Time.

(D)  An employee of NPB or any of its Subsidiaries who was an employee of KNBT or any of its Subsidiaries immediately prior to the Effective Time (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment terminates during the one-year period following the Effective Time under circumstances entitling him or her to benefits under the terms of the KNBT Severance Plan shall be entitled to receive severance payments in accordance with, and to the extent provided in, the KNBT Severance Plan.

(E)  As of the Effective Time, NPB shall assume and honor and shall cause the appropriate Subsidiaries of NPB to assume and honor in accordance with their terms all KNBT Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 3.12(a) of the KNBT Disclosure Schedule. NPB acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the KNBT Benefit Plans.

(F)  With respect to each KNBT Benefit Plan subject to Section 409A of the Code, KNBT agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS.  Such amendments shall be provided to NPB and its counsel at least ten days prior to their proposed adoption by KNBT or KNBT Bank and shall be subject to the prior approval of NPB, which shall not be unreasonably withheld.

(G)   With respect to the KNBT Employee Stock Ownership Plan (the “ESOP”), KNBT prior to the Effective Time and NPB subsequent to the Effective Time shall:  (i) take any actions necessary to cause the ESOP to be terminated and for the balances in all participant accounts to become fully vested and nonforfeitable as of the Effective Date; (ii) cause the Trustee of the ESOP to sell a number of shares of NPB Common Stock received in the ESOP suspense account as a result of the Merger to the extent necessary to obtain cash at least equal to the remaining ESOP indebtedness; (iii) in the event the cash sales proceeds from the sale of the NPB Common Stock in the ESOP suspense account are less than the then outstanding ESOP indebtedness, make an additional cash contribution to the ESOP so that the suspense account has sufficient cash to repay the then outstanding ESOP indebtedness; (iv) cause the Trustee to use the cash proceeds from the sale of NPB Common Stock and any cash contribution required by clause (iii) above to repay in full all outstanding ESOP indebtedness; (v) cause any shares of NPB Common Stock and any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of the ESOP indebtedness referred to in clause (iv) above, to be allocated to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP; (vi) cause the account balances of all ESOP participants to be 100% vested and distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Effective Time or (B) the date of receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; and (vii) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to NPB, as may be requested by the IRS in connection with the request for a determination letter.  As soon as practicable after the date hereof, KNBT shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination.  Prior to the Effective Time, KNBT and, following the Effective Time, NPB shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocation described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter).

(H)   As of the date of this Agreement, NPB, NPBank, KNBT and KNBT Bank, as applicable, shall enter into (i) amendments to the amended and restated employment agreements between KNBT, KNBT Bank and each of Mr. Fainor and Ms. Bodnyk in the form set forth in Exhibit 3 hereto, and (ii) a the Consulting Agreement in the form set forth in Exhibit 4 hereto.

(I)  Subject to the other provisions of this Section 5.08(c)(iii) and Section 2.05, after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any KNBT Benefit Plan, subject to such plan's provisions and applicable law, provided that no such action shall reduce or eliminate a vested benefit.

(iv)  Election of NPBank Directors.

(A)           Upon consummation of the Merger and subject to compliance with all applicable legal requirements, NPB shall cause NPBank to elect the KNBT/NPB Directors (each, a “KNBT/NPBank Directors”) as directors of NPBank, effective the Effective Date, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to ensure that the KNBT/NPBank Nominees are re-elected to NPBank's Board of Directors so that they may hold such office for a period of not less than three years following the Closing.

(B)           If any KNBT/NPBank Director, or any successor, resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the third anniversary of the Closing, the KNBT/NPB Directors who are then serving on the NPBank Board, by a plurality vote, shall have the right to select the successor to such KNBT/NPBank Director, or any successor, subject to (A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being “independent” as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld).  NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

(C)           The KNBT/NPB Directors who are elected to serve on the NPBank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB who serve on the NPBank Board are compensated.

(D)           The covenants in this Section 5.08(c)(iv) shall expire if and when NPB or NPBank shall be acquired, merged or otherwise sold.

(v)  KNBT Division, KNBT Regional Board.

(A)  Upon consummation of the Merger and until consummation of the Bank Merger, NPB shall operate KNBT Bank as a Pennsylvania savings bank.  The Board of Directors of KNBT Bank (the “KNBT Bank Board”) shall, during this time period, consist of all the members of KNBT’s Board of Directors at the Effective Date and two NPB or NPBank representatives selected by NPB; KNBT’s current non-employee directors serving as directors of KNBT Bank during this time period who are not KNBT/NPB Directors or employees of NPB or any of its Subsidiaries shall receive the same compensation received by them as directors of KNBT and KNBT Bank at the date hereof. The KNBT/NPB Directors who continue to serve on the KNBT Bank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB who serve on a Subsidiary bank board are compensated.

(B)  Upon consummation of the Bank Merger, NPB shall cause NPBank to establish and operate a separate banking division called “KNBT, a Division of National Penn Bank” (the “KNBT Bank Division”).  The KNBT Bank Division will consist of all KNBT Bank's community offices in the Lehigh, Northampton, Carbon, Luzerne, Schuylkill and Monroe counties of Pennsylvania and all of NPB’s community offices in the Lehigh and Northampton, counties of Pennsylvania, subject to an office consolidation evaluation process to be undertaken by NPB and KNBT. The directors of NPBank at the time of the merger of NPBank and KNBT Bank will be the directors of NPBank.

(C)  For at least three years after the Closing Date, all offices and operations of the KNBT Bank Division will be branded, subject to NPB’s reasonable discretion, using the name “KNBT, a Division of National Penn Bank”, including without limitation all branch signage, statements, communications, business cards, stationary, brochures, web site, marketing materials, promotional items, billing and all other aspects of the KNBT Bank Division. Notwithstanding the foregoing, NPB shall be relieved from the obligations under this Section 5.08(c)(v)(C) if (i) NPB or NPBank shall be acquired, merged or otherwise sold or (ii) NPB shall undertake a new corporate wide branding/renaming charter conversion within the NPB primary market areas.

(D)  Upon consummation of the Bank Merger, NPB shall cause NPBank to establish a regional board (the “KNBT Regional Board”).  The KNBT Regional Board shall initially consist of all the directors of KNBT immediately prior to the Closing Date, including the KNBT/NPB Directors.  In accordance with NPB corporate governance procedures and guidelines, the KNBT Regional Board will have authority to recommend additional members from time to time.  NPB anticipates that the emphasis of the KNBT Regional Board will be on business development, marketing and expansion of the KNBT Bank Division.  For those KNBT Regional Board members who are not KNBT/NPB Directors, they shall receive compensation for their service on the KNBT Regional Board at $25,000 per annum (which can be a combination of retainer and meeting fees, similar to other NPB Subsidiary Boards) until the third anniversary of the Closing Date.  For KNBT Regional Board members who are KNBT/NPB Directors, their compensation shall be based on NPB’s existing fee schedule for advisory/regional boards.  NPB anticipates that the emphasis of the KNBT Regional Board will be on business development, marketing and expansion of NPB’s and its Subsidiaries’ businesses.  Other persons who may be selected for service on the KNBT Regional Board shall be compensated in accordance with NPB's standard compensation arrangements for divisional board members, which is partially fixed and partially incentive-based compensation.

(E)  NPB shall operate KNBT Bank or the KNBT Bank Division, and maintain the KNBT Regional Board at the foregoing compensation level, for a period of at least three years after the Effective Date.  This covenant shall expire if (i) NPB shall be acquired, merged or otherwise sold and the KNBT Bank Division is not continued or (ii) if agreed to by a majority vote of the KNBT Bank Board or the KNBT Regional Board on the one hand and the NPBank Board of Directors on the other.

(vi)  Indemnification, Insurance.

(A)  From and after the Effective Time, NPB shall indemnify and hold harmless each present and former director, officer, employee and agent of KNBT or a Subsidiary of KNBT, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of KNBT or, while a director, officer or employee of KNBT, is or was serving at the request of KNBT as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the BCL (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

(B)  Without limitation of the foregoing, NPB agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective article of incorporation, bylaws or similar organizational documents of KNBT or any of its Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time, provided, that nothing contained in this Section 5.08(c)(vi) shall be deemed to preclude any liquidation, consolidation or merger of NPB or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by NPB, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors of NPB then in office or by independent counsel mutually agreed upon between NPB and the Indemnified Party.

(C)  Prior to the Effective Date, NPB shall use its reasonable best efforts (and KNBT shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)  maintain directors' and officers' liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2)  obtain coverage for Prior Acts for the Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

effective at the Effective Time, in either case, providing at least the same coverage as the D&O Insurance currently maintained by KNBT and containing terms and conditions which are no less favorable to the beneficiaries, for a six-year period after the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-

year period in respect of the D&O Insurance which exceed, for the portion related to KNBT's directors and officers, 200% of the annual premium payment, as of June 30, 2007, under KNBT's current policy in effect on the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

(D)  If any claim is made against present or former directors, officers or employees of KNBT or any KNBT Subsidiary who are covered or potentially covered by insurance, neither NPBank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)  If NPB or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 5.08(c)(vi).

(F)  The provisions of this Section 5.08(c)(vi) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G)  NPB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.08(c)(vi).

5.09  Section 16 Matters.  NPB and KNBT agree that, in order to most effectively compensate and retain KNBT Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that KNBT Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of KNBT Common Stock into shares of NPB Common Stock and KNBT Stock-Based Awards into NPB Stock-Based Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.09.  Assuming that KNBT delivers to NPB the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of NPB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by KNBT Insiders of NPB Common Stock in exchange for shares of KNBT Common Stock and of NPB Stock-Based Awards in exchange for KNBT Stock-Based Awards, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.  “Section 16 Information” shall mean information accurate in all material respects regarding KNBT Insiders, the number of shares of KNBT Common Stock beneficially owned by each such KNBT Insider and expected to be exchanged for NPB Common Stock in the Merger and the number and description of KNBT Stock-Based Awards beneficially owned by each such KNBT Insider and expected to be converted into NPB Stock-Based Awards in connection with the Merger.  “KNBT Insiders” shall mean those officers and directors of KNBT who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who will be subject to such requirements in their capacity as officers and/or directors of NPB following the Merger.

ARTICLE VI

CONDITIONS

6.01  Conditions to KNBT's Obligations under this Agreement.  The obligations of KNBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by KNBT pursuant to Section 8.03 hereof:

(a)  Approval by KNBT's and NPB’s Shareholders.  This Agreement shall have been approved by the shareholders of KNBT and NPB by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)  Representations and Warranties.  The representations and warranties of NPB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.06) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.02(a) through (d), which shall be true and correct in all material respects, and Section 4.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on NPB.  KNBT shall have received a certificate signed on behalf of NPB by the Chief Executive Officer and Chief Financial Officer of NPB to the foregoing effect.

(c)  Performance of Obligations of NPB. NPB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and KNBT shall have received a certificate signed on behalf of NPB by the Chief Executive Officer and the Chief Financial Officer of NPB to the foregoing effect.

(d)  Approvals of Regulatory Authorities.  Procurement by KNBT and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any non-customary condition or requirement which would so materially and adversely impact the economic or business benefits to KNBT or NPB of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(e)  No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(g)  Tax Opinion.  KNBT shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to KNBT, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of KNBT, NPB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)  Key KNBT Management Agreements and Consulting Agreement.  Each of the Key KNBT Management Agreements and the Consulting Agreement shall have been executed and delivered by the parties thereto, and neither NPB nor NPBank shall have violated, or taken any action to renounce or repudiate, any Key KNBT Management Agreement or the Consulting Agreement.

6.02  Conditions to NPB's Obligations under this Agreement.  The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 8.03 hereof:

(a)  Approval by KNBT's and NPB’s Shareholders.  This Agreement shall have been approved by the shareholders of KNBT and NPB by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)  Representations and Warranties.  The representations and warranties of KNBT set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.06) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 3.02(a) through (d), which shall be true and correct in all material respects, and Section 3.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on KNBT.  NPB shall have received a certificate signed on behalf of KNBT by the Chief Executive Officer and Chief Financial Officer of KNBT to the foregoing effect.

(c)  Performance of Obligations of KNBT.  KNBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NPB shall have received a certificate signed on behalf of KNBT by the Chief Executive Officer and the Chief Financial Officer of KNBT to the foregoing effect.

(d)  Approvals of Regulatory Authorities.  Procurement by NPB and KNBT of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any non-customary condition or requirement which would so materially and adversely impact the economic or business benefits to NPB or KNBT of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(e)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(g)  Tax Opinion.  NPB shall have received an opinion of Reed Smith LLP, special counsel to NPB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of KNBT, NPB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII

TERMINATION

7.01  Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  By the mutual written consent of the parties hereto is a written instrument if the board of directors of each of KNBT and NPB so determines.

(b)  By NPB or KNBT:

(i) If there shall have been any breach of any representation, warranty, covenant or other obligation of the other party hereto and in either such case such breach (x) cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transaction contemplated hereby under Article VI hereof;

(ii)  If the Closing Date shall not have occurred prior to June 30, 2008 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)  If (x) any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run or (y) any Regulatory Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement or;

(iv)  If the KNBT Shareholders fail to approve this Agreement at the KNBT Shareholders Meeting or the NPB Shareholders fail to approve this Agreement at the NPB Shareholders Meeting, or in either case at any adjournment or postponement thereof.

(c)  By KNBT if its board of directors shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

7.02  Effect of Termination.  If this Agreement is terminated as provided in Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, other than Sections 5.02(c) and 8.01 hereof, which shall remain in full force and effect, and there shall be no liability on the part of NPB or KNBT or any of their respective directors and officers, except for any liability of NPB or KNBT under such sections of this Agreement and except for any liability of NPB or KNBT arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII

MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Merger and the other transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b)  If KNBT fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, KNBT shall within one Business Day of the event, pay NPB a fee of Twenty Million Dollars ($20,000,000):

(i)  KNBT terminates this Agreement pursuant to Section 7.01(c) hereof; or

(ii)  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, enters into an agreement, letter of intent or memorandum of understanding with KNBT or any KNBT Subsidiary which relates to an Acquisition Proposal; or

(iii)  KNBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal; or

(iv)  the KNBT shareholders fail to approve this Agreement at the KNBT Shareholders Meeting, or the KNBT Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)  the KNBT Board of Directors shall have (x)  failed to recommend approval of this Agreement by the shareholders of KNBT, (y)  withdrawn or modified its recommendation that KNBT shareholders approve this Agreement or (z) recommended that the shareholders of KNBT approve or accept an Acquisition Proposal with any Person other than NPB or an Affiliate of NPB; or

(B)  KNBT shall have materially breached its obligation under Section 5.08(a) by failing to call, give notice of, convene and hold the KNBT Shareholders Meeting in accordance with Section 5.08(a); or

(C)  any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, shall have publicly announced, communicated or made know its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 20 days prior to the KNBT Shareholders Meeting.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Effective Time.  Notwithstanding the foregoing, Sections 1.02(d), 1.03, 2.04, 2.05, 2.06 and 5.08(c)(iii), (iv), (v) and (vi) shall survive the Closing.

8.03  Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by KNBT shareholders if and to the extent permitted by applicable law), the parties may:

(a)  amend this Agreement;

(b)  extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)  to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04  Entire Agreement.

(a)  This Agreement, including the exhibits and the disclosure schedules hereto and the other documents referred to herein, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter, other than the Confidentiality Agreement.

(b)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that (x) the KNBT Bank Board Members may enforce the provisions of Sections 1.02(d), 1.03, 2.04, 2.05, 2.06, 5.08(c)(iii), (iv), (v) and (vi); and (y) and any Indemnified Party may enforce Section 5.08(c)(vi).

8.05  No Assignment.  Neither party hereto may assign this Agreement or any of its rights or obligations hereunder to any other person (whether by operation of law or otherwise), without the prior written consent of the other party hereto.

8.06  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)  If to NPB or NPBank, to:

National Penn Bancshares, Inc.
National Penn Bank
Philadelphia and Reading Avenues
P.O. Box 547
Boyertown, Pennsylvania  19512-0547

Attention:                                Wayne R. Weidner, Chairman
                   Glenn E. Moyer, President and CEO

Telecopy No.:  610-369-6349

with a copy to:

Lori L. Lasher, Esq.
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA  19103

Telecopy No.:  215-851-1420

(b)  If to KNBT, to:

KNBT Bancorp, Inc.
90 Highland Ave.
Bethlehem, Pennsylvania  18017

Attention:                                Jeffrey P. Feather, Chairman
                   Scott V. Fainor, President and CEO

Telecopy No.:  610-861-5721

with a copy to:

Philip R. Bevan, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005

Telecopy No.:  (202) 347-2172

8.07  Disclosure Schedules.  Information contained on either the KNBT Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.10  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders.  Upon any such determination, NPB and KNBT shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12  Interpretation.  Each of NPB and KNBT acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

(Corporate Seal)

By:/s/ Glenn E. Moyer
Glenn E. Moyer
President and CEO

Attest:/s/ Sandra L. Spayd
Sandra L. Spayd
Corporate Secretary

KNBT BANCORP, INC.

(Corporate Seal)

By:/s/ Jeffrey P. Feather
Jeffrey P. Feather
Chairman of the Board

By:/s/ Scott V. Fainor
Scott V. Fainor
President and CEO

Attest:/s/ Michele A. Linsky
Michele A. Linsky
Corporate Secretary

Annex B

KNBT Letter Agreement

September 6, 2007

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania  19512

Ladies and Gentlemen:

National Penn Bancshares, Inc. (“NPB”) and KNBT Bancorp, Inc. (“KNBT”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of September 6, 2007 (the “Agreement”).

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) KNBT will merge with and into NPB, with NPB surviving the merger (the “Merger”); (b) shareholders of KNBT will receive shares of NPB common stock in exchange for their shares of KNBT common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of KNBT options will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of KNBT outstanding on the closing date.

I have been advised that I may be deemed to be an “affiliate” of KNBT for purposes of certain rules issued by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

I understand that NPB is requiring, as a condition to its execution and delivery to KNBT of the Agreement, that I execute and deliver to NPB this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.            I agree to vote or cause to be voted for approval of the Agreement all shares of KNBT common stock over which I exercise sole or shared voting power, excluding any such shares that I am acting over as a fiduciary other than those which are held in IRAs for my benefit.

2.           Through the earlier of (a) the receipt of the requisite approval of the Agreement by the shareholders of NPB and KNBT or (b) the termination of the Agreement pursuant to Article VII thereof, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of KNBT common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of KNBT common stock; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

National Penn Bancshares, Inc.
September 6, 2007

3.           I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of KNBT for options to acquire such number of shares of common stock of NPB, and at such per share exercise price, as is provided in Section 2.06 of the Agreement, and otherwise, except as provided under the terms of the Agreement, on the same terms and conditions as the exchanged KNBT options (unless I shall have exercised any such option prior to the completion of the Merger).

4.           I have sole or shared voting power over the number of shares of KNBT common stock, and hold stock options for the number of shares of KNBT common stock, if any, set forth below opposite my signature line.  NPB recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

5.           I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Merger, except:

(a)           at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

(b)           within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145") or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

(c)           in a transaction which, in an opinion of counsel reasonably satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

6.           NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.  In addition, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to respond promptly to any requests from NPB’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by NPB from me.

National Penn Bancshares, Inc.
September 6, 2007

7.           I agree that neither KNBT nor NPB shall be bound by any attempted sale of any shares of KNBT common stock or NPB common stock, respectively, and KNBT’s and NPB’s transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that (a) any certificate representing shares of NPB common stock received by me pursuant to the Merger may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement; and (b) any shares of NPB common stock received by me pursuant to the Merger in the form of book-entry shares may be subject to a stop order consistent with the terms of this Letter Agreement.  I understand that upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such stop orders to be lifted.  If at any point in time I hold certificates representing shares of NPB common stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

8.           I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Merger.

9.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

For the avoidance of doubt, I acknowledge that any references herein to KNBT common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of KNBT common stock, which occur prior to the completion of the Merger or the termination of this Letter Agreement, whichever occurs first.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of KNBT, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of KNBT or in any other fiduciary capacity.  In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of KNBT.

National Penn Bancshares, Inc.
September 6, 2007

This Letter Agreement shall be effective upon acceptance by NPB.

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National Penn Bancshares, Inc.
September 6, 2007

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Number of shares held:
Sole voting power:	________
Shared voting power:	________

Number of shares subject
to stock options:	________

Number of pledged
shares:	________

__________________________	_________________________________
Witness:	[Name]

Accepted:

NATIONAL PENN BANCSHARES, INC.

By:___________________________
Name:
Title:

Annex C

NPB Letter Agreement

September 6, 2007

KNBT Bancorp, Inc.
90 Highland Ave.
Bethlehem, Pennsylvania  18017

Ladies and Gentlemen:

National Penn Bancshares, Inc. (“NPB”) and KNBT Bancorp, Inc. (“KNBT”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of September 6, 2007 (the "Agreement").

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) KNBT will merge with and into NPB, with NPB surviving the merger (the “Merger”); (b) shareholders of KNBT will receive shares of NPB common stock in exchange for their shares of KNBT common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of KNBT options will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of KNBT outstanding on the closing date.

I have been advised that I may be deemed to be an “affiliate” of NPB for purposes of certain rules issued by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

I understand that KNBT is requiring, as a condition to its execution and delivery to NPB of the Agreement, that I execute and deliver to KNBT this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.            I agree to vote or cause to be voted for approval of the Agreement all shares of NPB common stock over which I exercise sole or shared voting power, excluding any such shares that I am acting over as a fiduciary other than those which are held in IRAs for my benefit.

2.           Through the earlier of (a) the receipt of the requisite approval of the Agreement by the shareholders of NPB and KNBT or (b) the termination of the Agreement pursuant to Article VII thereof, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of NPB common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of NPB common stock; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

KNBT Bancorp, Inc.
September 6, 2007

3.           I have sole or shared voting power over the number of shares of NPB common stock, and hold stock options for the number of shares of NPB common stock, if any, set forth below opposite my signature line.  KNBT recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

4.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

For the avoidance of doubt, I acknowledge that any references herein to NPB common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of NPB common stock, which occur prior to the completion of the Merger or the termination of this Letter Agreement, whichever occurs first.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of NPB, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of NPB or in any other fiduciary capacity.  In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of NPB.

This Letter Agreement shall be effective upon acceptance by KNBT.

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KNBT Bancorp, Inc.
September 6, 2007

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to KNBT’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Number of shares held:
Sole voting power:	________
Shared voting power:	________

Number of shares subject
to stock options:	________

Number of pledged
shares:	________

__________________________	_________________________________
Witness:	[Name]

Accepted:

KNBT BANCORP, INC.

By:___________________________
Name:
Title:

Annex D
JANNEY MONTGOMERY SCOTT LLC

I  N  V  E  S  T  M  E  N  T     B  A  N  K  I  N  G

Established 1832

September 6, 2007

The Board of Directors
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, PA  19512-0547

Members of the Board:

National Penn Bancshares, Inc (“NPB”) and KNBT Bancorp, Inc. (“KNBT”) have entered into an Agreement and Plan of Merger (“Agreement”) providing for the merger of KNBT with and into NPB (the “Merger”).  The proposed merger consideration is outlined in the Agreement dated September 6, 2007 and provides that the holders of KNBT common stock will receive 1.00 share of NPB for each share of KNBT which is more fully described in Article II of the Agreement.  You have asked our opinion, as of the date hereof, whether the merger consideration pursuant to the Merger is fair, from a financial point of view, to the shareholders of NPB common stock.

Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.  We have acted as financial advisor to NPB in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger.  NPB has agreed to indemnify us for certain liabilities arising out of rendering this opinion.  In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of NPB or KNBT for our own account or for the accounts of our customers.

In rendering our opinion, we have, among other things:

(a)	reviewed the historical financial performances, current financial positions and general prospects of NPB and KNBT;

(b)
considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings per share and tangible book value per share of NPB Common Stock;

1801 Market Street
Philadelphia, PA 19103-1675
Tel 215.665.6180
Fax 215.665.6197

Members New York Stock Exchange, Inc.
Other Principal Exchanges

JANNEY MONTGOMERY SCOTT LLC

I  N  V  E  S  T  M  E  N  T     B  A  N  K  I  N  G

 The Board of Directors
National Penn Bancshares, Inc.

(c)
to the extent deemed relevant, analyzed selected public information of certain other bank and thrift holding companies and compared NPB and KNBT from a financial point of view to these other bank and thrift holding companies;

(d)	reviewed the historical market price ranges and trading activity performance of the common stock of NPB and KNBT;

(e)	reviewed publicly - available information such as annual reports, quarterly reports and SEC filings;

(f)	compared the terms of the Merger with the terms of certain other comparable merger and acquisition transactions to the extent information concerning such acquisitions was publicly available;

(g)	discussed with certain members of senior management of NPB the strategic aspects of the Merger, including, but not limited to, estimated cost savings from the Merger;

(h)	reviewed the Agreement; and

(i)	performed such other analyses and examinations as we deemed necessary.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by NPB or KNBT or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of management of NPB and KNBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken any independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NPB or KNBT or any of their subsidiaries, or the ability to collect any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make any independent evaluation of the adequacy of the allowance for loan losses of NPB or KNBT or any of their subsidiaries nor have we reviewed any individual credit files and have assumed that their respective allowance for loan losses are adequate to cover such losses.  With respect to the financial projections, NPB’s and KNBT’s management have confirmed that they reflect the best currently available estimates and judgments of such management of the future financial performance of NPB and KNBT respectively, and we have assumed that such performance will be achieved.  We express no opinion as to such financial projections or the assumptions on which they are based.  We have also assumed that there has been no change in NPB’s or KNBT’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material

JANNEY MONTGOMERY SCOTT LLC

I  N  V  E  S  T  M  E  N  T     B  A  N  K  I  N  G

 The Board of Directors
National Penn Bancshares, Inc.

to our analysis that NPB and KNBT will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the Merger Agreement are not waived.

Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of NPB and KNBT as they exist and are known to us on the date hereof.  Furthermore, this opinion does not represent our opinion as to what the value of NPB necessarily will be when the NPB Common Stock is issued to KNBT shareholders upon consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of NPB.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC

Annex E

I n v e s t m e n t B a n k i n g G r o u p

September 6, 2007

Board of Directors
KNBT Bancorp., Inc.
90 Highland Avenue
Bethlehem, PA 18017

Ladies and Gentlemen:

KNBT Bancorp., Inc. (“KNBT”) and National Penn Bancshares, Inc. (“National Penn”) have entered into an Agreement and Plan of Merger, dated as of September 6, 2007 (the “Agreement”), pursuant to which KNBT will merge with and into National Penn, with National Penn as the surviving entity (the “Merger”).  Under the terms of the Agreement, upon consummation of the Merger, each share of KNBT common stock, issued and outstanding immediately prior to the Merger, (the “KNBT Common Stock”), other than certain shares specified in the Agreement, will be converted into and exchanged for the right to receive 1.00 shares of National Penn Common Stock (the “Merger Consideration”), which will be increased to 1.03 shares of National Penn Common Stock following a 3% stock dividend to be paid by National Penn on September 28, 2007 (as adjusted, the “Exchange Ratio” and together with the cash to be paid for fractional shares, the “Merger Consideration”).  The terms of the Merger are more fully described in the Agreement.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of KNBT Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of KNBT that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of National Penn that we deemed relevant; (iv) an internal budget for KNBT for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of KNBT and management guidance on growth and performance estimates for the years thereafter; (v) publicly available earnings estimates for National

Penn for the years ending December 31, 2007 and 2008 as published by I/B/E/S and an estimated growth rate for the years thereafter; (vi) the pro forma financial impact of the Merger on National Penn based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of KNBT and National Penn; (vii) the publicly reported historical price and trading activity for KNBT’s and National Penn’s respective common stock, including a comparison of certain financial and stock market information for KNBT and National Penn with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of KNBT the business, financial condition, results of operations and prospects of KNBT and held similar discussions with certain members of senior management of National Penn regarding the business, financial condition, results of operations and prospects of National Penn.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by KNBT and National Penn or its respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of the management of KNBT and National Penn that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of KNBT and National Penn or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of KNBT and National Penn nor have we reviewed any individual credit files relating to KNBT and National Penn.  We have assumed, with your consent, that the allowance for loan losses for KNBT and National Penn are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal budget and management guidance for KNBT and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of KNBT and National Penn and used by Sandler O’Neill in its analyses, KNBT’s and National Penn’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of KNBT and National Penn and we assumed that such performance would be achieved.  We express no opinion as to the budget we received or the guidance provided by management and estimates or the assumptions on which they are based.  We have also assumed that there has been no material change in KNBT’s and National Penn’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that KNBT and National Penn will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice KNBT has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of National Penn’s common stock will be when issued to KNBT’s shareholders pursuant to the Agreement or the prices at which KNBT’s and National Penn’s common stock may trade at any time.

We have acted as KNBT’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion.  KNBT has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to KNBT and National Penn and their affiliates.  We may also actively trade the equity or debt securities of KNBT and National Penn or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of KNBT in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of KNBT as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of KNBT Common Stock and does not address the underlying business decision of KNBT to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for KNBT or the effect of any other transaction in which KNBT might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of KNBT’s Common Stock from a financial point of view.

Very truly yours,